Exhibit 10.1

Execution Version

CAPACITY PURCHASE AGREEMENT

BETWEEN

CONTINENTAL AIRLINES, INC.

AND

EXPRESSJET AIRLINES, INC.

DATED AS OF NOVEMBER 12, 2010

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SCHEDULE 1:	Covered Aircraft
SCHEDULE 2:	Transition Aircraft and Spare Engines
SCHEDULE 3:	Compensation for Capacity Purchase
SCHEDULE 4:	Return Aircraft Sublease — Supplemental Terms

EXHIBIT A:	Definitions
EXHIBIT B:	Form of Amended and Restated Covered Aircraft Sublease
EXHIBIT C:	Master Facility and Ground Handling Agreement
EXHIBIT D:	Terms of Codeshare Arrangements
EXHIBIT E:	Non-Revenue Pass Travel Privileges
EXHIBIT F:	Fuel Purchasing Agreement
EXHIBIT G:	Use of Continental Marks
EXHIBIT H:	Use of Contractor Marks
EXHIBIT I:	Catering Standards
EXHIBIT J:	Reasonable Operating Constraints and Conditions
EXHIBIT K:	Ticket Handling Terms
EXHIBIT L:	Fuel Efficiency Program
EXHIBIT M:	Form of Guarantee
EXHIBIT N:	Administrative Support and Information Services
EXHIBIT O:	[Intentionally omitted]
EXHIBIT P:	Form of Storage Sublease

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CAPACITY PURCHASE AGREEMENT

This Capacity Purchase Agreement (this “Agreement”), dated as of November 12, 2010, is between Continental Airlines, Inc., a Delaware corporation and ExpressJet Airlines, Inc., a Delaware corporation.

WHEREAS, Contractor, certain of its Affiliates and Continental are parties to that certain Amended and Restated Capacity Purchase Agreement, dated as of April 17, 2002, as amended (the “Existing CPA”);

WHEREAS, the Existing CPA will terminate contemporaneously with the execution and delivery of this Agreement pursuant to that certain Letter Agreement, dated as of August 3, 2010, between Continental and Parent; and

WHEREAS, the parties are entering into Ancillary Agreements (as defined herein), including aircraft leases, in each case as an integral part of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Schedules, Appendices and Exhibits to this Agreement) shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
CAPACITY PURCHASE, SCHEDULES AND FARES

Section 2.01                                Capacity Purchase.  Continental agrees to purchase the capacity of each Covered Aircraft for the period beginning on the date such aircraft becomes a Covered Aircraft under this Agreement and ending on the earlier of (i) the sublease or lease expiration date, as applicable, for such aircraft on Schedule 1 and (ii) the date on which such aircraft is withdrawn pursuant to a Wind-Down Schedule or otherwise withdrawn from this Agreement, as such date may be extended, shortened or otherwise modified pursuant to the terms of this Agreement, all under the terms and conditions set forth herein and for the consideration described in Article III.  Subject to the terms and conditions of this Agreement, Contractor shall provide all of the capacity of the Covered Aircraft solely to Continental and use the Covered Aircraft solely to operate the Scheduled Flights.

(a)                                  Fares, Rules and Seat Inventory.  Continental shall establish and publish all fares and related tariff rules for all seats on the Covered Aircraft.  Contractor shall not publish any fares, tariffs, or related information for the Covered Aircraft.  In addition, subject to the terms and conditions of the Non-Revenue Pass Travel Privileges attached hereto as Exhibit E, Continental shall have complete control over all seat inventory and inventory and revenue management decisions for the Covered Aircraft, including overbooking levels, discount seat levels and allocation of seats among various fare buckets.

(b)                                 Flight Schedules.  Subject to the terms and conditions of this Agreement, Continental shall, in its sole discretion, establish and publish all schedules for the Covered Aircraft (such scheduled flights, flights otherwise made at Continental’s request, Maintenance Flights and any flights using Spare Aircraft, referred to herein collectively as “Scheduled Flights”), including determining the city-pairs served, frequencies, utilization and timing of scheduled arrivals and departures, and shall, in its sole discretion, make all determinations regarding the establishment and scheduling of any flights other than Scheduled Flights; provided, that such schedules shall be subject to Reasonable Operating Constraints and Conditions.  Continental shall also be entitled, in its sole discretion and at any time prior to takeoff, to direct Contractor to delay or cancel a Scheduled Flight, including without limitation for delays and cancellations that are ATC or weather related, and Contractor shall take all necessary action to give effect to any such direction.  Not later than the fourth Wednesday of each calendar month, Continental shall provide Contractor with a planned flight schedule for the Covered Aircraft (other than Spare Aircraft), taking into account Reasonable Operating Constraints and Conditions, for each of the next four months (the “Proposed Schedule”).  On the fourth Friday of each calendar month, Contractor and Continental shall meet to review the Proposed Schedule.  At such meeting, Continental shall review and consider any changes to the Proposed Schedule suggested by Contractor.  Not later than five Business Days prior to the beginning of each calendar month, or, if later, the day after such meeting, Continental will deliver to Contractor the Final Monthly Schedule.  Following such monthly meetings, delivery of the Final Monthly Schedule and consideration by Continental of such changes to the Proposed Schedule as suggested by Contractor, however, Continental may make such adjustments to the proposed Final Monthly Schedule as it deems appropriate (subject to Reasonable Operating Constraints and Conditions).

(c)                                  Maintenance Flights.  Notwithstanding anything to the contrary contained in this Section 2.01, Contractor shall be entitled to use the Covered Aircraft (i) for the purpose of flying maintenance flights as required to facilitate the proper maintenance of the Covered Aircraft and (ii) for a reasonable number of ferry flights to accommodate Scheduled Flights, in each case, consistent with past practice (all such flights referred to as “Maintenance Flights”).

(d)                                 Spare Aircraft.  Notwithstanding anything to the contrary contained in this Section 2.01, Contractor shall maintain one Spare Aircraft to operate Scheduled Flights at each Continental Hub Airport where Contractor provides Regional Airlines Services.  Contractor shall be entitled to use the Spare Aircraft in Contractor’s reasonable discretion to replace another aircraft in the operation of a flight scheduled in the Final Monthly Schedule.  In addition, subject to applicable Reasonable Operating Constraints and Conditions, Contractor shall use such Spare Aircraft to operate flights as directed by Continental (unless such Spare Aircraft was, prior to such direction by Continental, already scheduled as contemplated by the immediately preceding sentence), including flights originally scheduled to be operated by other Continental service providers.

Section 2.02                                Flight-Related Revenues.  Contractor acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, including without limitation (a) revenues relating to the transportation of cargo or mail by Covered Aircraft, (b) revenues associated with food, beverage, duty-free services and

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other onboard and related products provided in connection with the operation of Covered Aircraft, (c) guaranteed or incentive payments from airport, state, local or municipal authorities in connection with scheduling flights of Covered Aircraft to such airport or locality (including without limitation incentive payments and grants paid or payable to Continental or Contractor in connection with or determined by any job growth deemed to result from any Scheduled Flights) (collectively, “Flight Related Revenue”) are the sole property of and shall be retained by Continental or, if received by Contractor or any of its Affiliates, shall be promptly remitted to Continental.  The parties agree that Flight Related Revenue shall not include manufacturer rebates or other incentives attributable to the acquisition by Contractor of a Covered Aircraft.  Contractor agrees that it shall reasonably cooperate with Continental so as to permit Continental to receive all Flight Related Revenue (and Continental agrees to promptly reimburse Contractor for the reasonable out-of-pocket expenses incurred by Contractor in connection therewith).  Contractor’s and its Affiliate’s obligations to remit funds under this Section 2.02 shall only apply to the extent Contractor or its Affiliates actually receives Flight Related Revenue.

Section 2.03                                Pass Travel.  All pass travel and other non-revenue travel on any Scheduled Flight or other flight operated by Continental shall be administered in accordance with the Non-Revenue Pass Travel Privileges policy attached hereto as Exhibit E.

Section 2.04                                Additional Aircraft.

(a)                                  At any time during the period beginning on the Effective Date and ending on the earliest of (1) the eleventh anniversary of the Effective Date, with respect to any Expiration Aircraft (as defined below), (2) the tenth anniversary of the Effective Date, with respect to any Growth Aircraft (as defined below), and (3) the occurrence of a Termination Date pursuant to Section 8.02, with respect to any Additional Aircraft (as defined below), if Continental (i) replaces, or continues to operate within Continental’s regional airline service, one or more Covered Aircraft for which the Covered Aircraft Sublease terminates on or prior to the tenth anniversary of the Effective Date (other than a termination of such Covered Aircraft Sublease resulting directly from a breach of the applicable Covered Aircraft Sublease by Contractor or pursuant to Section 8.02(a), 8.02(b) or 8.02(d) of this Agreement) (an “Expiration Aircraft”), or (ii) begins the use of additional regional aircraft in Continental’s regional airline service (other than an aircraft that was previously withdrawn pursuant to Section 2.07(b)) (a “Growth Aircraft” and, together with the Expiration Aircraft but subject to Section 2.04(b), an “Additional Aircraft”), and, in each case, (iii) immediately after giving effect to the inclusion of such Additional Aircraft in Continental’s regional airline service, if less than the Minimum Percentage (as adjusted pursuant to Section 2.04(c)) of the regional aircraft used in Continental’s regional airline service are CPA Aircraft, then, at least 18 months (or such lesser period as available aircraft or aircraft delivery positions may allow, as determined by Continental in its reasonable discretion) prior to the entry of such Additional Aircraft into Continental’s regional airline service, Continental agrees to give Contractor written notice of its intention to use such Additional Aircraft, and to offer Contractor and its Affiliates the opportunity to bid on such Additional Aircraft.  In that regard, from time to time, at the request of Continental, Contractor will promptly provide Continental with a schedule of aircraft delivery positions available to Contractor.  If, at the time the foregoing notice is given and at the time of any award referenced below, (A) Contractor (or, if applicable, its Affiliate) has consistently satisfied in all material respects the standards of care and service described in Section 4.03 in connection with its

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obligations under this Agreement and any other similar agreement between Continental, Contractor or any of their respective Affiliates related to any CPA Aircraft (it being understood that any repeated failure to correct any violation of any standard of care and service reasonably asserted by Continental to be material shall be deemed to be a material failure) and otherwise complied in all material respects with the terms of such agreement and any ancillary agreements, except to the extent such non-compliance directly results from material circumstances outside of Contractor’s or such Affiliate’s reasonable control, and (B) Continental and Contractor (or, if applicable, Contractor’s Affiliate), each acting reasonably, agree on economic terms and conditions relating to such Additional Aircraft, then Contractor (or, at the election of Contractor, its Affiliates) shall be awarded all or a portion of the Additional Aircraft such that, after giving effect to such Additional Aircraft, the number of CPA Aircraft is at least the Minimum Percentage (as adjusted pursuant to Section 2.04(c)) of the regional aircraft used in Continental’s regional airline service; provided, that if Continental shall have issued a request for proposal or otherwise conducted a bid process for such Additional Aircraft, then Continental shall be deemed to be acting reasonably if it refuses to agree with Contractor to terms and conditions that are less beneficial to Continental than the terms and conditions contained in the bona fide bid of any third party to which Continental in good faith would intend to award the Additional Aircraft, after providing Contractor with a certificate signed by an authorized officer of Continental setting forth the material terms of such bid (specifically including all terms material and beneficial to Contractor) and providing Contractor not less than 20 days to review and match such bid.  If Contractor (or, at the election of Contractor, its Affiliate) is awarded any Additional Aircraft, then within 30 days after such award Contractor or such Affiliate and Continental shall use their respective commercially reasonable efforts to enter into a separate capacity purchase agreement (and accompanying ancillary agreements) or amend an existing capacity purchase agreement (and accompanying ancillary agreements) for such Additional Aircraft reflecting the agreed-upon terms and conditions and otherwise being in a form substantially similar to the terms and conditions set forth herein and in the Ancillary Agreements; provided, that unless otherwise agreed by the parties, such separate agreement shall not contain provisions substantially similar to this Section 2.04 or Sections 2.06, 2.11, 6.04, 6.05 or 10.01 and, in any provision substantially similar to Section 6.01(a), all references to $*** million shall be $*** million with respect to any aircraft with more than 50 passenger seats; and provided further, that if Contractor or such Affiliate and Continental do not enter into such separate capacity purchase agreement (and accompanying ancillary agreements) or amend an existing capacity purchase agreement (and accompanying ancillary agreements) within such 30-day period with respect to any Additional Aircraft, unless due to Continental’s bad faith, then Continental shall have the option to cancel the award of such Additional Aircraft to Contractor or such Affiliate and thereafter to award such Additional Aircraft to any other party.  For the purposes of this Section 2.04, references to Continental shall be deemed to include United.

(b)                                 Notwithstanding anything to the contrary in this Section 2.04, (u) Contractor’s rights arising pursuant to this Section 2.04 shall be subordinate to its rights arising pursuant to Section 2.08; (v) the term “Additional Aircraft” shall not include (I) any aircraft that enters Continental’s regional airline service as a result of any merger, combination or similar transaction (other than an acquisition) of, with or by Continental or its Affiliates, (II) any aircraft that enters Continental’s regional airline service as a result of the acquisition by Continental or its Affiliates of all or substantially all of the assets of another air carrier, or (III) any Replacement Aircraft, Charter Aircraft or United Aircraft that becomes Covered

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Aircraft under this Agreement, any Affiliate CPA or any separate capacity purchase agreement between Continental and Contractor or Contractor’s Affiliate, pursuant to Section 2.05 or 2.06 of this Agreement; (w) the term “Growth Aircraft” shall not include (I) any Expiration Aircraft, (II) any other aircraft that is already in service in Continental’s regional airline service pursuant to an agreement that is being extended or (III) any Make-Whole Aircraft; (x) the phrase “regional aircraft used in Continental’s regional airline service” (and similar phrases) shall (I) include only (A) Continental-branded regional aircraft (or any successor branded regional aircraft) flying in and out of domestic Continental Hub Airports or other domestic regional airline routes and (B) regional aircraft operated by Gulfstream International Airlines exclusively for flights for which the primary airline code is Continental’s code (or Continental’s successor code) and (II) exclude (A) any aircraft operated directly by Continental (or any successor of Continental) and (B) any aircraft that becomes subject to a Capacity Purchase Arrangement as a result of any matching rights, rights of first refusal, rights of last look or similar rights to operate future aircraft contained in any Capacity Purchase Arrangement between United and SkyWest Airlines, Inc. in effect as of the Effective Date (which amount described in this clause (x), as of the Effective Date, constituted *** aircraft); (y) the phrase “replaces … Covered Aircraft” in clause (i) of Section 2.04(a) shall refer to an aircraft (but not more than one) that enters Continental’s regional airline service within six months after a Covered Aircraft exits such service following the termination of the Covered Aircraft Sublease as described in clause (i) of Section 2.04(a); and (z) references to the termination of a Covered Aircraft Sublease (and similar phrases) shall mean the termination of such sublease at the end of the base term or, if applicable, any extension terms pursuant to the terms thereof.

(c)                                  The “Minimum Percentage” shall be equal to ***% as of the Effective Date, and shall be reduced by ***% (e.g., to ***% for the first aircraft) for (i) each Additional Aircraft that does not become a CPA Aircraft pursuant to Section 2.04(a) or Section 2.08(h), as the case may be, as a result of (x) Contractor’s or, if applicable, its Affiliate’s failure to agree to terms and conditions that are as beneficial to Continental as the terms and conditions contained in a bona fide bid of any third party to which Continental in good faith would intend to award the Additional Aircraft, after providing Contractor with a certificate signed by an authorized officer of Continental setting forth the material terms of such bid (specifically including all terms material and beneficial to Contractor) and providing Contractor not less than 20 days to review and match such bid and agree to such terms and conditions as contemplated under Section 2.04(a) or Section 2.08(h), as the case may be; provided, that Continental does in fact award the Additional Aircraft to such third party under the terms of such bona fide bid, (y) Contractor’s or, if applicable, its Affiliate’s failure to enter into a separate capacity purchase agreement (and accompanying ancillary agreements) within the 30-day period referenced in Section 2.04(a) or Section 2.08(h), as the case may be, due to its bad faith, or (z) Contractor’s or, if applicable, its Affiliate’s failure to procure and provide such Additional Aircraft pursuant to such separate capacity purchase agreement (and accompanying ancillary agreements) as contemplated under Section 2.04(a) or Section 2.08(h), as the case may be, (it being understood that any failure of Contractor or, if applicable, its Affiliate to provide or enter into an agreement with respect to a Replacement Aircraft pursuant to Section 2.05 or with respect to a Make-Whole Aircraft, in each case, shall not constitute a failure for purposes of this Section 2.04(c)), (ii) each CPA Aircraft that ceases to be operated by Contractor or its Affiliates as a result of (A) a default under the applicable Capacity Purchase Arrangement, (B) such Affiliate ceasing to be an affiliate of Contractor or (C) withdrawal by Continental pursuant to Section 2.07(b); provided, that the

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Minimum Percentage shall be increased by ***% at such time, if any, that such aircraft is returned to service as a Covered Aircraft pursuant to Section 2.07(e), and (iii) each Covered Aircraft subject to bid pursuant to Section 2.11 that is withdrawn pursuant to Section 2.11 as a result of Contractor’s failure to agree to base and incentive compensation rates that are as beneficial to Continental as the base and incentive compensation rates contained in a bona fide bid of any third party to which Continental in good faith would intend to award the Covered Aircraft, after providing Contractor with a certificate signed by an authorized officer of Continental setting forth the material terms of such bid (specifically including all terms material and beneficial to Contractor) and providing Contractor not less than 20 days to review and match such bid and agree to such base and incentive compensation rates as contemplated under Section 2.11; provided, that Continental does in fact award such aircraft to such third party under the terms of the bona fide bid.  In addition, at any time that aircraft enter Continental’s regional airline service pursuant to clauses (v)(I) or (v)(II) of Section 2.04(b), then (A) all references in this Section 2.04 to “Continental branded regional aircraft,” “Continental’s code,” “directly operated by Continental” and “Continental regional airlines service” (and, in each case, similar phrases) shall mean the regional aircraft, code or services, as the case may be, applicable to the surviving entity (or entities) of such acquisition, merger, combination or similar transaction and (B) the then-applicable Minimum Percentage and the ***% referenced in this Section 2.04(c) shall each be adjusted by multiplying it by a fraction, the numerator of which shall be the total number of “regional aircraft used in Continental’s regional airline service” immediately before such acquisition, merger, combination or other similar transaction, and the denominator of which shall be the total number of “regional aircraft used in Continental’s regional airline service” immediately after such acquisition, merger, combination or other similar transaction.

(d)                                 Prior to the tenth anniversary of the Effective Date, Continental shall offer Contractor and its Affiliates the opportunity to bid on an aggregate of 15 Additional Aircraft in accordance with and subject to the limitations, terms and conditions contained in this Section 2.04(d).  At least 18 months (or such lesser period as available aircraft or aircraft delivery positions may allow, as determined by Continental in its reasonable discretion) prior to the entry of such Additional Aircraft into Continental’s regional airline service, Continental shall give Contractor written notice of its intention to use such Additional Aircraft.  If, at the time the foregoing notice is given and at the time of any award referenced below, (A) Contractor (or, if applicable, its Affiliate) has consistently satisfied in all material respects the standards of care and service described in Section 4.03 in connection with its obligations under this Agreement and any other similar agreement among Continental, Contractor or any of their respective Affiliates related to any CPA Aircraft (it being understood that any repeated failure to correct any violation of any standard of care and service reasonably asserted by Continental to be material shall be deemed to be a material failure) and otherwise complied in all material respects with the terms of this Agreement and the Ancillary Agreements, except to the extent such non-compliance directly results from material circumstances outside of Contractor’s or such Affiliate’s reasonable control, and (B) Continental and Contractor (or, if applicable, Contractor’s Affiliate), each acting reasonably, agree on economic terms and conditions relating to such Additional Aircraft, then Contractor (or, at the election of Contractor, its Affiliates) shall be awarded such Additional Aircraft (each such awarded Additional Aircraft, a “Make-Whole Aircraft”); provided, that if Continental shall have issued a request for proposal or otherwise conducted a bid process for such Additional Aircraft, then Continental shall be deemed to be acting reasonably if it refuses to agree with Contractor to terms and conditions that are less

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beneficial to Continental than the terms and conditions contained in the bona fide bid of any third party to which Continental in good faith would intend to award the Additional Aircraft, after providing Contractor with a certificate signed by an authorized officer of Continental setting forth the material terms of such bid (specifically including all terms material and beneficial to Contractor) and providing Contractor not less than 20 days to review and match such bid.  Within 30 days after the award of such Make-Whole Aircraft, Contractor or such Affiliate and Continental shall use their respective commercially reasonable efforts to enter into a separate capacity purchase agreement (and accompanying ancillary agreements) or amend an existing capacity purchase agreement (and accompanying ancillary agreements) for such Make-Whole Aircraft reflecting the agreed-upon terms and conditions and otherwise being in a form substantially similar to the terms and conditions set forth herein and in the Ancillary Agreements; provided, that unless otherwise agreed by the parties, such separate agreement shall have a term of at least 10 years and shall not contain provisions substantially similar to this Section 2.04 or Sections 2.06, 2.11, 6.04, 6.05 or 10.01 and, in any provision substantially similar to Section 6.01(a), all references to $*** million shall be $*** million with respect to any aircraft with more than 50 passenger seats; and provided further, that if Contractor or such Affiliate and Continental do not enter into such separate capacity purchase agreement (and accompanying ancillary agreements) or amend an existing capacity purchase agreement (and accompanying ancillary agreements) within such 30-day period with respect to any Additional Aircraft, unless due to Continental’s bad faith, then Continental shall have the option to cancel the award of such Additional Aircraft to Contractor or such Affiliate and thereafter to award such Additional Aircraft to any other party; provided, that if Continental has issued a request for proposal or otherwise conducted a bid process and Contractor fails to match a bona fide bid as provided above, the award right of Contractor shall not be reduced if Continental does not in fact award such Additional Aircraft to such third party under the terms of such bona fide bid.  For the avoidance of doubt, Continental’s obligations under this Section 2.04(d) are in addition to Contractor’s rights under Section 2.04(a), but Continental may satisfy such obligations in connection with one or more opportunities to bid on Additional Aircraft pursuant to Section 2.04(a); provided, that the requirements of this Section 2.04(d) are also satisfied; and provided further, that Continental shall provide notice to Contractor not later than the date of any award of such aircraft that (a) such Additional Aircraft awarded shall constitute Make-Whole Aircraft, and such Make-Whole Aircraft shall not be counted in determining whether the Minimum Percentage has been met pursuant to Section 2.04(a) or (b) in the event that such Additional Aircraft are not awarded to Contractor, that, subject to the terms of this clause (d), the award right of Contractor pursuant to this Section 2.04(d) shall be reduced without otherwise reducing the Minimum Percentage as provided in Section 2.04(c).

(e)                                  With respect to any “request for proposal” or “RFP” issued by Continental to multiple parties prior to the tenth anniversary of the Effective Date for aircraft in circumstances in which the condition set forth in clause (iii) of Section 2.04(a) is not met, Continental agrees to include Contractor in the parties to which such RFP is delivered.

Section 2.05                                Early Replacement of Covered Aircraft.  Continental shall be entitled to withdraw and replace up to 75 Covered Aircraft from this Agreement, in accordance with and subject to the limitations, terms and conditions contained in this Section 2.05.

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(a)                                  For each Covered Aircraft withdrawn from this Agreement pursuant to this Section 2.05, Contractor and/or one of its Affiliates (selected by Contractor) will use its commercially reasonable efforts to procure and provide an aircraft of the type selected by Continental (a “Replacement Aircraft”), which must be of a type that (i) on the date of the notice of replacement provided pursuant to Section 2.05(b) below, is operated or contracted to be operated by Contractor or its Affiliates and (ii) after taking into account the procurement of such Replacement Aircraft pursuant to this Section 2.05(a), Contractor and its Affiliates shall be operating at least 19 aircraft of such aircraft type as of the date of such replacement, and enter into a separate capacity purchase agreement or amend an existing capacity purchase agreement with Continental on or prior to the Replacement Date (as defined below) pursuant to which such Replacement Aircraft shall be utilized on a capacity purchase basis.  The separate or amended agreement shall contain block hour rates and other economic terms applicable to such Replacement Aircraft that are consistent with those contained in the most recent Capacity Purchase Arrangement entered into by Contractor or any of its Affiliates with respect to such aircraft type (excluding any Affiliate CPA and the United Agreement); provided, that such rates and other economic terms shall be adjusted to reflect the lower of then-applicable market aircraft acquisition costs or Contractor’s actual costs for the acquisition of such Replacement Aircraft (“Similar Economic Term Transaction”), the rates and economic terms of which shall be set forth in a certificate delivered to Continental signed by an authorized officer of Contractor; provided, in all events, that the term of such separate or amended agreement (x) with respect to each Replacement Aircraft that is a new aircraft shall be for a period no less than 15 years, and (y) with respect to each other Replacement Aircraft shall be for a period not less than the remaining term under this Agreement of the Covered Aircraft being replaced by such Replacement Aircraft; and provided further, that unless otherwise agreed by the parties, such separate agreement shall be in a form substantially similar to the terms and conditions set forth herein and in the Ancillary Agreements (other than as provided in this Section 2.05); provided, however, unless otherwise agreed by the parties, such separate agreement shall not contain provisions substantially similar to Sections 2.04, 2.06, 2.11, 6.04, 6.05 or 10.01 of this Agreement and, in any provision substantially similar to Section 6.01(a), all references to $*** million shall be $*** million with respect to any aircraft with more than 50 passenger seats.  Contractor acknowledges that any failure by Contractor to timely provide the certification required pursuant to Section 2.05(b), procure and provide a Replacement Aircraft or enter into a separate capacity purchase agreement or amend an existing capacity purchase agreement as contemplated above with Continental on or prior to the Replacement Date shall not prevent Continental from exercising its right to withdraw Covered Aircraft from this Agreement pursuant to this Section 2.05.

(b)                                 To effect a replacement under Section 2.05(a), at any time and from time to time, Continental shall give Contractor not less than 18 months’ written notice of replacement of any Covered Aircraft (or, in the case of a Replacement Aircraft of a type for which Contractor or such Affiliate is already certificated, such lesser period as available aircraft or aircraft delivery positions may allow, as determined by Continental in its reasonable discretion); provided, absent the consent of Contractor in its sole discretion, that Continental shall not be entitled to replace more than four Covered Aircraft in any given month.  Such notice shall be irrevocable (except as provided below) and shall specify a replacement date (the “Replacement Date”) for each such Covered Aircraft to be replaced and the type and number of Covered Aircraft to be replaced.  Within 90 days of its receipt of such notice from Continental, Contractor may, at its option,

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provide Continental with a certificate signed by an authorized officer of Contractor stating that Contractor believes in good faith that it will be able to procure and provide a Replacement Aircraft and enter into a separate capacity purchase agreement or amend an existing capacity purchase agreement as contemplated above with Continental on or prior to the Replacement Date.  Such certificate shall further identify whether or not such Replacement Aircraft shall be a new aircraft and set forth the rates and other economic terms based on the Similar Economic Term Transaction.  If Contractor so certifies to Continental, then Continental and Contractor shall each use their respective reasonable commercial efforts to enter into a separate capacity purchase agreement or amend an existing capacity purchase agreement as contemplated above within the following 30 days.  If Contractor does not timely provide such certification, or does not procure and provide a Replacement Aircraft on or prior to the Replacement Date, or if Continental and Contractor do not enter into a separate capacity purchase agreement or amend an existing capacity purchase agreement as contemplated above within such 30-day period notwithstanding Continental’s use of its reasonable commercial efforts, then Continental shall have the option to cancel the withdrawal of the Covered Aircraft to be replaced or to withdraw such aircraft without entering into arrangements for a Replacement Aircraft.  Continental shall have complete discretion to select the particular Covered Aircraft and the particular Engines to be withdrawn on any Replacement Date pursuant to this Section 2.05.  Promptly after receipt of such notice (but in any event within 20 days thereafter), Contractor shall deliver to Continental a reasonably detailed current summary and forecast of the maintenance and repair status and condition of each Covered Aircraft and Engine and a list detailing the location of each Engine (by aircraft or, if appropriate, maintenance facility).  Within 75 days after receipt of such summary, Continental shall select the individual aircraft and Engines to be replaced, and shall provide written notice to Contractor of its selection.  Continental shall bear the cost of any engine swaps necessary to accommodate its Engine selections, and shall agree to such Engine swaps under the applicable Covered Aircraft Subleases.

(c)                                  Upon the Replacement Date, the applicable Covered Aircraft to be replaced shall cease being a Covered Aircraft, and Contractor shall immediately deliver possession of such aircraft to Continental or its designee and the term of the Covered Aircraft Sublease for such aircraft and the Engines shall, upon such delivery, terminate in accordance with the terms of such Covered Aircraft Sublease.  In addition, the provisions of Section 2.09 shall apply to such Covered Aircraft.

(d)                                 If any Affiliate CPAs or other Capacity Purchase Arrangements between Continental and Contractor or its Affiliates are in effect at the time when any rights under this Section 2.05 are exercised by any party, and such agreements contain correlative provisions to this Section 2.05, then all numerical limits relating to the number of aircraft (whether aggregate or monthly) shall apply to this Agreement and to all such other agreements in the aggregate. Notwithstanding anything to the contrary contained in this Section 2.05, Continental’s right to withdraw aircraft under this Section 2.05 and its corresponding provisions in any Affiliate CPA or other Capacity Purchase Arrangement between Continental and Contractor or its Affiliate shall apply only to aircraft leased or subleased by Continental to Contractor or such Affiliate.

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Section 2.06                                Return Aircraft.

(a)                                  Contractor operates (i) certain aircraft pursuant to the terms and conditions of the United Agreement, such aircraft being identified in Section A.1 of Schedule 2 hereto (“United 8 Aircraft”), in Section A.2 of Schedule 2 hereto (“United Other Aircraft)” and in Section B of Schedule 2 hereto (“United Short-Term Aircraft”, and together with United 8 Aircraft and the United Other Aircraft, “United Aircraft”) and (ii) Contractor’s Charter Services (as defined in Section 10.01(b)) with certain aircraft, such aircraft being identified in Section B of Schedule 2 hereto (“Charter Aircraft”).  Pursuant to the terms and conditions of Section 10.01(b) of this Agreement, Contractor shall wind-up Contractor’s Charter Service.  Upon (A) the termination of the United Agreement as to a United Aircraft or (B) the removal of any Charter Aircraft from Contractor’s Charter Service as contemplated by Section 10.01(b), Continental, at its option, may designate such United Aircraft or Charter Aircraft as Covered Aircraft under this Agreement.  Continental shall give Contractor not less than 45 days advance written notice of such United Aircraft or Charter Aircraft becoming a Covered Aircraft (except that, for any notice delivered during the first 120 days following the Effective Date, Continental shall be required to give only 30 days advance written notice).  Continental’s notice to Contractor shall designate an effective date for such United Aircraft or Charter Aircraft to become a Covered Aircraft.  On such effective date, the Return Aircraft Sublease relating to such United Aircraft or Charter Aircraft shall be terminated and replaced with a Covered Aircraft Sublease.

(b)                                 With respect to any United Aircraft or Charter Aircraft that is not designated by Continental as a Covered Aircraft pursuant to clause (a) of this Section 2.06, upon the termination of the United Agreement as to such United Aircraft or its removal from Contractor’s Charter Service as contemplated by Section 10.01(b), as applicable, Contractor shall immediately deliver possession of such aircraft to Continental or its designee and the provisions of Section 2.09 shall apply (except that references in such Section 2.09 to “Covered Aircraft” and “Covered Aircraft Sublease” shall mean “Charter Aircraft,” “United Aircraft,” and “Return Aircraft Sublease,” as applicable, to the extent they apply to Charter Aircraft or United Aircraft, as applicable, covered by this Section 2.06(b)).

(c)                                  Subject to Section 4.18, the Return Aircraft Sublease shall remain in effect with respect to any United Aircraft or Charter Aircraft until its termination pursuant to Section 2.06(a) or 2.06(b) above or Section 2.09 below.  The Return Aircraft Subleases for United Aircraft are amended and supplemented by the terms set forth on Schedule 4 hereto.

(d)                                 For each United Aircraft or Charter Aircraft that becomes a Covered Aircraft pursuant to Section 2.06(a), Continental shall have the right to withdraw from the capacity purchase provisions of this Agreement one of the ERJ-145 Covered Aircraft listed in Schedule 1 hereto (unless all of such aircraft shall already have been withdrawn).  Continental shall be entitled to give Contractor notice of such withdrawal not later than 90 days after such United Aircraft or Charter Aircraft becomes a Covered Aircraft, and Continental shall have complete discretion in the selection of the particular Covered Aircraft and the particular Engines to be withdrawn pursuant to this Section 2.06(d).  In addition, the provisions of Section 2.09 shall apply to the Covered Aircraft and Engines being withdrawn.  Continental shall bear the cost

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of any engine swaps necessary to accommodate its Engine selections, and shall agree to such Engine swaps under the applicable Covered Aircraft Subleases.

Section 2.07                                Other Withdrawal of Aircraft.

(a)                                  Intentionally Omitted

(b)                                 In the event of a Labor Strike, or during any 30-day cooling-off period under the Railway Labor Act applicable to Contractor and one of its collective bargaining units or within 30 days after the end of any such period, or at such other times as Continental and Contractor shall agree from time to time, Continental shall be entitled to withdraw Covered Aircraft (other than any Covered Aircraft that is not subject to a Covered Aircraft Sublease) from the capacity purchase provisions of this Agreement in accordance with and subject to the limitations, terms and conditions contained in this Section 2.07, by providing written notice of the withdrawal of Covered Aircraft from this Agreement, which notice shall be revocable and shall specify the total number of Covered Aircraft to be withdrawn pursuant to such notice and a desired withdrawal schedule, specifying, for each particular aircraft, the date of withdrawal.  If such notice is delivered during the 30-day cooling off period referenced above or within 30 days after the end of such cooling off period (provided that a Labor Strike has not been initiated during such period), then the withdrawal schedule in such notice shall be subject to Reasonable Operating Constraints and Conditions.  For each Covered Aircraft withdrawn pursuant to this Section 2.07(b), such aircraft shall be operated by an Affiliate of Contractor and become subject to an Affiliate CPA if (i) Continental and Contractor mutually agree that such Affiliate of Contractor is capable of performing its obligations under such Affiliate CPA immediately upon the execution of such Affiliate CPA, (ii) at the time of such withdrawal, neither Contractor nor, if any Affiliate CPA is then in effect, each Affiliate of Contractor that is a party to an Affiliate CPA shall be, and Contractor and, if applicable, each such Affiliate shall certify to Continental that it is not, in material default under, or in material breach of, this Agreement or any Ancillary Agreement or, if applicable, such Affiliate CPA, (iii) such withdrawn aircraft shall become subject to the Affiliate CPA on the day following the date of its withdrawal from this Agreement, and (iv) such operation by an Affiliate is not prohibited by any collective bargaining agreements or similar arrangements then in effect between Contractor and any labor union.  If any of the conditions set forth in clauses (i) through (iv) above is not satisfied, Continental shall be entitled to withdraw Covered Aircraft pursuant to this Section 2.07(b) without entering into an Affiliate CPA.  Subject to Continental identifying the Covered Aircraft and particular Engines to be withdrawn pursuant to Section 2.07(c) below, the withdrawal schedule may begin immediately upon its delivery, and shall not provide for the withdrawal of more than 75 Covered Aircraft per month (subject, in the case of any notice delivered during the 30-day cooling off period or the subsequent 30-day period referenced above (provided that a Labor Strike has not been initiated during such period), to Reasonable Operating Constraints and Conditions).

(c)                                  Taking into account the aircraft type specified in the notice of withdrawal, Continental shall have complete discretion to select the particular Covered Aircraft and the particular Engines to be withdrawn during any particular month pursuant to this Section 2.07; provided, that if the Covered Aircraft are to be withdrawn pursuant to Section 2.07(b), then (i) Continental shall use reasonable efforts to avoid Engine swaps prior to such withdrawal, (ii) Contractor shall carry out such Engine swaps as are requested prior to such withdrawal and

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facilitate such Engine swaps as are requested following such withdrawal, and (iii) Continental shall bear the direct costs of Engine swaps requested following such withdrawal.  Not more than 2 days after its receipt or delivery of any withdrawal notice pursuant to this Section 2.07, Contractor shall deliver to Continental a reasonably detailed current summary and forecast of the maintenance and repair status and condition of each Covered Aircraft and Engine and a list detailing the location of each Engine (by aircraft or, if appropriate, maintenance facility).  Within 10 days after receipt of such summary, Continental shall select the individual aircraft (other than any Covered Aircraft that is not subject to a Covered Aircraft Sublease) and Engines to be replaced, and shall provide written notice to Contractor of its selection.  Continental shall bear the cost of any engine swaps necessary to accommodate its engine selections.  Notwithstanding the provisions of this Section 2.07, Continental’s and Contractor’s rights to withdraw any or all aircraft pursuant to this Section 2.07 shall be superseded by any rights of either Continental or Contractor arising under Article VIII (including without limitation any withdrawal rights, and any Wind-Down Schedule provided pursuant to Article VIII shall be controlling).  In addition, the provisions of Section 2.09 shall apply to the withdrawal of any Covered Aircraft pursuant to this Section 2.07; provided, however, that Contractor and Continental agree (because such lease shall be reinstated if such aircraft are deemed Covered Aircraft pursuant to Section 2.07(e)) not to file with the FAA or the international registry a termination of the applicable Covered Aircraft Sublease in the case of a withdrawal of a Covered Aircraft under this Section 2.07 until the earlier of (1) the 30th calendar day after such withdrawal or (2) the date such aircraft becomes subject to a Capacity Purchase Arrangement with any third party.

(d)                                 In connection with the foregoing, Contractor agrees that each of its Affiliates that operate ERJ Aircraft shall adopt Contractor’s maintenance program as soon as reasonably practicable.

(e)                                  Upon the resolution of any Labor Strike or expiration of any 30-day cooling-off period under the Railway Labor Act, 50% (rounded downward to the nearest whole number) of any Covered Aircraft (i) that have been withdrawn by Continental pursuant to Section 2.07(b) and (ii) that have not otherwise become subject to a Capacity Purchase Arrangement with Contractor or any third party as of the date of such resolution or expiration (each, an “Available Labor Strike Withdrawn Aircraft”), consisting of those Available Labor Strike Withdrawn Aircraft with the longest remaining term under the applicable Covered Aircraft Sublease, shall immediately become a Covered Aircraft under this Agreement (and not subject to any Termination Date or Wind-Down Schedule provided as a result of Continental’s exercise of rights described in this Section 2.07) and the Covered Aircraft Sublease shall be reinstated without further act.  Continental, at its option, may elect to ground all or a portion of the remaining Available Labor Strike Withdrawn Aircraft by providing Contractor written notice of such election within 30 days following the resolution of the applicable Labor Strike or expiration of the applicable 30-day cooling-off period.  Such notice shall identify the individual Available Labor Strike Withdrawn Aircraft to remain withdrawn.  Any remaining Available Labor Strike Withdrawn Aircraft that are not so designated within such 30 days shall immediately become a Covered Aircraft under this Agreement (and any Termination Date or Wind-Down Schedule provided for in a withdrawal notice delivered pursuant to this Section 2.07 shall be null and void) and the Covered Aircraft Sublease shall be reinstated without further act.

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Section 2.08                                Commodity Events.

(a)                                  If a Commodity Withdrawal Event shall occur, then at any time during the sixty days following any such event (the “Commodity Withdrawal Period”), Continental shall be entitled to withdraw Covered Aircraft from the capacity purchase provisions of this Agreement in accordance with and subject to the limitations, terms and conditions contained in this Section 2.08.

(b)                                 At any time and from time to time during a Commodity Withdrawal Period, Continental may give Contractor written notice of the occurrence of such Commodity Withdrawal Event and of Continental’s election to exercise its right under Section 2.08(a) to withdraw Covered Aircraft from this Agreement, which notice shall specify the total number of Covered Aircraft to be withdrawn pursuant to such notice and a withdrawal schedule, specifying the aircraft type and the date of withdrawal; provided, that the first withdrawal shall not be scheduled for any date prior to the 30th day after the date of such notice; and provided further, that the withdrawal schedules for all Commodity Withdrawal Events shall not provide for the withdrawal of more than 25 Covered Aircraft per month in the aggregate.  Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement on the date of return set forth in any such notice that is in compliance with the provisions of this Section 2.08.

(c)                                  Taking into account the aircraft type specified in the notice of withdrawal, Continental shall have complete discretion to select the particular Covered Aircraft and particular Engines to be withdrawn during any particular month pursuant to this Section 2.08.  Promptly after its receipt or delivery of any withdrawal notice pursuant to this Section 2.08 (but in any event within three Business Days thereafter), Contractor shall deliver to Continental a reasonably detailed current summary and forecast of the maintenance and repair status and condition of each Covered Aircraft and Engine.  Within three Business Days of receipt of such summary, Continental shall select the individual aircraft and Engines to be replaced, and shall provide written notice to Contractor of its selection.  Continental shall bear the cost of any engine swaps necessary to accommodate its Engine selections, and shall agree to such Engine swaps under the applicable Covered Aircraft Subleases.

(d)                                 In connection with any withdrawal pursuant to this Section 2.08, Continental shall be responsible for the direct severance and crew training expenses (if any) incurred by Contractor (using commercially reasonable efforts to mitigate such costs) and reasonably documented in connection with such withdrawal of such aircraft.  In addition, the provisions of Section 2.09 shall apply to the withdrawal of any Covered Aircraft pursuant to this Section 2.08.

(e)                                  Once a Covered Aircraft has been withdrawn pursuant to this Section 2.08, Continental may not operate such aircraft, or cause such aircraft to be operated, within Continental’s regional airline service without returning such aircraft to the capacity purchase provisions of this Agreement pursuant to Section 2.08(g).

(f)                                    If a Commodity Replacement Event shall occur, then at any time during the sixty days following any such event (the “Commodity Replacement Period”), Contractor shall be entitled to require Continental to return to the capacity purchase provisions of this

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Agreement (and to execute a Covered Aircraft Sublease with respect to) each Covered Aircraft withdrawn from the capacity purchase provisions of this Agreement pursuant to any First Commodity Withdrawal Event (if the Commodity Replacement Event is a First Commodity Replacement Event) or any Second Commodity Withdrawal Event (for any Commodity Replacement Event) in accordance with and subject to the limitations, terms and conditions contained in this Section 2.08; provided, that such Covered Aircraft to be returned is not, at the time of such return, a Disposed Aircraft (in which case Contractor shall not be entitled to require the return of such aircraft, and references in Section 2.08(g) to Covered Aircraft shall not include Disposed Aircraft).

(g)                                 At any time and from time to time during a Commodity Replacement Period, Contractor may give Continental written notice of the occurrence of such Commodity Replacement Event and of Contractor’s election to exercise its right under Section 2.08(f) to return Covered Aircraft to this Agreement.  At any time and from time to time, Continental may give Contractor written notice of Continental’s election to exercise its right to return to this Agreement Covered Aircraft withdrawn pursuant to Section 2.08(a).  Any notice delivered pursuant to this Section 2.08(g) shall specify the total number of Covered Aircraft to be returned pursuant to such notice and a return schedule specifying the date of return; provided, that the first return shall not be scheduled for any date prior to the 60th day after the date of such notice; and provided further, that the return schedules pursuant to all notices delivered pursuant to this Section 2.08(g) shall not provide for the return of more than 10 Covered Aircraft per month, or more than 2 Covered Aircraft per day, in each case in the aggregate (with preference given to schedules set forth in earlier notices).  Covered Aircraft shall be returned to the capacity purchase provisions of this Agreement, and each of Continental and Contractor shall enter into a Covered Aircraft Sublease with respect to such aircraft, on the date of return set forth in any such notice that is in compliance with the provisions of this Section 2.08.  Notwithstanding anything in this Section 2.08 to the contrary, (x) if any Covered Aircraft is scheduled to be withdrawn pursuant to a Commodity Withdrawal Event on any date subsequent to the 60th day after Contractor delivers written notice to Continental of a Commodity Replacement Event occurring subsequent to such Commodity Withdrawal Event, then such withdrawal shall automatically deemed to be canceled, and no return in respect of such aircraft shall be necessary, and (y) if any Covered Aircraft is scheduled to be returned pursuant to a Commodity Replacement Event on any date subsequent to the 30th day after Continental delivers written notice to Contractor of a Commodity Withdrawal Event occurring subsequent to such Commodity Replacement Event, then such return shall automatically deemed to be canceled, and no withdrawal in respect of such aircraft shall be necessary.  In connection with any return pursuant to this Section 2.08(g), Continental shall be responsible for the following direct expenses (if any) incurred by Contractor or its Affiliate (using commercially reasonable efforts to mitigate such costs) and reasonably documented in connection with such return: initial crew training costs and aircraft repositioning costs.

(h)                                 If at any time the aggregate number of Covered Aircraft withdrawn pursuant to Section 2.08(b) exceeds (x) the aggregate number of Covered Aircraft returned pursuant to Section 2.08(g) plus (y) the aggregate number of Additional Aircraft previously included in Continental’s regional airline service and operated by Contractor or its Affiliates pursuant to this Section 2.08(h) (such excess number of aircraft, as adjusted pursuant to the last sentence of this Section 2.08(h), constituting a “Commodity Aircraft Deficit”), then, at least 18

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months (or such lesser period as available aircraft or aircraft delivery positions may allow, as determined by Continental in its reasonable discretion) prior to the entry of any Additional Aircraft into Continental’s regional airline service on or before the earlier of the eleventh anniversary of the Effective Date and the occurrence of a Termination Date pursuant to Section 8.02, Continental agrees to give Contractor written notice of its intention to use Additional Aircraft (up to the number of aircraft constituting a Commodity Aircraft Deficit), and to offer Contractor and its Affiliates the opportunity to bid on such Additional Aircraft, and the provisions of Sections 2.04(a) (other than the first sentence thereof, and subject to the immediately following sentence of this Section 2.08(h)) and 2.04(b) shall apply to such notice and offer and to any award of such Additional Aircraft pursuant thereto.  The obligation to award Additional Aircraft to Contractor (or, at the election of Contractor, its Affiliates) arising pursuant to this Section 2.08 shall apply only to the extent of any Commodity Aircraft Deficit, and shall apply without regard to any measurement of the Minimum Percentage and shall be in addition to any Make-Whole Aircraft.  The Commodity Aircraft Deficit shall be reduced by one aircraft for each Additional Aircraft that does not become subject to a separate capacity purchase agreement (and accompanying ancillary agreements) or any amendments to an existing capacity purchase agreement (and accompanying ancillary agreements) between Continental and Contractor or its Affiliate as a result of (i) Contractor’s or its Affiliate’s failure to agree to terms and conditions that are as beneficial to Continental as the terms and conditions contained in a bona fide bid of any third party to which Continental in good faith would intend to award the Additional Aircraft (and in fact does award such aircraft pursuant to such bona fide bid) (or, if no bona fide bid has been received, then those terms and conditions contained in the most recent Similar Economic Term Transaction as set forth in a certificate delivered to Continental signed by an authorized officer of Contractor), after providing Contractor with a certificate signed by an authorized officer of Continental setting forth the material terms of such bid (specifically including all terms material and beneficial to Contractor) and providing Contractor not less than 20 days to review and match such bid and agree to such terms and conditions as contemplated under this Section 2.08(h), (ii) Contractor’s or its Affiliate’s failure to enter into a separate capacity purchase agreement (and accompanying ancillary agreements) or any amendments to an existing capacity purchase agreement (and accompanying ancillary agreements) within the 30-day period referenced in Section 2.04(a) due to its bad faith, or (iii) Contractor’s or its Affiliate’s failure to procure and provide such Additional Aircraft pursuant to such separate capacity purchase agreement (and accompanying ancillary agreements) or any amendments to an existing capacity purchase agreement (and accompanying ancillary agreements) as contemplated under Section 2.04(a) (it being understood that any failure of Contractor or its Affiliates to provide or enter into an agreement with respect to a Replacement Aircraft pursuant to Section 2.05 or a Make-Whole Aircraft pursuant to Section 2.04(d) shall not constitute a failure for purposes of this Section 2.08(h)).

(i)                                     The aggregate number of Covered Aircraft withdrawn pursuant to Section 2.08(b) in respect of all First Commodity Withdrawal Events, net of the aggregate number of Covered Aircraft returned pursuant to this Section 2.08(g), shall not be more than 50 in the aggregate.  The aggregate number of Covered Aircraft withdrawn pursuant to Section 2.08(b) in respect of all Commodity Withdrawal Events, net of the aggregate number of Covered Aircraft returned pursuant to this Section 2.08(g), shall not be more than 100 in the aggregate.  If any Affiliate CPAs or other Capacity Purchase Arrangement between Continental and Contractor or its Affiliates are in effect pursuant to this Article II at the time when any rights

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under this Section 2.08 are exercised by any party, and such agreements contain correlative provisions to this Section 2.08, then all numerical limits relating to the number of aircraft (whether aggregate or monthly) shall apply to this Agreement and to all such other agreements in the aggregate.  Notwithstanding anything to the contrary contained in this Section 2.08, Continental’s right to withdraw aircraft under this Section 2.08 and its corresponding provisions in any Affiliate CPA or other Capacity Purchase Arrangement between Continental and Contractor or its Affiliate in effect pursuant to this Article II shall only apply to aircraft leased or subleased by Continental to Contractor or such Affiliate.

Section 2.09                                Return Conditions; Storage.

(a)                                  Upon the date for withdrawal from the capacity purchase provisions of this Agreement of a Covered Aircraft subject to a Covered Aircraft Sublease pursuant to Sections 2.05, 2.06, 2.07, 2.08, 2.11, 8.03(a), 8.03(b), 8.03(c) or 8.03(d), such aircraft shall cease being a Covered Aircraft, Contractor shall immediately deliver possession of such aircraft to Continental or its designee, or, in the case of Section 2.07, to the applicable Affiliate of Contractor.  Upon such delivery of possession, if all conditions set forth in the applicable Covered Aircraft Sublease, including any return conditions, have been satisfied in accordance with its terms, then the Covered Aircraft Sublease for such aircraft shall terminate as of such date in accordance with the terms of such Covered Aircraft Sublease (regardless of the underlying term of such Covered Aircraft Sublease); provided, that so long as the applicable Covered Aircraft is not being withdrawn from this Agreement pursuant to Section 8.02(c), the Covered Aircraft Sublease may remain in effect as provided in Section 2.09(c) or, to the extent provided by Section 2.09(b), the Covered Aircraft Sublease may be replaced with a Storage Sublease. In the case of an applicable transfer pursuant to Section 2.07, the obligations of Contractor shall be assumed by the applicable Affiliate of Contractor (and such Covered Aircraft Sublease shall thereafter constitute an ancillary agreement for purposes of the applicable Affiliate CPA).  Other than in the case of a transfer described in Section 2.07, upon satisfaction of the foregoing return conditions and those specified in the applicable Covered Aircraft Sublease (or, in the event of a termination pursuant to Section 8.02(b)(x), promptly after the end of any grounding that would prevent a ferrying of the aircraft), Contractor shall ferry the applicable Covered Aircraft at Continental’s expense to a location within the continental United States selected by Continental.  Promptly after the delivery of any termination notice by any party hereto to another party, but in no event more than five days after such delivery (and immediately in connection with a termination pursuant to Section 8.02(a)) or 180 days prior to the end of the Term, Contractor shall deliver to Continental a reasonably detailed current summary and forecast of the maintenance and repair status and condition of each aircraft and each Engine, and a list detailing the location of each such engine (by aircraft or, if appropriate, maintenance facility).  In addition, Contractor shall update such summary from time to time promptly upon Continental’s request.

(b)                                 So long as this Agreement has not been terminated pursuant to Section 8.02(c), with respect to (i) any aircraft being returned to Continental by Contractor, (ii) any Parked Aircraft or (iii) any Other Subleased Aircraft, such aircraft shall remain, or be placed, as the case may be, on Contractor’s operator’s certificate until the expiration of the head lease covering the aircraft and, at Continental’s request and cost, Contractor shall (A) enter into a

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Storage Sublease with respect to such aircraft for such duration as may be necessary to permit such aircraft to remain on Contractor’s operator’s certificate until the expiration of the head lease covering the aircraft, (B) perform such maintenance on such aircraft, consistent with Contractor’s maintenance program, as and when requested by Continental, including maintenance for destorage and servicing such aircraft to prepare it for returning to passenger service, and (C) at the direction of Continental, use commercially reasonable efforts to make arrangements for the storage of any aircraft upon its return to Continental by Contractor, together with the Engines relating thereto, at a location selected by Continental, and for its continued maintenance in accordance with Contractor’s maintenance program (including, without limitation, the Flight Hour Agreements and all other maintenance cost per hour agreements and arrangements).  No basic rent shall be payable under any Storage Sublease.  Contractor shall reasonably assist Continental with the return of the aircraft to head lessor on or around the scheduled expiration date of the head lease, and, provided that Contractor satisfies all conditions set forth in the applicable Covered Aircraft Sublease, including any return conditions, the cost of such assistance shall be borne by Continental.  At Continental’s option, Contractor will provide Continental (or its designee) with all manuals and other detailed information relating to Contractor’s maintenance program, for use by Continental (or such designee) until Continental (or such designee) has successfully transitioned maintenance on all aircraft returned to Continental pursuant to this Section 2.09, or any Parked Aircraft or Other Subleased Aircraft, to the maintenance program of Continental (or such designee), and Contractor shall provide reasonable assistance to Continental (or such designee) during such transition period in connection with Contractor’s maintenance program and the transition to such other maintenance program.

(c)                                  In lieu of terminating any Covered Aircraft Sublease and replacing such Covered Aircraft Sublease with a Storage Sublease pursuant to Section 2.09(a), at the request of Continental, such Covered Aircraft Sublease shall remain in effect for such duration as may be necessary to permit the aircraft covered thereby to remain on Contractor’s operator’s certificate until the expiration of the head lease covering the aircraft; provided that Contractor shall have no further rights or obligations under such Covered Aircraft Sublease other than (i) placing the aircraft in return condition as if such aircraft were being returned to Continental under the Covered Aircraft Sublease as of the applicable date of withdrawal and assisting Continental with the return of such aircraft to the head lessor as provided in the penultimate sentence of Section 2.09(b), (ii) at Continental’s cost and expense, those set forth in Annex H to such Covered Aircraft Sublease and (iii) those that survive the termination of such Covered Aircraft Sublease pursuant to its terms.  Notwithstanding anything to the contrary in this Agreement, a Covered Aircraft Sublease that remains in effect at the election of Continental pursuant to this Section 2.09(c) shall be deemed (A) to have been terminated in accordance with its terms solely for the purposes of Section 4.18(d) and (B) to have become a Storage Sublease for the purposes of this Agreement.

(d)                                 Notwithstanding the foregoing, in no event shall Contractor’s obligation under this Section 2.09 (i) require Contractor to use Contractor’s facilities (or the facilities of any Affiliate of Contractor) for any storage pursuant to this Section 2.09 or (ii) require Contractor to enter into any lease (or other similar agreement) of any facility for such storage.

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Section 2.10                                Separate Withdrawal Rights.  Each withdrawal right contained in this Article II, as well as those contained in Section 4.18 and Article VIII, shall constitute a separate and distinct right, and shall not limit or supersede any other right (including any other withdrawal right) contained in this Agreement.

Section 2.11                                Rate Reset.

(a)                                  Continental may withdraw any Covered Aircraft (other than any Additional Aircraft that becomes a Covered Aircraft pursuant to Sections 2.04 or 2.08(h) or any Replacement Aircraft that becomes a Covered Aircraft pursuant to Section 2.05) from the capacity purchase provisions of this Agreement in accordance with and subject to the limitations, terms and conditions contained in this Section 2.11.

(b)                                 In order to withdraw Covered Aircraft pursuant to this Section 2.11, on or before July 1, 2014 (but not prior to May 1, 2014), Continental shall give Contractor written notice (the “Withdrawal/Rate Reset Notice”) of its intention to withdraw all or a portion of the Covered Aircraft subject to withdrawal pursuant to this Section 2.11, and shall allow Contractor a minimum of 30 days to bid on such Covered Aircraft, with such bid process to be concluded on or before February 15, 2015.  If Continental is withdrawing only a portion of the Covered Aircraft subject to withdrawal pursuant to this Section 2.11, the portion subject to withdrawal shall be such Covered Aircraft with the shortest remaining terms under the applicable Covered Aircraft Subleases.  If, at the time the Withdrawal/Rate Reset Notice is given and at the time of any award referenced below, (A) Contractor has consistently satisfied in all material respects the standards of care and service described in Section 4.03 in connection with its obligations under this Agreement and any other similar agreement among Continental and Contractor (it being understood that any repeated failure to correct any violation of any standard of care and service reasonably asserted by Continental to be material shall be deemed to be a material failure) and otherwise complied in all material respects with the terms of this Agreement and the Ancillary Agreements, except to the extent such non-compliance directly results from material circumstances outside of Contractor’s reasonable control, and (B) Continental and Contractor, each acting reasonably, agree on base and incentive rates relating to such Covered Aircraft (the “Reset Rates”), then Contractor shall be awarded at least the portion of such Covered Aircraft subject to withdrawal with the longest remaining terms under the applicable Covered Aircraft Subleases such that, after giving effect to any withdrawal pursuant to this Section 2.11, the number of CPA Aircraft is at least the Minimum Percentage (as adjusted pursuant to Section 2.04(c)) of the regional aircraft used in Continental’s regional airline service (as such phrase is used in Section 2.04) (each Covered Aircraft so awarded, a “Rate Reset Aircraft”), and such Rate Reset Aircraft shall not be withdrawn from the capacity purchase provisions of this Agreement pursuant to the Withdrawal/Rate Reset Notice.  For the purposes of this Section 2.11, if Continental shall have issued a request for proposal or otherwise conducted a bid process for any Covered Aircraft to be withdrawn pursuant to this Section 2.11, then Continental shall be deemed to be acting reasonably if it refuses to agree with Contractor to base and incentive compensation rates that are less beneficial to Continental than the base and incentive compensation rates contained in the bona fide bid of any third party to which Continental in good faith would intend to award such Covered Aircraft, after providing Contractor with a certificate signed by an authorized officer of Continental setting forth the material terms of such bid (specifically including all terms material and beneficial to Contractor) and providing Contractor

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not less than 20 days to review and match such bid.  If a Covered Aircraft subject to withdrawal is not awarded to Contractor as a result of a bona fide bid referenced in the immediately preceding sentence and if such Covered Aircraft is not awarded to such third party bidder pursuant to the terms of such bona fide bid on or before February 15, 2015, then such Covered Aircraft shall not be subject to withdrawal pursuant to this Section 2.11.

(c)                                  Prior to March 15, 2015, Continental shall provide Contractor a withdrawal schedule relating to any Covered Aircraft set forth in the Withdrawal/Rate Reset Notice (other than any Rate Reset Aircraft set forth in the Withdrawal/Rate Reset Notice and other than any Covered Aircraft referenced in the last sentence of Section 2.11(b) above) specifying the aircraft type and Engines to be withdrawn and the date of withdrawal.  Such aircraft shall be withdrawn from the capacity purchase provisions of this Agreement on the date of return set forth in any such schedule that is in compliance with the provisions of this Section 2.11; provided, that such schedule shall not provide for the withdrawal of more than 15 such aircraft per month or that any such withdrawal shall commence prior to July 1, 2015.

(d)                                 Subject to Section 2.11(b) and taking into account the aircraft type specified in the withdrawal schedule, Continental shall have complete discretion to select the particular Covered Aircraft and particular Engines subject to withdrawal pursuant to this Section 2.11 to be withdrawn during any particular month pursuant to this Section 2.11.  Promptly following its receipt of the Withdrawal/Rate Reset Notice (but in any event within 20 days thereafter), Contractor shall deliver to Continental a reasonably detailed current summary and forecast of the maintenance and repair status and condition of each Covered Aircraft and Engine.  Continental shall bear the cost of any Engine swaps necessary to accommodate its Engine selections, and shall agree to such Engine swaps under the applicable Covered Aircraft Subleases.

(e)                                  The provisions of Section 2.09 shall apply to the withdrawal of any Covered Aircraft pursuant to this Section 2.11.

(f)                                    On July 1, 2015, the base and incentive compensation rates applicable to the Rate Reset Aircraft shall automatically be deemed modified to the Reset Rates and the base and incentive compensation rates set forth in this Agreement shall cease to apply to such Rate Reset Aircraft.

ARTICLE III
CONTRACTOR COMPENSATION

Section 3.01                                Base and Incentive Compensation.  For and in consideration of the transportation services, facilities and other services to be provided by Contractor hereunder, Continental shall pay Contractor the base and incentive compensation as provided in Paragraph A of Schedule 3 hereto, subject to the terms and conditions set forth in this Article III.

Section 3.02                                Periodic Adjustment of Base and Incentive Compensation and Commodity Prices.

(a)                                  The rates under this Agreement set forth in Appendix 1 and Appendix 6 to Schedule 3 hereto and the Controllable Completion Factor Incentive Rate set forth in Appendix 2

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to Schedule 3 hereto shall remain in effect through the last day of the month in which the first anniversary of this Agreement falls, and shall be adjusted on the first day of the immediately following month and each anniversary of such date (each, an “Adjustment Date”), as follows: the new rates, applicable beginning on such Adjustment Date, shall equal the rates in effect on the date immediately preceding such Adjustment Date multiplied by the higher of (x) *** and (y) the lower of (i) *** and (ii) ***.

(b)                                 The Commodity Price references in the definitions of First Commodity Replacement Event, First Commodity Withdrawal Event, Second Commodity Replacement Event and Second Commodity Withdrawal Event shall remain in effect through the last day of the month in which the first anniversary of this Agreement falls, and shall be adjusted on each Adjustment Date, as follows: the new Commodity Price, applicable beginning on such Adjustment Date, shall equal the Commodity Price for such definition in effect on the date immediately preceding such Adjustment Date multiplied by the Annual Commodity CPI Change.

Section 3.03                                Contractor Expenses.  Except as provided otherwise in Section 3.04, Contractor shall pay in accordance with commercially reasonable practices all expenses or costs incurred in connection with Contractor’s provision of Regional Airline Services.  For the avoidance of doubt, Contractor agrees that, in connection with its provision of Regional Airline Services to Continental hereunder and the provision of the other services contemplated to be performed by Contractor under the Ancillary Agreements, it shall use commercially reasonable efforts to minimize costs incurred by it if such costs would be reimbursable by Continental to Contractor in accordance with the terms of this Agreement or any Ancillary Agreement (it being understood that the payment of any amount owed pursuant to Appendix 1 to Schedule 3 shall not constitute “costs that are reimburseable by Continental” for purposes of the foregoing sentence).  Further, with respect to any service or item at substantially similar quality or service level and the cost of which Continental is required to reimburse Contractor hereunder or under any Ancillary Agreement, if (x) Continental can provide or arrange to provide such service or item at a lower cost than the reimbursement cost that Continental would otherwise be charged, and (y) the provision of or arrangement to provide such service or item by Contractor would not materially adversely affect Contractor under any contracts or agreements, then Contractor shall allow Continental to provide or arrange to provide such service or item in order to permit Continental to lower its costs; provided, however, that Continental shall bear the costs of any termination, cancellation or similar fee payable by Contractor in connection therewith.  Subject to the foregoing, including the conditions set forth in clauses (x) and (y), Continental may elect to contract directly with third parties for the replacement of Engine LLP associated only with Engines, the cost of which Continental shall be responsible for in accordance with Schedule 3.

Section 3.04                                Continental Expenses.

(a)                                  Certain Expenses.  Continental shall incur directly those expenses relating to the Regional Airlines Services that are described in Paragraph B(1) of Schedule 3 (“Continental Expenses”).  Continental shall pay all Continental Expenses in accordance with commercially reasonable practices.

(b)                                 Design Changes.  Continental shall be responsible for any reasonable out-of-pocket expenses incurred by Contractor relating to interior and exterior design changes to the

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Covered Aircraft and other product-related changes required by Continental, including facility-related design changes and the cost of changes in uniforms and other livery, in each case that occur outside of Contractor’s normal aircraft and facility refurbishment program.

Section 3.05                                Audit Rights; Financial Information.  Contractor shall make available for inspection by Continental and its outside auditors and advisors during normal business hours, within a reasonable period of time after Continental makes a written request therefor, all of Contractor’s books and records relating to the Covered Aircraft or Charter Aircraft and this Agreement or any Ancillary Agreement, in each case for the preceding 24-month period and, with respect to books and records related to an ongoing good faith dispute arising during such 24-month period (or, with regard to any Reconciled Expenses or any dispute involving Reconciled Expenses, the 24-month period following the date such Reconciled Expenses (or documentation thereof) were presented to Continental by Contractor or a third party), for any additional period until the final resolution of such dispute (each such period, an “Audit Period”) as necessary to audit (a) any reimbursement of expenses set forth on Appendix 3 of Schedule 3 hereto and/or incentive or rebate, (b) any agreement or arrangement upon which the block hour rates and other terms of a separate capacity purchase agreement are based pursuant to Section 2.05(a) or 2.08(h), (c) any calculations pursuant to Section 3.07 or (d) any costs to be reimbursed by Continental pursuant to Section 10.01(b) (all such books and records collectively, “CPA Records”).  In connection with such audit, Continental and its outside auditors and advisors shall be entitled to make copies and notes of such CPA Records as they deem necessary and to discuss such CPA Records with Contractor’s Chief Financial Officer or such other employees or agents of Contractor knowledgeable about such records.  Notwithstanding the foregoing, Contractor shall not be required to provide Continental or its outside auditors and advisors access to (x) any agreement or arrangement upon which the block hour rates and other terms of a separate capacity purchase agreement are based pursuant to Section 2.05(a) or 2.08(h) or (y) any CPA Records in connection with an audit of the matters described in clauses (c) or (d) of this Section 3.05, in each case to the extent that Contractor is prohibited from doing so by any confidentiality agreement; provided, that Contractor shall (i) upon the request of Continental, use its commercially reasonable efforts to allow, at Continental’s cost, an independent third party selected by Continental to review such CPA Records and provide Continental with a summary setting forth (A) in connection with an audit of the matters described in clause (b) of this Section 3.05, the block hour rates and other economic terms of the Similar Economic Term Transaction, and, if applicable, acquisition costs and (B) in connection with an audit of the matters described in clauses (c) or (d) of this Section 3.05, a summary of any costs, expenses or revenues used to calculate amounts pursuant to Sections 3.07 or 10.01(b), as applicable, and (ii) to the extent that Contractor, after using its commercially reasonable efforts, is unable to comply with the preceding clause (i), Contractor shall provide Continental with a certificate signed by an authorized officer of Contractor setting forth (A) in connection with an audit of the matters described in clause (b) of this Section 3.05, the block hour rates and other economic terms of the Similar Economic Term Transaction, and, if applicable, acquisition costs and (B) in connection with an audit of the matters described in clauses (c) or (d) of this Section 3.05, a summary of any costs, expenses or revenues used to calculate amounts pursuant to Sections 3.07 or 10.01(b), as applicable.  Following the termination of each respective Audit Period, Continental’s right to audit the CPA Records for such Audit Period shall terminate.

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Section 3.06                                Billing and Payment; Reconciliation.

(a)                                  Billing and Payment.  Within two Business Days after Contractor receives the Final Monthly Schedule from Continental pursuant to Section 2.01(b), Contractor shall present a reasonably detailed written invoice for amounts due under this Agreement in respect of the Base Compensation for the Scheduled Flights during the month to which such Final Monthly Schedule pertains.  Continental shall pay Contractor the amount due under such invoice (the “Invoiced Amount”), subject to Continental’s right to dispute any calculations set forth on such invoice that do not comply with the terms of this Agreement or any Ancillary Agreement, net of amounts due and owing by Contractor to Continental under this Agreement or any Ancillary Agreement, as follows:

(i)                                     One-quarter of the balance of the Invoiced Amount shall be due and payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the first day of the month (or if such day is not a Business Day, the next Business Day) to which such invoice relates;

(ii)                                  One-quarter of the balance of the Invoiced Amount shall be due and payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 8th day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates;

(iii)                               One-quarter of the balance of the Invoiced Amount shall be due and payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 15th day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates; and

(iv)                              One-quarter of the balance of the Invoiced Amount shall be due and payable by Continental to Contractor, by electronic transfer of funds to a bank account designated by Contractor, available on or before the 22nd day of the month (or if such day is not a Business Day, the next Business Day) to which the invoice relates.

(b)                                 Reconciliation.  Not later than 14 days following the end of each month, Contractor and Continental shall reconcile actual amounts due in respect of such month with the estimated amounts included in the Invoiced Amount for such items for such month in accordance with the terms and conditions set forth in Schedule 3 (including incentive compensation, if any, for such month determined as provided in Schedule 3).  On or before the 15th day following the end of such month (or if such day is not a Business Day, the next Business Day), such reconciled amounts for such month to the extent applicable: (i) shall be paid by Continental to Contractor, together with the payment to be made by Continental pursuant to Section 3.06(a)(iii) above for the applicable month, or (ii) shall be paid by Contractor to Continental or set off by Continental against any other amounts owing to Contractor under this Agreement or any Ancillary Agreement.  Further reconciliations shall be made on or prior to the 22nd day following the end of such month (or if such day is not a Business Day, the next Business Day) to the extent necessary as a result of Continental’s review of financial information provided by Contractor in respect of such month.  Such further reconciled amounts for such month to the extent applicable (x) shall be paid by Continental to Contractor, together with any other payment to be made by

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Continental pursuant to Section 3.06(a)(iv) above for the applicable month, or (y) shall be paid by Contractor to Continental or set off by Continental against any other amounts owing to Contractor under this Agreement or any Ancillary Agreement.

(c)                                  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Continental nor Contractor shall have any obligation to make any payment required under this Agreement or any Ancillary Agreement that is subject to a good faith dispute or any right to set off any amount that has been disputed in good faith by the other party; provided, that within five Business Days following the resolution of any such dispute in accordance with the terms of this Agreement, Continental or Contractor, as applicable, shall make any payments required by such resolution.  All payments made by Contractor or Continental as provided in this Agreement or any Ancillary Agreement shall be deemed final and not subject to further review, audit or reconciliation after the later to occur of (I) the date that is 24 months after the date of the applicable payment and (II) the date of final resolution of any good faith dispute regarding the applicable payment arising during the 24 months following the date of the applicable payment.

Section 3.07                                Synergy Savings. Immediately following the Effective Date, Contractor and Continental will jointly determine the reasonably anticipated annually recurring pre-tax cost savings expected with respect to Regional Airline Service attributable to the SkyWest Merger (the “Savings”).  The Savings shall be calculated on a “run-rate” basis (i.e. the calculation is not intended to capture non-recurring costs or savings), assuming that all such Savings have been fully realized and that all commercially reasonable steps or circumstances necessary to implement, create or realize such Savings shall have been taken or occurred, regardless of whether or when such steps or circumstances are actually taken or occur.  For purposes of these calculations, the amount of Savings reasonably anticipated to be necessary for Contractor to achieve a GAAP net income of $*** million (“CPA Target Income”) shall be referred to as the “Target Savings.”  In connection with making such a determination, Contractor will provide Continental with information pursuant to Section 3.05.  After determining such Savings, if Contractor and Continental reasonably determine that the Base Compensation, together with anticipated Savings, are projected to result in Parent achieving the CPA Target Income or more annually on a “run-rate” basis, based on the number of Covered Aircraft as of the Effective Date, then Contractor and Continental agree that the Base Compensation rate “for each Covered Aircraft for each month in the Term” set forth in Appendix 1 to Schedule 3 hereto will be adjusted to provide Continental with an aggregate annual reduction in Base Compensation, in an amount equal to (i) if the excess of the Savings over the Target Savings is equal to or less than $*** million, the amount of such excess or (ii) if the excess of the Savings over the Target Savings is greater than $*** million, the sum of $*** million plus ***% of such excess over $*** million. The foregoing rate reduction will begin immediately after the first anniversary of the Effective Date and will end, with respect to any Covered Aircraft, on the date such Covered Aircraft becomes a Rate Reset Aircraft.  This rate reduction shall be without regard to whether the amount of such GAAP net income is actually realized subsequent to the time at which such anticipated Savings are originally estimated, and there shall be no subsequent readjustment to the rate of Base Compensation as a result of any discrepancy between the amount of GAAP net income actually realized by Contractor and the GAAP net income anticipated in connection with the determination of the Savings. For the avoidance of doubt, the rate reduction contemplated herein shall be on a one-time basis only and no further reduction in the Base Compensation shall

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occur following the reduction, if any, occurring as of the first anniversary of the Effective Date attributable to the Savings as provided herein.

ARTICLE IV
CONTRACTOR OPERATIONS AND AGREEMENTS WITH CONTINENTAL

Section 4.01                                Crews, Etc.

(a)                                  Contractor shall be responsible for providing all crews (flight and cabin, maintenance personnel, gate agents and other ground personnel), necessary to operate the Scheduled Flights and for all aspects (personnel and other) of dispatch control, in each case except as such persons are provided by Continental pursuant to the Master Facility and Ground Handling Agreement.  With respect to ground handling services, Contractor agrees that it will not subcontract the performance of any such services to any party that is not an Affiliate of Contractor without Continental’s prior approval; provided that any party utilized to perform similar services at the applicable airport by Continental for flights operated by Continental shall be deemed approved by Continental for use by Contractor in performing such services for Scheduled Flights.

(b)                                 Contractor agrees to give Continental pilots who remain on Continental’s relevant seniority list preferential interview status for any pilot openings that may occur at Contractor, unless such status is in conflict with Contractor’s commitments concerning employees of other carriers in effect as of the date hereof. Any furloughed Continental pilot hired by Contractor shall be required to comply with all standard terms and conditions of employment applicable to employees of Contractor, but will not be required by Contractor to resign his or her seniority position with Continental as a condition for applying or being employed by Contractor.

Section 4.02                                Governmental Regulations.  Contractor has and shall maintain all certifications, permits, licenses, certificates, exemptions, approvals, plans, and insurance required by governmental authorities, including, without limitation, FAA, DOT and TSA, to enable Contractor to perform the services required by this Agreement.  All flight operations, dispatch operations and all other operations and services undertaken by Contractor pursuant to this Agreement shall be conducted, operated and provided by Contractor in compliance with all U.S. and foreign governmental laws, regulations and requirements, including, without limitation, those relating to airport security, the use and transportation of hazardous materials and dangerous goods, crew qualifications, crew training and crew hours, the carriage of persons with disabilities and without any violation of U.S. or foreign laws, regulations or governmental prohibitions.  Without limiting Contractor’s obligations under any Covered Aircraft Sublease, all Covered Aircraft shall be operated and maintained by Contractor in compliance with all laws, regulations and governmental requirements, Contractor’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturers’ manuals and instructions.  Continental shall control the use and substitution of any and all slots, operating authorizations and similar or successor authority issued by the FAA or any airport operator for the operation of each flight under this Agreement to enable Continental to manage the priority of each such flight among all flights in Continental’s network system.  In connection with any capital improvements to any Covered Aircraft required by an airworthiness directive, Contractor (taken together with its Affiliates) shall not discriminate against such Covered Aircraft with regard to efforts to satisfy

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the requirements of the airworthiness directives including the method and date of compliance, and shall use its reasonable commercial efforts to satisfy such requirements, including any efforts used or applied by Contractor or its Affiliates with regard to any similar aircraft type owned or operated by Contractor or its Affiliates.  In connection with any grounding of any of the Covered Aircraft, Contractor shall not discriminate against such Covered Aircraft with regard to efforts to satisfy the applicable requirements to lift such grounding order, and shall use its reasonable commercial efforts to satisfy such requirements, including any efforts used or applied by Contractor or its Affiliates with regard to any similar aircraft type owned or operated by Contractor or its Affiliates.

Section 4.03                                Quality of Service.  At all times, Contractor shall provide Regional Airline Services with appropriate standards of care, but in no event lower than such standards utilized by Contractor in 2009.  Continental procedures, performance standards and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all Regional Airline Services provided by Contractor; provided that all such procedures and means of measurement shall be no more stringent than those used by Continental with respect to the performance of all other operators of regional jet aircraft for Continental.  Contractor shall achieve at least the comparable quality of airline service as provided by Continental, subject to limitations imposed by the type of aircraft used by Contractor and its route network.  Contractor shall comply with all airline customer service commitments and policies of Continental as of the Effective Date, including without limitation the “CustomerFirst” commitments, and employee conduct, appearance and training policies in place as of the Effective Date, and shall handle customer-related services in a professional, businesslike and courteous manner.  In connection therewith, Contractor shall maintain aircraft cleaning cycles and policies, and shall maintain adequate staffing levels, to ensure at least a comparable level of customer service and operational efficiency that Continental achieves, including without limitation in respect of customer complaint response, ticketing and boarding timing, oversales, baggage services and handling of irregular operations.  In addition, at the request of Continental, Contractor shall comply with all such airline customer service commitments, policies and standards of care of Continental as adopted, amended or supplemented after the Effective Date.  Contractor shall ensure that all Covered Aircraft are equipped with an ARINC aircraft communications addressing and reporting system (or such other system as is designated by Continental), the cost of which will be borne by Continental. Contractor shall make such interior and exterior design and product-related changes as may be required by Continental from time to time, including both those for which the cost is borne by Continental pursuant to Section 3.04(b), and those that occur within Contractor’s normal aircraft and facility refurbishment program.  Contractor shall provide Continental with timely communication regarding the status of all Scheduled Flights, and shall perform closeout procedures, in both cases, at service levels at least as high as those of Continental at comparably-sized airports.  Contractor shall maintain the capability of performing ACARS-based automated weight and balance procedures for each Scheduled Flight, and shall accurately and timely perform such procedures.  Contractor shall maintain and utilize Contractor’s passenger and bag weight program approved by the FAA and existing on the Effective Date (unless and until otherwise directed by the FAA).  Contractor shall ensure that all Scheduled Flights are capable of operating in Category 2 conditions.  Contractor will use Continental’s standard procedures for processing and adjudicating all claims for which Contractor is responsible in an effort to avoid such matters becoming the subject of claims, litigation or an investigation by a governmental agency or authority.  At either party’s request, Contractor and Continental will meet to discuss

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and review Contractor’s customer service and handling procedures and policies and its employees’ conduct, appearance and training standards and policies.  Continental shall give Contractor written notice of any non-safety-related alleged breach of this Section 4.03, identifying with reasonable specificity such alleged breach, not less than 15 days prior to exercising any remedy regarding such alleged breach.

Section 4.04                                Incidents or Accidents.  Contractor shall promptly notify Continental of all irregularities involving a Scheduled Flight or Covered Aircraft operated by Contractor (including, without limitation, aircraft accidents and incidents) which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority.  Contractor shall furnish to Continental as much detail as practicable concerning such irregularities and shall cooperate with Continental at Contractor’s own expense in any appropriate investigation.

Section 4.05                                Emergency Response.  Contractor shall follow Continental’s Emergency Response Plan for aircraft accidents or incidents and shall be responsible for Continental’s direct costs resulting from Contractor’s participation in such plan.  In the event of an accident or incident involving a Covered Aircraft or Scheduled Flight, Continental will have the right, but not the obligation, to manage the emergency response efforts on behalf of Contractor with full cooperation from Contractor.

Section 4.06                                Safety Matters.  At any time, Continental shall have the right, but not the obligation, at its own cost, to inspect, review, and observe Contractor’s operations of Scheduled Flights.  Notwithstanding the conduct or absence of any such review, Contractor is and shall remain solely responsible for the safe operation of its aircraft and the safe provision of Regional Airline Services, including all Scheduled Flights, and nothing in this Section 4.06 or otherwise in this Agreement is intended or shall be interpreted to make Continental responsible for such safety matters.  Contractor shall maintain its membership in the IATA Operational Safety Audit registry and shall not be suspended from such registry.

Section 4.07                                Master Facility and Ground Handling Agreement.  Contemporaneous with the execution and delivery of this Agreement, Contractor and Continental shall enter into a Master Facility and Ground Handling Agreement in the form attached hereto as Exhibit C.  The parties agree that, in the event of a conflict between the provisions of Article VII hereof and the indemnification provisions of the Master Facility and Ground Handling Agreement, the latter shall control.

Section 4.08                                Codeshare Terms.  Contractor agrees to operate all Scheduled Flights using the Continental flight code and flight numbers assigned by Continental, or such other flight codes and flight numbers as may be assigned by Continental (to accommodate, for example, a Continental alliance partner), and otherwise under the codeshare terms set forth in Exhibit D.

Section 4.09                                Administrative Support and Information Services.  In connection with Regional Airline Services provided pursuant to this Agreement, Continental and Contractor shall provide the administrative and information services set forth on Exhibit N, for so long as provided therein.

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Section 4.10                                Fuel Purchasing Agreement.  Contemporaneous with the execution and delivery of this Agreement, Continental and Contractor shall enter into a Fuel Purchasing Agreement in the form attached hereto as Exhibit F.

Section 4.11                                Slots and Route Authorities.  At the request of Continental made during the Term or upon termination of this Agreement, Contractor shall use its commercially reasonable efforts to transfer to Continental or its designee, to the extent permitted by law, any airport takeoff or landing slots, route authorities or other similar regulatory or airport authorizations previously transferred to Contractor by Continental for use in connection with Scheduled Flights, or held or acquired by Contractor and used for Scheduled Flights, in consideration of the payment to Contractor of the net book value on Contractor’s books, if any, of such slot, authority or authorization.  Contractor’s obligations pursuant to the immediately preceding sentence shall survive the termination of this Agreement for so long as any transfer requested pursuant to this Section 4.11 shall not have been completed.  Contractor hereby agrees that all of Contractor’s contacts or communications with any applicable regulatory authority concerning any airport takeoff or landing slots, route authorities or other similar regulatory authorizations used for Scheduled Flights will be coordinated through Continental.  If any airport takeoff or landing slot, route authority or other similar regulatory authorization transferred to Contractor by Continental for use in connection with Scheduled Flights, or held or acquired by Contractor and used for Scheduled Flights is withdrawn or otherwise forfeited as a result of Controllable Cancellations or any other reason within Contractor’s reasonable control, then Contractor agrees to pay to Continental promptly upon demand an amount equal to the fair market value of such withdrawn or forfeited slot, authority or authorization.

Section 4.12                                Use of Continental Marks.  Continental hereby grants to Contractor the non-exclusive and non-transferable rights to use the Continental Marks and other Identification as provided in, and Contractor shall use the Continental Marks and other Identification in accordance with the terms and conditions of, Exhibit G.  In addition, upon notice to Contractor, Continental may also grant to Contractor, and Contractor shall be deemed to accept, a non-exclusive and non-transferable right and license to adopt and use, the trademarks of any Affiliate of Continental (“Affiliate Marks”), subject to terms and conditions consistent with the terms set forth on Exhibit G, and Contractor hereby agrees and acknowledges that the Affiliate identified in such notice, rather than Continental, is the owner of such Affiliate Marks and such Affiliate may enforce the terms of such license.

Section 4.13                                Use of Contractor Marks.  Contractor hereby grants to Continental the non-exclusive and non-transferable rights to use the Contractor Marks as provided in, and Continental shall use the Contractor Marks in accordance with the terms and conditions of, Exhibit H.

Section 4.14                                Catering Standards.  Continental and Contractor shall comply with the catering requirements set forth on Exhibit I hereto.  The parties agree that, in the event of a conflict between the provisions of Exhibit I and the Contractor Ground Handling Agreement, the provisions of Exhibit I shall control.

Section 4.15                                Ticket Handling Terms.  Continental and Contractor shall comply with the ticket handling requirements set forth in Exhibit K hereto.  The parties agree that, in the event of

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a conflict between the provisions of Exhibit K and the Contractor Ground Handling Agreement, the provisions of Exhibit K shall control.

Section 4.16                                Fuel Efficiency and Revenue Programs.  Contractor shall use commercially reasonable efforts to promptly adopt and adhere to a Fuel efficiency program as described on Exhibit L hereto.  Contractor shall implement any incentive program that Continental requests to be implemented and for which Continental agrees in writing to pay the Incentive Program Costs.

Section 4.17                                Reasonable Operating Constraints and Conditions.  Contractor and Continental shall comply with the operating parameters and requirements set forth on Exhibit J hereto.

Section 4.18                                Covered Aircraft Subleases.

(a)                                  As soon as practicable after the execution and delivery of this Agreement for each Covered Aircraft then subject to the terms hereof, and contemporaneous with the entry of any other aircraft into service as a Covered Aircraft hereunder (other than aircraft that Contractor acquires from other than Continental), Continental and Contractor shall enter into a Covered Aircraft Sublease for each Covered Aircraft in the form attached hereto as Exhibit B.  In connection with the entry into each Covered Aircraft Sublease for a Covered Aircraft, Continental shall use commercially reasonable efforts to assign to Contractor the warranties of the aircraft and engine manufacturers available to Continental with respect to such Covered Aircraft.  If Continental is unable to assign the foregoing warranties and is not otherwise able to provide for an agreement directly between Contractor and the applicable manufacturer providing for warranty coverage of such Covered Aircraft, then Continental shall act on behalf of Contractor in dealing with the applicable manufacturer to enable Contractor to obtain the benefit of such warranties as if Continental had been able to make such assignment.  Continental further covenants and agrees not to accelerate the “Head Lease Expiration Date” as provided on Schedule 1 hereto with respect to any aircraft being operated by Contractor pursuant to this Agreement as of the time of determination without the prior written consent of Contractor if such acceleration would result in the Head Lease Expiration Date occurring prior to the tenth anniversary of the Effective Date.  In addition, as to the United Aircraft, the Return Aircraft Sublease shall be deemed amended to provide for termination as contemplated in Section 2.06 hereof, the lease term related thereto shall continue for such time as the United Aircraft is subject to the United Agreement and the return conditions shall be consistent with those contained in Annex B of the Covered Aircraft Sublease attached hereto as Exhibit B and the Parties hereto agree to act in accordance with such provisions, regardless of whether any formal amendment of such sublease is entered into.  At the request of Contractor, Continental will cooperate with Contractor to amend any such Return Aircraft Sublease in the manner described in the immediately preceding sentence at Contractor’s cost and expense.

(b)                                 Basic Rent payable under each Covered Aircraft Sublease shall be entirely abated unless and until (A) such Covered Aircraft has been withdrawn from this Agreement and no longer constitutes a Covered Aircraft, or (B) the occurrence of a Labor Strike, in which case such Basic Rent shall be payable until (x) such aircraft shall have been returned to Continental in accordance with the terms of such Covered Aircraft Sublease and this Agreement, or (y) such

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Labor Strike shall have ended, as the case may be.  In addition, in connection with the return of aircraft to Continental pursuant to Sections 2.08, 2.11, 8.02(b)(x) or 8.02(c)(i), or in connection with the repossession of a Covered Aircraft by a lessor, lender or other financing party under a head lease for or mortgage of such aircraft (other than a repossession resulting from a breach of the Covered Aircraft Sublease by Contractor), Basic Rent shall continue to be entirely abated for the following period:

(i)                                     for the return of aircraft pursuant to Section 8.02(b)(x), with respect to any such aircraft, (A) the duration (if any) of the grounding applicable to such aircraft (but only if such grounding is a complete grounding, as opposed to a grounding for passenger service only), plus (B) such period as is reasonably necessary for Contractor to return such aircraft in compliance with the provisions of the applicable Covered Aircraft Sublease, but in any event for not more than a period of four weeks after the later of the applicable Termination Date or the end of the Wind Down Period for such aircraft, if any, for the first 59 such Covered Aircraft being returned, eight weeks after such date for the next 59 such Covered Aircraft being returned, twelve weeks after such date for the next 58 such Covered Aircraft being returned, and sixteen weeks after such date for the remaining such Covered Aircraft being returned (such periods to run concurrently); and

(ii)                                  for the return of aircraft pursuant to Sections 2.08, Section 2.11 or 8.02(c)(i) or in connection with the repossession of a Covered Aircraft by a lessor, lender or other financing party under a head lease for or mortgage of such aircraft (other than a repossession resulting from a breach of the Covered Aircraft Sublease by Contractor), such period as is reasonably necessary for Contractor to return such aircraft in compliance with the provisions of the applicable Covered Aircraft Sublease, but in any event for not more than a period of two weeks after the applicable Termination Date for the first 59 such Covered Aircraft being returned, four weeks after such date for the next such 59 Covered Aircraft being returned, six weeks after such date for the next such 58 Covered Aircraft being returned, and eight weeks after such date for the remaining such Covered Aircraft being returned (such periods to run concurrently);

provided, that Basic Rent shall in each case cease to be abated with respect to any aircraft to be returned on the day following the day, if any, on which Continental waives any unsatisfied return conditions with respect to such aircraft.  In addition, the provisions of Section 2.09 shall apply to the Covered Aircraft subject to a Covered Aircraft Sublease being returned to Continental.  No Basic Rent shall be payable under any Storage Sublease.

(c)                                  Neither Contractor nor any of Contractor’s Affiliates shall lease, sublease or otherwise obtain the use of any aircraft formerly subject to a Covered Aircraft Sublease for the six months following the termination of such sublease, unless Contractor has received prior written notice from Continental that Continental is not attempting to lease, sublease or otherwise obtain or retain the use of such aircraft (which notice, if true, shall be given by Continental upon Contractor’s request).

(d)                                 Notwithstanding anything else contained herein to the contrary, if and when a Covered Aircraft Sublease terminates in accordance with its terms, then the aircraft

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subject to such sublease shall no longer constitute a Covered Aircraft effective on the date on which the term of such Covered Aircraft Sublease ends, regardless of whether the event giving rise to such sublease termination also constitutes an independent termination or withdrawal event hereunder.  Any withdrawal occurring upon such a termination of a Covered Aircraft Sublease shall be separate and distinct from, and shall not limit or supersede, any other withdrawal rights of Continental contained in this Agreement.

ARTICLE V
CERTAIN RIGHTS OF CONTINENTAL

Section 5.01                                Use of Covered Aircraft.  Contractor agrees that, except as otherwise directed or approved in writing by Continental in its sole discretion, the Covered Aircraft may be used only to provide Regional Airline Services.  Without the written consent of Continental, the Covered Aircraft may not be used by Contractor for any other purpose, including without limitation flying for any other airline or on Contractor’s own behalf.

Section 5.02                                Change of Control.  Upon the occurrence of a Change of Control, at any time during the Term, to which Change of Control Continental shall not have consented in writing in advance, the provisions of Section 8.02(b) shall apply.

Section 5.03                                Limitation on Transfers of Interest.  Upon the occurrence of any offer, issuance, delivery, distribution, assignment, pledge, grant, sale or other transfer of the capital stock or other equity interest of Contractor or any Guarantor (other than Parent) as a result of which (x) Contractor is no longer a direct or indirect wholly-owned subsidiary of each Guarantor, or (y) each Guarantor (other than Parent) is no longer a direct or indirect wholly owned subsidiary of Parent (any such event, a “Prohibited Transfer”), then the provisions of Section 8.02(b) shall apply.  Notwithstanding the foregoing, a “Prohibited Transfer” shall not include any liquidation or merger of Contractor or any Guarantor other than Parent so long as the successor to such Contractor or Guarantor is Parent or another Guarantor.

ARTICLE VI
INSURANCE

Section 6.01                                Minimum Insurance Coverages.  During the Term, in addition to any insurance required to be maintained by Contractor pursuant to the terms of any aircraft lease (including any Covered Aircraft Sublease or Storage Sublease), or by any applicable governmental or airport authority, Contractor shall maintain, or cause to be maintained, in full force and effect policies of insurance with insurers of recognized reputation and responsibility, in each case to the extent available on a commercially reasonable basis, as follows:

(a)                                  Comprehensive aircraft hull and liability insurance, including aircraft third party, passenger liability (including passengers’ baggage and personal effects), cargo and mail legal liability, and all-risk ground and flight physical damage, with a combined single limit of not less than the greater of (i) $*** million per occurrence and (ii) the highest single limit per occurrence of any aircraft hull and liability insurance maintained by Contractor under any other Capacity Purchase Arrangement, and a minimum limit in respect of personal injury (per clause AVN 60 or its equivalent) of $*** million per occurrence and in the aggregate, and war risk hull

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and liability insurance as provided by the FAA program or by commercial providers of such insurance with a combined single limit no less than the greater of (i) $*** million per occurrence and (ii) the highest single limit per occurrence of any war risk hull and liability insurance maintained by Contractor under any other Capacity Purchase Arrangement;

(b)                                 Workers’ compensation as required by the appropriate jurisdiction and employer’s liability with a limit of not less than $1 million combined single limit; and

(c)                                  Other property and liability insurance coverages of the types and in the amounts that would be considered reasonably prudent for a business organization of Contractor’s size and nature, under the insurance market conditions in effect at the time of placement.  All coverages described in this Section 6.01 shall be placed with deductibles reasonably prudent for a business organization of Contractor’s size and nature, under the insurance market conditions in effect at the time of placement.

Section 6.02                                Endorsements.  Unless Contractor and Continental are participating in a combined policy placement, Contractor shall cause the policies described in Section 6.01 to be duly and properly endorsed by Contractor’s insurance underwriters with respect to Contractor’s flights and operations as follows:

(a)                                  To provide that the underwriters shall waive subrogation rights against Continental, its directors, officers, agents, employees and other authorized representatives, except for their gross negligence or willful misconduct;

(b)                                 To provide that Continental, its directors, officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties, except for their gross negligence or willful misconduct;

(c)                                  To provide that insurance shall be primary to and without right of contribution from any other insurance which may be available to the additional insureds;

(d)                                 To include a breach of warranty provision in favor of the additional insureds;

(e)                                  To accept and insure Contractor’s hold harmless and indemnity undertakings set forth in this Agreement, but only to the extent of the coverage afforded by the policy or policies; and

(f)                                    To provide that such policies shall not be canceled, terminated or materially altered, changed or amended until 30 days (but seven days or such lesser period as may be available in respect of hull, war and allied perils) after written notice shall have been sent to Continental.

Section 6.03                                Evidence of Insurance Coverage.  At the commencement of this Agreement, and thereafter at Continental’s request, Contractor shall furnish to Continental evidence reasonably satisfactory to Continental of such insurance coverage and endorsements (other than any insurance coverage obtained pursuant to Section 6.04), including certificates certifying that such insurance and endorsements are in full force and effect.  Initially, this

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evidence shall be a certificate of insurance.  If Contractor fails to acquire or maintain insurance as herein provided, Continental may at its option secure such insurance on Contractor’s behalf at Contractor’s expense.

Section 6.04                                Insurance Through Combined Placement.

(a)                                  Combined Placement.  Subject to Section 6.05, Continental and Contractor shall continue to seek to obtain bids from insurance providers with respect to Aviation Insurance, based on Continental’s and Contractor’s combined exposures, until such time, if ever, as Continental determines that it no longer desires to seek or maintain such combined placement.  If Continental makes such a determination, it shall provide Contractor written notice at least 120 days prior to the date for renewal of any existing insurance policy that covers both Contractor and Continental.

(b)                                 Allocation of Costs.  The parties hereto shall allocate the costs of combined placements as provided in Paragraph B(6) of Schedule 3.

(c)                                  Adjustment for Major Loss.  If there is a Major Loss under a combined placement insurance policy, Continental and Contractor will adjust the premium amounts paid by each party in accordance with the provisions set forth in Paragraph B(6) of Schedule 3.

Section 6.05                                Insurance Through Other Than Combined Placement.  Contractor shall have the right, in its sole discretion, to elect not to participate in a combined placement with Continental for a particular insurance policy; provided, that Continental will not bear any increased insurance costs resulting from Contractor’s election not to participate in such a combined placement.  In no event shall an Affiliate of Contractor be obligated to enter into a combined placement of insurance with Continental.

ARTICLE VII
INDEMNIFICATION

Section 7.01                                Contractor Indemnification of Continental.  Contractor shall be liable for and hereby agrees to fully defend, release, discharge, indemnify and hold harmless Continental, its directors, officers, employees and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including reasonable attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Continental or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Contractor’s or Continental’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to (w) any act or omission by Contractor or any of its directors, officers, employees or agents relating to the provision of Regional Airline Services, (x) the performance, improper performance, or non-

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performance of any and all obligations to be undertaken by Contractor or any of its directors, officers, employees or agents pursuant to this Agreement or any Ancillary Agreement, or (y) the operation, non-operation, or improper operation of the Covered Aircraft, Storage Aircraft or Other Subleased Aircraft or Contractor’s equipment or facilities at any location, in each case excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses (A) to the extent resulting from the negligence or willful misconduct of Continental or its directors, officers, agents or employees (other than negligence or willful misconduct imputed to such indemnified person by reason of its interest in a Covered Aircraft, Storage Aircraft or Other Subleased Aircraft or a Covered Aircraft Sublease or Storage Sublease), (B) for which Continental is obligated to indemnify or otherwise reimburse Contractor pursuant to this Agreement or any Ancillary Agreement or (C) directly caused by a breach by Continental of this Agreement or any Ancillary Agreement.  Contractor will use commercially reasonable efforts to cause and assure that Contractor will at all times be and remain in custody and control of all aircraft, equipment, and facilities of, or operated by, Contractor, and Continental and its directors, officers, employees and agents shall not, for any reason, be deemed to be in custody or control, or a bailee, of such aircraft, equipment or facilities, until such time (if any) that such aircraft, equipment or facilities, pursuant to the terms of this Agreement and the Ancillary Agreements, are required or intended to be, and are, in the actual possession of Continental or any of the above listed parties and no longer in the control of Contractor.

Section 7.02                                Continental Indemnification of Contractor.  Continental shall be liable for and hereby agrees to fully defend, release, discharge, indemnify, and hold harmless Contractor, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including reasonable attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Contractor, or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Contractor’s or Continental’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to, (x) the performance, improper performance, or non-performance of any and all obligations to be undertaken by Continental or any of its directors, officers, employees or agents pursuant to this Agreement, any Ancillary Agreement or any head lease or other financing agreement relating to any Covered Aircraft, United Aircraft or Charter Aircraft, or (y) the operation, non-operation or improper operation of Continental’s aircraft, equipment or facilities (excluding, for the avoidance of doubt, Covered Aircraft and any equipment or facilities leased or subleased by Continental to Contractor) at any location, in each case excluding only claims, demands, damages, liabilities, suits judgments, actions, causes of action, losses, costs and expenses (A) to the extent resulting from the negligence or willful misconduct of Contractor or its directors, officers, agents or employees, or (B) for which Contractor is obligated to indemnify or otherwise reimburse Continental pursuant to this Agreement or any Ancillary Agreement or (C) directly caused by a breach by Contractor of this Agreement or any Ancillary Agreement.  Continental

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will use commercially reasonable efforts to cause and assure that Continental will at all times be and remain in custody and control of any aircraft, equipment and facilities of, or operated by, Continental, and Contractor and its directors, officers, employees and agents shall not, for any reason, be deemed to be in the custody or control, or a bailee, of such aircraft, equipment or facilities, until such time (if any) that such aircraft, equipment or facilities, pursuant to the terms of this Agreement and the Ancillary Agreements, are required or intended to be, and are, in the actual possession of Contractor or any of the above listed parties and no longer in the control of Continental.

Section 7.03                                Indemnification Claims.  A party (the “Indemnified Party”) that may be entitled to indemnification from another party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third-party claim which the Indemnified Party believes may give rise to a claim for indemnity against the Indemnifying Party hereunder.  Notwithstanding the foregoing, the failure of an Indemnified Party to promptly provide an Indemnity Notice shall not constitute a waiver by the Indemnified Party of any right to indemnification or otherwise relieve such Indemnifying Party from any liability hereunder unless and only to the extent that the Indemnifying Party is materially prejudiced as a result thereof, and in any event shall not relieve such Indemnifying Party from any liability which it may have otherwise than on account of this Article VII.  The Indemnifying Party shall be entitled, if it accepts financial responsibility for the third-party claim, to control the defense of or to settle any such third-party claim at its own expense and by its own counsel; provided, that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third-party claim.  The Indemnified Party shall promptly provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third-party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third-party claim.  Except as set forth in this Section 7.03, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third-party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby.  Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder.  If the Indemnifying Party does not accept financial responsibility for the third-party claim or fails to defend against the third-party claim that is the subject of an Indemnity Notice within 30 days of receiving such notice (or sooner if the nature of the third-party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third-party claim without the prior consent of the (otherwise) Indemnifying Party.  In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek reimbursement from the Indemnifying Party.

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Section 7.04                                Employer’s Liability; Independent Contractors; Waiver of Control.

(a)                                  Employer’s Liability and Workers’ Compensation.  Each party hereto assumes full responsibility for its employer’s and workers’ compensation liability to its respective officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement.  Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or any other governmental body, including state, local or foreign, with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise.

(b)                                 Employees, etc., of Contractor.  The employees, agents, and independent contractors of Contractor engaged in performing any of the services Contractor is to perform pursuant to this Agreement are employees, agents, and independent contractors of Contractor for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Continental.  In its performance under this Agreement, Contractor will act, for all purposes, as an independent contractor and not as an agent for Continental.  Notwithstanding the fact that Contractor has agreed to follow certain procedures, instructions and standards of service of Continental pursuant to this Agreement, Continental will have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures made by Continental will, in all events, be transmitted by Continental to Contractor’s designated representative.  Nothing contained in this Agreement is intended to limit or condition Contractor’s control over its operations or the conduct of its business as an air carrier.

(c)                                  Employees, etc., of Continental.  The employees, agents, and independent contractors of Continental engaged in performing any of the services Continental is to perform pursuant to this Agreement are employees, agents, and independent contractors of Continental for all purposes, and under no circumstances will be deemed to be employees, agents, or independent contractors of Contractor.  Contractor will have no supervision or control over any such Continental employees, agents and independent contractors and any complaint or requested change in procedure made by Contractor will be transmitted by Contractor to Continental’s designated representative.  In its performance under this Agreement, Continental will act, for all purposes, as an independent contractor and not as an agent for Contractor.

(d)                                 Contractor Flights.  The fact that Contractor’s operations are conducted under Continental’s Marks and listed under the CO designator code will not affect their status as flights operated by Contractor for purposes of this Agreement or any other agreement between the parties, and Contractor and Continental agree to advise all third parties, including passengers, of this fact.

Section 7.05                                Survival.  The provisions of this Article VII shall survive the termination of this Agreement for a period of seven years.

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ARTICLE VIII
TERM, TERMINATION AND DISPOSITION OF AIRCRAFT

Section 8.01                                Term.  The Term of this Agreement shall commence on and shall be effective as of the Effective Date and, unless earlier terminated or extended as provided herein, shall continue until the tenth anniversary of the Effective Date (the “Term”).

Section 8.02                                Early Termination.

(a)                                  By Continental for Cause.  Continental shall have the right to terminate this Agreement, immediately upon written notice (but without any prior notice) following the occurrence of any event that constitutes Cause.  Any termination pursuant to this Section 8.02(a) shall supersede any other termination pursuant to any other provision of this Agreement (even if such other right of termination shall already have been exercised), and the date of such notification of termination for Cause shall be the Termination Date for purposes of this Agreement (and such Termination Date pursuant to this Section 8.02(a) shall supersede any other Termination Date that may have been previously established pursuant to another termination).  In the event that Continental shall not have delivered written notice of termination pursuant to this Section 8.02(a) within four months after the later of (x) Continental receives written notice from Contractor of the occurrence of any event that constitutes Cause and (y) such event is no longer continuing, then Continental shall be conclusively deemed to have waived any right to terminate this Agreement based upon such event; provided, that such waiver shall not apply to any subsequent or continuing event that constitutes Cause.

(b)                                 By Continental for Breach.  Continental may terminate this Agreement, by providing written notice to Contractor (with or without any prior notice), upon the occurrence of a material breach of this Agreement by Contractor as described in clause (ii) below.  Continental may terminate this Agreement, by providing written notice to Contractor, upon the occurrence of any other material breach of this Agreement by Contractor, which breach shall not have been cured within 60 days (or 15 days in the case of clause (x) below) after written notice of such breach is delivered by Continental to Contractor (which notice period may run concurrently with the 15-day notice period, if any, provided pursuant to Section 4.03 for non-safety-related breaches).  Any such written notice delivered pursuant to the foregoing sentences shall specify the Termination Date (subject to the provisions of this Article VIII).  The parties hereto agree that, without limiting the circumstances or events that may constitute a material breach, each of the following shall constitute a material breach of this Agreement by Contractor: (i) the occurrence of a System Flight Disruption, (ii) a reasonable and good faith determination by Continental, using recognized standards of safety, that there is a material safety concern with the operation of any Scheduled Flights, (iii) the grounding of any Contractor Fleet by regulatory or court order or other governmental action, other than a non-carrier specific grounding, (iv) a Controllable Cancellation Factor for any two consecutive calendar months of ***% or below, (v) a Controllable On-Time Departure Rate for any two consecutive calendar months of ***% or below, (vi) concurrent material defaults by Contractor under ten or more Covered Aircraft Subleases or a material default under any other Ancillary Agreement that, in either case, materially adversely affects Contractor’s performance of its obligations under this Agreement or any Ancillary Agreement and is not cured during any applicable cure period, (vii) a material default by Contractor under any Flight Hour Agreement that adversely affects the maintenance

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of any Covered Aircraft, Charter Aircraft or United Aircraft, any material maintenance reserve provided for under such agreement, or the maintenance costs under such agreement, which default is not cured during any applicable cure period, (viii) a Change of Control shall occur to which Continental shall not have consented in writing in advance, (ix) a Prohibited Transfer shall occur or (x) the non-carrier specific grounding of any Contractor Fleet by regulatory or court order or other governmental action.  In the event that Continental shall not have delivered written notice of termination pursuant to this Section 8.02(b) within four months after the later of (A) the date upon which Continental receives written notice from Contractor of any material breach of this Agreement by Contractor and (B) such event is no longer continuing, then Continental shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.  Notwithstanding the foregoing, the termination right attributable to an event described in clause (x) above shall be limited to the termination of this Agreement as it relates solely to the particular Contractor Fleet subject to such grounding.

(c)                                  By Contractor for Breach.  Contractor may terminate this Agreement, by providing written notice to Continental, upon (i) Continental’s failure to make any payment of $500,000 or more due to Contractor under Article III or Section 10.01 of this Agreement, including without limitation, payments which become due during any Wind-Down Period, which payment is not subject to any ongoing good faith dispute and which failure shall not have been cured within five Business Days after receipt of written notice from Contractor of such failure, or (ii) upon the occurrence of any other material breach of this Agreement by Continental, which breach shall not have been cured within 60 days after written notice of such material breach is delivered by Contractor to Continental.  Such written notice of termination shall specify the Termination Date (subject to the provisions of this Article VIII). In the event that Contractor shall not have delivered written notice of termination pursuant to this Section 8.02(c) within four months after the later of (x) the date upon which Contractor receives written notice from Continental of any material breach under this Agreement by Continental and (y) such material breach is no longer continuing, then Contractor shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided, that such waiver shall not apply to any subsequent or continuing breach.

(d)                                 By Continental for Breach of Affiliate CPA.  Continental may terminate this Agreement, by providing written notice to Contractor (with or without prior notice) upon the early termination by Continental of any Affiliate CPA or other Capacity Purchase Arrangement between Continental and Contractor; provided, that the foregoing termination right in this Section 8.02(d) shall not apply in the event the Affiliate CPA or Capacity Purchase Arrangement is terminated solely as a result of events or actions similar to those described in clauses (i), (ii) or (iii) of the definition of Cause herein.  Such written notice of termination shall specify the Termination Date (subject to the provisions of this Article VIII).

(e)                                  By Contractor for Breach by Continental of Affiliate CPA.  Contractor may terminate this Agreement by providing written notice to Continental (with or without prior notice) upon the early termination by Contractor of any Affiliate CPA or other Capacity Purchase Arrangement between Continental and Contractor as a result of any uncured default by Continental thereunder.  Such written notice of termination shall specify the Termination Date (subject to the provisions of this Article VIII).

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(f)                                    Survival During Wind-Down Period.  Upon any termination hereunder, the Term shall continue, and this Agreement shall survive in full force and effect, beyond the Termination Date until the end of the Wind-Down Period, if any, and the rights and obligations of the parties under this Agreement, including without limitation remedies available upon the occurrence of events constituting Cause or material breach, shall continue with respect to each Covered Aircraft until it is withdrawn from this Agreement and otherwise until the later of the Termination Date and the end of the Wind-Down Period, if any.

Section 8.03                                Disposition of Aircraft during Wind-Down Period.

(a)                                  Termination by Continental for Cause.  If this Agreement is terminated pursuant to Section 8.02(a), then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions.  Within 90 days of delivery of any notice of termination, Continental shall deliver to Contractor a revocable written Wind-Down Schedule, providing for the withdrawal of such Covered Aircraft from the capacity purchase provisions of this Agreement, delineating the number of each aircraft type to be withdrawn by month.  Continental may amend or modify such Wind-Down Schedule in its sole discretion by providing two weeks written notice to Contractor of such amendment or modification.  The Wind-Down Schedule may begin immediately upon its delivery, and may not provide for the withdrawal of any Covered Aircraft beyond the earlier of (i) the date 60 months after the date of delivery of the Wind-Down Schedule, and (ii) the date on which the head lease applicable to the Covered Aircraft terminates.  The provisions of this Section 8.03(a) shall supersede any Wind Down Schedule delivered pursuant to any other provision of this Agreement in accordance with a Wind-Down Schedule to be delivered by Continental to Contractor on the Termination Date.

(b)                                 Termination by Continental for Breach, Change of Control or Transfer of Interest.  If this Agreement is terminated by Continental under Section 8.02(b) or 8.02(d), then the Covered Aircraft (or in the event of a termination under Section 8.02(b)(x), only the Covered Aircraft that are included within the grounded Contractor Fleets) shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions.  The notice of termination delivered by Continental to Contractor pursuant to Section 8.02(b) or 8.02(d) shall contain a Termination Date that is determined in the discretion of Continental provided that it does not conflict with the provisions of this Section 8.03(b) governing the Wind-Down Schedule.  Within 90 days of delivery of any notice of termination, Continental shall deliver to Contractor an irrevocable written Wind-Down Schedule, providing for the withdrawal of such Covered Aircraft from the capacity purchase provisions of this Agreement, and delineating the number of each aircraft type to be withdrawn by month.  The Wind-Down Schedule may not commence until the Termination Date and may not provide for the withdrawal of any Covered Aircraft beyond the earlier of (i) the date 60 months after the date of delivery of the Wind-Down Schedule, and (ii) the date on which the head lease applicable to the Covered Aircraft terminates.

(c)                                  Termination by Contractor for Breach.  If this Agreement is terminated by Contractor under Section 8.02(c) or 8.02(e), then the Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with the following terms and conditions:

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(i)                                     The notice of termination delivered by Contractor to Continental pursuant to Section 8.02(c)(i) shall be irrevocable by Contractor and shall contain a Termination Date that is not more than 60 days after the date of such notice; provided, that such termination notice shall be void and of no further effect automatically upon the payment by Continental prior to the Termination Date of all unpaid amounts giving rise to the default under Section 8.02(c)(i).  As of the Termination Date set forth in a notice of termination delivered pursuant to Section 8.02(c)(i), all of the Covered Aircraft shall automatically be withdrawn from the capacity purchase provisions of this Agreement and shall cease to be Covered Aircraft as of such date and this Agreement shall terminate.

(ii)                                  The notice of termination delivered by Contractor to Continental pursuant to Section 8.02(c)(ii) or Section 8.02(e) shall be irrevocable by Contractor and shall contain a Termination Date that is at least 180 days after the date of such notice.  Prior to the 90th day after receipt of such termination notice, Continental shall deliver to Contractor a Wind-Down Schedule beginning on such Termination Date.  The Wind-Down Schedule may not provide for the withdrawal of more than 15 Covered Aircraft per month (excluding the withdrawal of any Covered Aircraft upon the termination of the head lease related to such Covered Aircraft), and may not provide for the withdrawal of any Covered Aircraft on any date more than 60 months after the Termination Date.

(d)                                 Termination at End of Term.  If the Agreement is terminated at the end of the Term (other than pursuant to Section 8.02), then each Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement in accordance with a Wind-Down Schedule to be delivered by Continental to Contractor no later than six months prior to the end of the Term.  The Wind-Down Schedule shall not commence prior to the end of the Term and may not provide for the withdrawal of more than 15 Covered Aircraft per month (excluding the withdrawal of any Covered Aircraft upon the termination of the head lease related to such Covered Aircraft), and may not provide for the withdrawal of any Covered Aircraft on any date more than 36 months after the end of the Term.

(e)                                  Return Conditions.  Upon the date for withdrawal from the capacity purchase provisions of this Agreement of a Covered Aircraft as provided in Sections 8.03(a), 8.03(b), 8.03(c) or 8.03(d), the provisions of Section 2.09 shall apply.

(f)                                    Fleet Hour Program Balances.  In connection with the return of any aircraft by Contractor to Continental, Contractor shall use its commercially reasonable efforts to facilitate the participation by Continental or its designee in any Flight Hour Agreement or any other similar program for components relating to Covered Aircraft.  Any reserve balances held by a flight hour contractor in respect of any such Engines or components of Covered Aircraft shall be deemed to be held for Continental’s account, and Contractor shall execute an assignment, if any, required by Continental or such flight hour contractor in connection therewith.

(g)                                 Other Remedies for Labor Strike and Other Circumstances.  In the event of (i) the occurrence of a Labor Strike or (ii) the mandatory grounding of any of the Contractor Fleets by the FAA due to any action or inaction of Contractor, then for so long as such Labor Strike or grounding shall continue and thereafter until the number of Scheduled Flights that are

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Controllable On-Time Departures (including giving effect to any delays resulting from a Labor Strike or grounding) on any day of the week equals or exceeds the number of Scheduled Flights that were Controllable On-Time Departures on the same day of the week prior to such Labor Strike or grounding, Continental shall not be required to pay any of the amounts set forth on Appendix 1 to Schedule 3 as being required “for each Covered Aircraft for each month in the Term.”  The rights set forth in this Section 8.03(g) are in addition to, and not in limitation of, any other right of Continental arising hereunder.

(h)                                 Material Breach by Continental.  Upon a payment breach of this Agreement described in Section 8.02(c)(i) by Continental, which breach shall not have been cured within 30 days after written notice delivered by Contractor to Continental, then for the period from such 30th day until such breach is cured or the Agreement is otherwise terminated, in addition to, and not in limitation of, any recourse or remedy available to Contractor at law or in equity, Contractor shall be entitled to obtain the payments due to it hereunder directly from Airline Clearing House, Inc. for the duration of such default.

(i)                                     Punitive Damages.  No party to this Agreement or any of its Affiliates shall be liable to any other party hereto or any of its Affiliates for claims for incidental, indirect, consequential, punitive, special or exemplary damages, including lost revenues, lost profits or lost prospective economic advantage, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and each party releases the others and their respective Affiliates from liability for any such damages.  No party shall be entitled to rescission of this Agreement as a result of breach of any other party’s representations, warranties, covenants or agreements, or for any other matter; provided, that nothing in this Section 8.03(i) shall restrict the right of any party to exercise any right to terminate this Agreement pursuant to the terms hereof.

(j)                                     Automatic Withdrawal Schedule.  If, at anytime upon or following the termination of this Agreement by Continental under Section 8.02(a), 8.02(b) or 8.02(d), or any termination of this Agreement at the end of the Term, and prior to the delivery of a notice or Wind-Down Schedule to be delivered pursuant to Section 8.03(a), (b) or (d), Continental is enjoined or stayed from delivering any such notice or Wind-Down Schedule, then, without any further action required by any party hereto, the Wind-Down Schedule in effect in connection with such termination shall be deemed to be as follows: five Covered Aircraft shall be withdrawn from the capacity purchase provisions of this Agreement at 12:01 a.m., central time, on each Monday, beginning on the first Monday following the Termination Date or the end of the Term, as the case may be, and continuing until all such aircraft are withdrawn, and the Covered Aircraft shall be withdrawn in order of Covered Aircraft Sublease termination dates, with the Covered Aircraft with the latest scheduled termination date withdrawn first, and the Covered Aircraft with the soonest scheduled termination date withdrawn last; provided that each Covered Aircraft whose head lease termination date occurs prior to the date on which such aircraft would otherwise be withdrawn pursuant to the foregoing shall instead be withdrawn on such head lease termination date.

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ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01                                Representations and Warranties of Contractor.  Contractor represents, warrants and covenants to Continental as of the Effective Date as follows:

(a)                                  Organization and Qualification.  Contractor is a duly organized and validly existing corporation in good standing under the laws of its state of incorporation and has the corporate power and authority to own, operate and use its assets and to provide the Regional Airline Services.  Contractor is duly qualified to do business as a foreign corporation under the laws of each jurisdiction that requires such qualification except where failure to be so qualified would not have a material adverse effect on the business or assets of Contractor.

(b)                                 Authority Relative to this Agreement.  Contractor has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Contractor.  This Agreement has been duly and validly executed and delivered by Contractor and is, assuming due execution and delivery thereof by Continental and that Continental has legal power and right to enter into this Agreement, a valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)                                  Broker.  Except for the fees and expenses payable to Raymond James Financial Inc. (which amounts shall be paid by Contractor), no broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Contractor.

(d)                                 Permits.  Contractor possesses all material certificates, authorizations and permits issued by FAA and other applicable federal, state or foreign regulatory authorities necessary to conduct its business, to provide Regional Airlines Services and otherwise to perform its obligations hereunder, and Contractor has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on Contractor or on its ability to conduct its business, to provide Regional Airlines Services and otherwise to perform its obligations hereunder.

Section 9.02                                Representations and Warranties of Continental.  Continental represents and warrants to Contractor as of the Effective Date as follows:

(a)                                  Organization and Qualification. Continental is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.

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(b)                                 Authority Relative to this Agreement.  Continental has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Continental.  This Agreement has been duly and validly executed and delivered by Continental and is, assuming due execution and delivery thereof by Contractor and that Contractor has legal power and right to enter into this Agreement, a valid and binding obligation of Continental, enforceable against Continental in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c)                                  Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by Continental of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Continental’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Continental is a party or by which it or its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d)                                 Broker.  No broker, investment banker, or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Continental.

(e)                                  No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which Continental has received notice, in each case to which Continental is a party or of which any property or assets of Continental is the subject which, if determined adversely to Continental, would individually or in the aggregate have a material adverse effect on Continental or on its ability to perform its obligations hereunder; and to the best knowledge of Continental, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(f)                                    No Default Under this Agreement.  To the knowledge of Continental, there is not occurring any continuing event that would constitute a default by Contractor under this Agreement following the Effective Date.

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ARTICLE X
MISCELLANEOUS

Section 10.01                          Transition Arrangements.

(a)                                  Conversion of Covered Aircraft Livery.  For each aircraft currently subject to a sublease or lease between Continental and Contractor, at such time (if ever) as such aircraft enters service as a Covered Aircraft, if such aircraft is not already prepared in the livery required by Paragraph 8 of Exhibit G and otherwise appropriately configured, then Continental shall be responsible for Contractor’s reasonable out-of-pocket costs of preparing each Covered Aircraft in such livery and appropriate configuration prior to its being placed into service hereunder, up to $*** for each such Covered Aircraft.

(b)                                 Contractor’s Other Airline Passenger Services.  The parties agree and acknowledge that (x) Contractor intends to wind-up Contractor’s airline passenger services operated by ExpressJet as of the Effective Date, including, without limitation, any charter services (other than Regional Airlines Services and any services pursuant to any United Agreement) (“Contractor’s Charter Service”), (y) in consideration of Contractor’s entering into this Agreement, Continental is willing to be responsible for all costs of the wind-up of Contractor’s Charter Service, (z) in order to permit Continental to maximize the efficiency and minimize the cost of such wind-up, Contractor is willing to permit Continental to direct and manage the wind-up of Contractor’s Charter Service, including any limited continuation of such service that may occur in the process of such wind-up.  In that regard, from and after the Effective Date:

(i)                                     Contractor shall continue to provide Contractor’s Charter Service during such wind up period as is determined by Continental, at a level of performance and safety equivalent to Contractor’s provision of Regional Airlines Services hereunder;

(ii)                                  Continental shall complete the final wind-up of Contractor’s Charter Service within a time frame reasonably determined by Continental following consultation with Contractor;

(iii)                               all revenues attributable to such Contractor’s Charter Service shall be for Continental’s account;

(iv)                              Contactor shall enter into such amendments to and/or terminations of existing agreements relating to Contractor’s Charter Service as shall be requested by Continental, including without limitation amendments to and/or terminations of airport and office leases, maintenance agreements, aircraft leases or subleases, reservation service agreements and service contracts;

(v)                                 all costs of Contractor’s Charter Service and the wind-up of such service (under the direction and management of Continental), shall be for Continental’s account, including specifically the following:

(A)                              the cost of termination of contracts relating solely to Contractor’s Charter Service, including without limitation airport and office

43

leases, maintenance agreements, aircraft leases or subleases, reservation service agreements and service contracts;

(B)                                any necessary employee termination and severance costs;

(C)                                costs of removal, if any, of satellite-based passenger entertainment systems not used for Regional Airline Services; and

(D)                               all costs and expenses directly associated with the operation and management of Contractor’s Charter Service incurred by Contractor from and after the Effective Date for which Contractor is not otherwise compensated in block hour rates under this Agreement (but not including non-cash expenses such as write-offs or write-downs);

(vi)                              the indemnification provisions of Article VII shall apply to both Continental and Contractor with respect to such parties’ obligations in respect of the continuation and wind-up of Contractor’s Charter Service; and

(vii)                           within 60 days following the Effective Date, Continental shall amend the subleases of each aircraft constituting part of Contractor’s Charter Service (x) so that the amended sublease is in the form attached as Exhibit B and (y) to provide that such sublease shall terminate upon termination of this Agreement.

Contractor shall cooperate with Continental and use its reasonable best efforts to mitigate the costs of Contractor’s Charter Service and the winding-up of such service in a manner as is reasonably requested by Continental.  Upon the wind-up of Contractor’s Charter Service with respect to any aircraft, at Continental’s direction and management, such aircraft shall either become a Covered Aircraft or be returned to Continental, in each case pursuant to Section 2.06 and, if applicable, Section 2.09.  In connection with the wind-up of Contractor’s Charter Services, Continental have the opportunity to review a current summary and forecast of the maintenance and repair status of and condition of each Charter Aircraft (including the United Short-Term Aircraft), and select in its sole discretion the particular Charter Aircraft (including any United Short-Term Aircraft) for the purposes of the immediately preceding sentence.  Upon delivery of possession of any aircraft returned pursuant to the immediately preceding sentence, if all conditions set forth in the applicable Return Aircraft Sublease, including any return conditions, have been satisfied in accordance with its terms, then such Return Aircraft Sublease shall terminate, in each case pursuant to Section 2.06 and, if applicable, Section 2.09.  Contractor shall provide Continental monthly with a written statement of the costs for which Continental is obligated to reimburse Contractor pursuant to this Section 10.01(b), signed by the chief financial officer of Contractor.  Within five Business Days after receipt by Continental of such written statement, Continental shall pay Contractor the full sum of such costs for the period at issue.  Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated by Continental and such termination is not attributable to a breach by Contractor of its obligations under this Agreement with respect to the Charter Aircraft or the Contractor’s Charter Service, the obligations of the parties under this Agreement as to the Charter Aircraft, Contractor’s Charter Service or as otherwise described in this Section 10.01(b), shall continue until such time as the wind-up of Contractor’s Charter Service is completed.

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Section 10.02                          Notices.  All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Continental:

Continental Airlines, Inc.
77 West Wacker Drive
Chicago, IL 60601
Attention:  Alexandria P. Marren
Facsimile No.: (847) 700-9545

with a copy to:

Continental Airlines, Inc.
77 West Wacker Drive
Chicago, IL 60601
Attention:  General Counsel
Facsimile No.: (312) 997-8110

if to Contractor:

ExpressJet Airlines, Inc.
700 North Sam Houston Parkway West, Suite 200
Houston, Texas 77067
Attn: President
Facsimile No.: (832) 353-1008

with a copy to:

SkyWest, Inc.
444 River Road
St. George, UT 84790
Attn:  Bradford R. Rich, Chief Financial Officer
Facsimile No:  (435) 634 3305
Telephone No: (435) 634-3200

if to Parent or any other Guarantor:

SkyWest, Inc.
444 River Road
St. George, UT 84790
Attn:  Bradford R. Rich, Chief Financial Officer
Facsimile No:  (435) 634 3305
Telephone No:  (435) (634-3200)

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or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.02.

Section 10.03                          Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to a merger or other consolidation of either party with another Person or the transfer of all or substantially all of the assets of either party to another Person (in which event the surviving Person or the Person acquiring the assets shall be deemed a successor and permitted assign) (and without limiting Continental’s rights pursuant to Section 5.02 or 5.03 hereof), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  In connection with any assignment of this Agreement by Contractor or merger, consolidation or other similar transaction that results in a successor to Contractor, Contractor shall bear the cost of any payments or fees associated with such assignment, merger, consolidation or other similar transaction, including without limitation, any fees paid to secure route authorities, operating certificates, permits and any similar costs for Contractor’s assignee, but excluding any costs incurred by Continental in connection with providing notice to head lessors of such assignment, merger, consolidation or other similar transaction.

Section 10.04                          Amendment and Modification.  This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto that specifically states that it is intended to amend or modify this Agreement.

Section 10.05                          Waiver.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by each party against whom the existence of such waiver is asserted.

Section 10.06                          Interpretation.  The table of contents and the section and other headings and subheadings contained in this Agreement and in the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto.  All references to days (but not Business Days) or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article,” a “Section,” an “Exhibit,” or a “Schedule” shall be deemed to refer to a section of this Agreement or an exhibit or schedule to

46

this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.”  All references in this Agreement to the past practices of “Contractor,” including the practices of “Contractor” during any historical period (whether under this Agreement or the Existing CPA), shall be deemed to refer to the performance or practices of the entity that operated substantially all of the Covered Aircraft during such historical period.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.07                          Confidentiality.  Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement, or as otherwise provided below, each party to this Agreement hereby agrees not to publicize or disclose to any third party the terms or conditions of this Agreement or any of the Ancillary Agreements, or any exhibit, schedule or appendix hereto or thereto, or any CPA Records, without the prior written consent of the other parties thereto (except that a party may disclose such information to its third-party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential).  Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement or any of the Ancillary Agreements, or as otherwise provided below, each party hereby agrees not to disclose to any third party any confidential information or data, both oral and written, received from the other, whether pursuant to or in connection with this Agreement or any of the Ancillary Agreements, without the prior written consent of the party providing such confidential information or data (except that a party may disclose such information to its third-party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential).  Each party hereby agrees not to use any such confidential information or data of the other party other than in connection with performing their respective obligations or enforcing their respective rights under this Agreement or any of the Ancillary Agreements, or as otherwise expressly permitted or contemplated by this Agreement or any of the Ancillary Agreements.  If either party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall immediately notify the other parties hereto of the same and permit said other parties a reasonable period of time to intervene and contest disclosure or production.  Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other which is still in the recipient’s possession or control.  Without limiting the foregoing, no party shall be prevented from disclosing the following terms of this Agreement: the number of aircraft subject hereto, the periods for which such aircraft are subject hereto, and any termination provisions contained herein.  The provisions of this Section 10.07 shall survive the termination of this Agreement for a period of ten years.

Section 10.08                          Survival.  The obligations of the parties under Section 2.02, Section 2.04, Section 2.08, Section 2.09, Article III, Article IV, Article VII, Section 8.03(f), Section 8.03(i), Section 10.01(b), Section 10.02, Section 10.07, Section 10.08, Section 10.11, Section 10.12, Section 10.13, Section 10.14, Section 10.15, Section 10.16, Exhibit G, Exhibit H and Exhibit M

47

(to the extent of any surviving obligations of Contractor) shall survive the expiration or termination of this Agreement.

Section 10.09                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Agreement may be executed by facsimile signature.

Section 10.10                          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11                          Equitable Remedies; Limitation on Damages.

(a)                                  Equitable Remedies.  Each party acknowledges and agrees that, under certain circumstances, the breach by a party of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

(b)                                 Other Limitations on Seeking Damages.  Neither the right of any party to terminate this Agreement, nor the exercise of such right, shall constitute a limitation on such party’s right to seek damages or such other legal redress to which to which such party may otherwise be entitled; provided, that absent the occurrence of another breach of this Agreement by Contractor and without limiting the effect of the provisions of Sections 2.07 and 4.18, Continental shall not be entitled to seek damages solely for the occurrence of (i) an event of Cause of the type described in clause (iii) of the definition thereof, (ii) a material breach of the type described in clauses (viii) or (x) of Section 8.02(b), or (iii) any other breach of this Agreement directly attributable to the matters described in clauses (i) or (ii) above.

Section 10.12                          Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 10.13                          Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Ancillary Agreements are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein or therein set forth.  Specifically, this Agreement and each Ancillary Agreement shall constitute a single, integrated agreement.  This Agreement is made among, and for the benefit of, the parties hereto, and the parties do not intend to create any third-party beneficiaries hereby, and no other Person shall have any rights arising under, or interests in or to, this Agreement.

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Section 10.14                          Governing Law.  This Agreement is subject to, and will be governed by and interpreted in accordance with, the laws of the State of New York, excluding conflicts of laws principles, and of the United States of America.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought in the United States District Court for the Southern District of New York (or, if such court does not accept jurisdiction, such action or proceeding may only be brought in any New York state court sitting in the County of New York, New York) and each of the parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives, to the fullest extent permitted by law, any objection to venue laid therein.  Notwithstanding the preceding sentence, process in any action or proceeding referred to therein may be served by appropriate means on the other party outside of the Southern District of New York (or the County of New York, New York, as applicable).  Each party further agrees to waive any right to a trial by jury.  Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

Section 10.15                          Guarantee.  Contemporaneous with the execution and delivery of this Agreement, Guarantor shall execute a guarantee in favor of Continental in the form of Exhibit M.

Section 10.16                          Right of Set-Off.  Subject to Section 3.06(c), if any party hereto shall be in default hereunder or under any Ancillary Agreement to any other party hereto, then in any such case the non defaulting party shall be entitled to set off from any payment owed by such non defaulting party to the defaulting party hereunder any amount due and owing by the defaulting party to the non defaulting party thereunder and not subject to dispute in good faith; provided, that contemporaneously with any such set off, the non-defaulting party shall, unless legally enjoined or otherwise stayed from doing so, give written notice of such action to the defaulting party; provided further, that the failure to give such notice shall not affect the validity of the set off.  It is specifically agreed that (i) for purposes of the set off by any non defaulting party, mutuality shall be deemed to exist between Continental and Contractor; (ii) reciprocity between Continental and Contractor exists with respect to their relative rights and obligations in respect of any such set off; and (iii) the right of set off is given as additional security to induce the parties to enter into the transactions contemplated hereby and by the Ancillary Agreements.  Upon completion of any such set off, the obligation of the defaulting party to the non defaulting party shall be extinguished to the extent of the amount so set-off.  Each party hereto further waives any right to assert as a defense to any attempted set off the requirements of liquidation or mutuality.  This set-off provision shall be without prejudice, and in addition, to any right of set off, combination of accounts, lien or other right to which any non defaulting party is at any time otherwise entitled (either by operation of law, contract or otherwise), including without limitation pursuant to Section 3.06(b)(ii) hereof.

Section 10.17                          Cooperation with Respect to Reporting.  Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate with each other party in providing necessary data, to the extent in the possession of the first party, required by such other party in

49

order to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency or other governmental authority.

Section 10.18                          Amendment of Certain Contracts.  Without Continental’s express prior written consent, (and such consent shall not be unreasonably withheld) Contractor shall not amend, supplement, grant a waiver or extension under, or otherwise modify or enter into a replacement contract for, the Embraer Contract or any Flight Hour Agreement.  In addition, Contractor shall use its reasonable commercial efforts to assist Continental in the negotiation of any Flight Hour Agreement or any amendment thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Capacity Purchase Agreement to be duly executed and delivered as of the date and year first written above.

CONTINENTAL AIRLINES, INC.

By:
Name:	Jeffery A. Smisek
Title:	President & Chief Executive Officer

EXPRESSJET AIRLINES, INC.

By:
Name:
Title:

SIGNATURE PAGE TO CAPACITY PURCHASE AGREEMENT

SCHEDULE 1
Covered Aircraft

As last adjusted as of: November 12, 2010

***

SCHEDULE 1 -1

SCHEDULE 2
Transition Aircraft and Spare Engines

***

SCHEDULE 2 -1

SCHEDULE 3
Compensation for Capacity Purchase

A.                                   Base and Incentive Compensation.

1.                                       Base Compensation.  Continental will pay to Contractor, in respect of block hours and each month of the Term for each Covered Aircraft, an amount calculated for each of the foregoing measurements and aggregated, as follows for each calendar month:

a.                                       98% of the number of block hours set forth on the Final Monthly Schedule for such month, multiplied by the “for each block hour” rate as set forth in Appendix 1 hereto; plus

b.                                      the weighted average number of Covered Aircraft during such month, multiplied by the rate “for each Covered Aircraft for each month in the Term” as set forth in Appendix 1 hereto.

For purposes of this Paragraph 1, the weighted average number of Covered Aircraft during any month shall be calculated by determining, for each Covered Aircraft, the number of days during such month during which such aircraft was a Covered Aircraft, and then aggregating such number of days for all Covered Aircraft, and then dividing such aggregate number of days by the number of days in such month. In addition, Continental will pay Contractor an allocation for Reconciled Expenses set forth in Appendix 3, and as reconciled and further described in Paragraph B(5)(a) below:

c.                                       for Reconciled Expenses constituting payments described in clauses (i), (ii), (v), (viii), (ix), (xi) and (xii) of Paragraph B(5)(a) of this Schedule 3, Base Compensation shall include the amount set forth for such Reconciled Expenses on Appendix 3; and

d.                                      for Reconciled Expenses described in clauses (iii), (iv), (vi), (vii), (x) and (xiii) of Paragraph B(5)(a) of this Schedule 3, Base Compensation shall include an allocation based on the statistical drivers set forth for such Reconciled Expenses on Appendix 3 and calculated in accordance with Paragraph B(5)(b).

The aggregate Base Compensation shall be invoiced as provided in Section 3.06(a).

2.                                       Incentive Compensation.  With respect to each calendar month, incentive compensation shall be calculated as follows:

a.                                       On-Time Bonus/Rebate.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Continental to Contractor) or a rebate (represented by a payment by Contractor to

SCHEDULE 3 - 1

Continental), in each case in respect of on-time performance, as determined pursuant to paragraph 1 of Appendix 4 to this Schedule 3.

b.                                      Fuel Efficiency Bonus.  The reconciliation shall include, when and as applicable, a bonus (represented by a payment by Continental to Contractor) as determined pursuant to paragraph 2 of Appendix 4 to this Schedule 3.

The aggregate Incentive Compensation shall be invoiced as provided in Section 3.06(b).

B.                                     Expenses and Reconciliation.

1.                                       With respect to Scheduled Flights, in consideration of the provision by Contractor of Regional Airline Services and its compliance with the other terms and conditions of this Agreement, the following expenses listed within Paragraph (B)(1) of this Schedule 3 shall be incurred directly by Continental:

a.                                       passenger and cargo revenue-related expenses, including but not limited to commissions, ticket and airway bill taxes and fees related to the transportation of passengers or cargo, food, beverage costs and catering, charges for fare or tariff filings, sales and advertising costs, computer reservation system fees, credit card fees, interline fees, revenue taxes, GDS fees, airport collateral materials, reservation costs, revenue accounting costs, including costs associated with ticket sales reporting and unreported sales, usage, maintenance and replacement costs related to equipment relevant to onboard sales and payment transaction processes as outlined in Continental’s policies and procedures in quantities consistent with standards used by Continental, OnePass participation costs and Continental Currencies;

b.                                      glycol, de-icing and snow removal costs at Continental Airports;

c.                                       denied boarding amenities and related travel certificates in respect of delayed or cancelled flights distributed in a manner consistent with Continental’s policies and procedures (regardless of whether attributable to Contractor’s operations in the normal course of business);

d.                                      passenger-related interrupted trip costs (including hotel, meal and calling cards vouchers) and baggage handling claims, baggage repairs, baggage delivery costs and oversales distributed or made in a manner consistent with Continental’s policies and procedures (regardless of whether attributable to Contractor’s operations in the normal course of business);

e.                                       as provided by and in consideration of Contractor’s compliance with its obligations under the Fuel Purchasing Agreement, Fuel, Fuel taxes and Fuel into plane charges, including administration fees, if any;

SCHEDULE 3 - 2

f.                                         rent for Terminal Facilities at Continental Airports;

g.                                      ground handling costs at Continental Airports, for which costs Continental is responsible pursuant to the Continental Ground Handling Agreement;

h.                                      technology services related to all passenger services processes; and

i.                                          TSA fees or charges and any other passenger security fees or charges for security at all Continental Airports, but without limiting the parties respective obligations relating to regulatory and other fines pursuant to Article VII.

2.                                       Flight Reconciliation.

a.                                       With respect to Scheduled Flights, for any calendar month in which Contractor’s actual block hours flown exceeds the block hours invoiced pursuant to Paragraph A(1)(a) for such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the difference between the actual block hours flown for Scheduled Flights and such invoiced block hours, multiplied by (ii) the “for each block hour” rate as set forth in Appendix 1 hereto.

b.                                      With respect to Scheduled Flights, for any calendar month for which the block hours invoiced pursuant to Paragraph A(1)(a) exceeds Contractor’s actual block hours flown in such calendar month, then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the difference between such invoiced block hours and the actual block hours flown for Scheduled Flights, multiplied by (ii) the “for each block hour” rate as set forth in Appendix 1 hereto.

c.                                       To the extent consistent with past practice under the capacity purchase agreement between Contractor and Continental in place immediately prior to the date of this Agreement, Contractor’s “actual block hours flown” shall include block hours operated for all completed Scheduled Flights, including those resulting from any unscheduled stop required prior to the completion of a Scheduled Flight, however, “actual block hours flown” shall not include any block hours resulting from or attributable to ground returns or air returns.

3.                                       Flight Cancellation Reconciliation.

a.                                       With respect to Scheduled Flights, for any calendar month in which (x) the actual number of Controllable Cancellations exceeds (y) the product of the FCR Factor multiplied by the total number of actual Scheduled Flight departures (calculated in accordance with past practices) in such calendar month (the “Benchmark Controllable Cancellation Number” for such

SCHEDULE 3 - 3

calendar month), then the reconciliation for such period shall include a payment by Contractor to Continental in an amount equal to the product of (i) the Controllable Completion Factor Incentive Rate set forth on Appendix 2 multiplied by (ii) the number of such excess actual Controllable Cancellations over the Benchmark Controllable Cancellation Number.  The “FCR Factor” shall be an amount equal to (i) for any calendar month beginning prior to December 31, 2011, (A) for the purposes of any calculation pursuant to Paragraph B(3)(a) of this Schedule 3, *** until the completion of three full calendar months following the Effective Date and *** thereafter, and (B) for the for the purposes of any calculation pursuant to Paragraph B(3)(b) of this Schedule 3, ***; and (ii) for any calendar month beginning on or after January 1, 2012, *** minus *** expressed as a decimal rounded to the nearest 1/10,000th.

b.                                      With respect to Scheduled Flights, for any calendar month in which (x) the Benchmark Controllable Cancellation Number for such calendar month exceeds (y) the actual number of Controllable Cancellations in such calendar month, then the reconciliation for such period shall include a payment by Continental to Contractor in an amount equal to the product of (i) the Controllable Completion Factor Incentive Rate as set forth in Appendix 2 multiplied by (ii) the excess of such Benchmark Controllable Cancellation Number over the number of actual Controllable Cancellations.

c.                                       For all purposes of this Agreement, the term Uncontrollable Cancellations shall include the following:

I.                                         After presentation of the Final Monthly Schedule pursuant to Section 2.01(b) of the Agreement, if Continental makes any changes to such schedule (whether through a schedule modification or other communication) that result in a cancellation of a Scheduled Flight, then such cancellation shall constitute an Uncontrollable Cancellation.

II.                                     If any proposed Scheduled Flight on a planned flight schedule involves a flight to a new airport which will be a Contractor Airport, and Contractor experiences a delay in preparing the required facilities and making all necessary arrangements to complete a flight to such airport, which delay either (i) is caused by the Environmental Protection Agency, airport or any other governmental authority, or (ii) occurs after Contractor received less than 90 days’ advance notice of such Scheduled Flight to a new airport and used its commercially reasonable efforts to prepare the required facilities and make all necessary arrangements (all in accordance with the Master Facility and Ground Handling Agreement), and in either case such Scheduled Flight is cancelled,

SCHEDULE 3 - 4

then such cancellation shall constitute an Uncontrollable Cancellation; it being understood that any airport to which Contractor flies on the Effective Date or has previously flown pursuant to this Agreement shall not constitute a “new airport.”

d.                                      For purposes of this Schedule 3, in the event of a Labor Strike, all calculations of the actual number of Controllable Cancellations and the Benchmark Controllable Cancellation Number shall not include any Scheduled Flight cancelled as a result of such Labor Strike.

e.                                       Contractor hereby agrees that each cancellation of a Scheduled Flight shall be designated as either a Controllable Cancellation or an Uncontrollable Cancellation on a basis consistent with Continental’s historical experience and practice with operators of its regional jets.

4.                                       Compensation for Lower Block Hours Scheduled per Covered Aircraft.  If, for any calendar quarter, (A) the product of (x) the number of days in such calendar quarter, multiplied by (y) *** per day, multiplied by (z) the weighted average number of Covered Aircraft, available each day for such calendar quarter (determined as provided below) exceeds (B) the number of scheduled block hours for all Scheduled Flights during such calendar quarter, then within 60 days after the end of such calendar quarter Continental shall pay to Contractor an amount equal to the product of such excess number of hours multiplied by the appropriate rate, determined as set forth in the immediately succeeding sentence; provided, that no payment shall be made for any calendar quarter in which (x) a Labor Strike shall have occurred or (y) Continental reduced the number of scheduled block hours in connection with or in response to Contractor’s failure to remain in material compliance with its obligations arising under this Agreement or any Ancillary Agreement, or otherwise as a result of a material event outside of Continental’s reasonable control (including without limitation grounding of Covered Aircraft, the imposition of flight caps or other material regulatory action involving Covered Aircraft and/or airports serviced or to be serviced by Covered Aircraft).  The appropriate rate to be used for purposes of payment calculation as set forth above shall be determined by using the rate set forth on Appendix 6 to Schedule 3 for the applicable quarter (I) under the column corresponding to the number of consecutive quarters in which the amount described in clause (A) above exceeds the amount described in clause (B) above, and (II) in the row corresponding to the “Scheduled Utilization”, which shall be calculated by taking the block hours referenced in clause (B) above divided by the product of (x) the weighted average number of Covered Aircraft available each day for such calendar quarter (determined as provided below) multiplied by (y) the number of days during such quarter.  For example, if the amount described in clause (A) above exceeds the amount described in clause (B) above for three consecutive quarters and the Scheduled Utilization was *** for the third such quarter, then the rate for such third quarter pursuant to this Paragraph B(4) would be $*** for each block hour that the amount described in clause (A) above exceeds the amount described in clause (B) above.  The weighted average number of Covered Aircraft

SCHEDULE 3 - 5

available each day for such calendar quarter shall be calculated by determining, for each Covered Aircraft other than Spare Aircraft, the number of days during such calendar quarter during which such aircraft was a Covered Aircraft and available for scheduling, and then aggregating such number of days for all Covered Aircraft other than Spare Aircraft, and then dividing such aggregate number of days by the number of days in such calendar quarter.

5.                                       Reconciled Expenses.

a.                                       The following expenses incurred in connection with Scheduled Flights shall be reconciled monthly (except as specifically set forth below) to actual costs (“Reconciled Expenses”):

(i) rent paid by Contractor for Terminal Facilities at Contractor Airports (it being understood, for the avoidance of doubt, that the term “rent” as used herein shall not be deemed to include indemnity or similar payments, irrespective of its definition under any applicable lease, except to the extent such indemnity or similar payment is attributable to the fault or neglect of Continental);

(ii) property taxes (but excluding all other taxes including without limitation income, profits, withholding, employment, social security, disability, occupation, severance, excise ad valorem, sales, use and franchise taxes);

(iii) Aviation Insurance premiums, and deductibles payable by Continental pursuant to Paragraph B(6)(f) below or otherwise payable under Aviation Insurance not part of a combined placement pursuant to Section 6.04; provided, that if Continental and Contractor are not participating in a combined placement pursuant to Section 6.04, then Continental shall not pay to Contractor (A) in respect of premiums payable pursuant to this clause (iii), any amount that is in excess of the amount payable pursuant to Paragraph B(6)(a) or Paragraph B(6)(b) below, as applicable or (B) in respect of deductibles payable pursuant to this clause (iii), any amount that is in excess of maximum amount reimbursable by Continental pursuant to Paragraph B(6)(f) below immediately prior to Contractor ceasing to participate in such combined placement;

(iv) landing fees other than deposits or similar payments (irrespective of the definition of “landing fees” in any applicable airport agreement);

(v) glycol and de-icing costs at Contractor Airports;

(vi) air navigation fees paid to NavCanada (or any Canadian successor thereto) and Servicios a la Navegacion en el Espacio Aereo Mexicano (SENEAM) (or any Mexican successor thereto), in each case in

SCHEDULE 3 - 6

respect of Scheduled Flights, it being understood that any fees paid to secure route authorities (other than in connection with the initiation of routes not previously flown by Contractor), operating certificates, permits and any related costs will not be considered air navigation fees;

(vii) the amount of TSA fees or charges and any other passenger security fees or charges for security at all Contractor Airports, other than such fees and charges for which Continental is or would be entitled to indemnification under Article VII;

(viii) Incentive Program Costs;

(ix) costs of operating ARINC aircraft communications addressing and reporting systems;

(x) landing gear overhaul and Landing Gear LLP costs;

(xi) replacement costs for Engine LLPs that reach their life limit;

(xii) replacement costs for Spare Engine LLPs that reach their life limit, subject to the limitations set forth in Paragraph B(7); and

(xiii) payments made by Contractor for “power-by-the-hour” services under the Engine Maintenance Agreement, or alternate arrangement agreed to by Contractor and Continental, such agreement not to be unreasonably withheld, conditioned or delayed.

The Base Compensation includes allocations of the Reconciled Expenses as set forth in Appendix 3 and with respect to certain Reconciled Expenses, as further provided in Paragraph B(5)(b) below.  If in any month the Contractor’s actual Reconciled Expenses exceed the amount of Reconciled Expenses included in the Base Compensation in accordance with Appendix 3 and with respect to certain Reconciled Expenses as further provided in Paragraph B(5)(b) below for such month, Continental shall pay to Contractor an amount equal to such difference.  If in any month the amount of Reconciled Expenses included in the Base Compensation in accordance with Appendix 3 and with respect to certain Reconciled Expenses as further provided in Paragraph B(5)(b) below for such month exceeds the Contractor’s actual Reconciled Expenses, Contractor shall pay to Continental an amount equal to such difference.

b.                                      The allocations included in Base Compensation for Reconciled Expenses of the type set forth in Paragraph A(1)(d) for any particular month shall be calculated as provided below:

I.                                         The amount of Aviation Insurance costs referred to in clause (iii) of Paragraph B(5)(a) and the amount of TSA fees or charges and any other passenger security fees or charges at all Contractor

SCHEDULE 3 - 7

Airports for security referred to in clause (vii) of Paragraph B(5)(a) included in the Base Compensation for any particular month will be equal to the product of (1) the insurance rate and TSA rates set forth on Appendix 3 multiplied by (2) the Forecasted Passengers for such month.

II.                                     The amount of landing fees referred to in clause (iv) of Paragraph B(5)(a) and the amount of Canada and Mexico air navigation fees referred to in clause (vi) of Paragraph B(5)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the landing fee rate and the Canadian and Mexican air navigation rates set forth in Appendix 3, multiplied by (2) the number of scheduled departures set forth in the Final Monthly Schedule, multiplied by (3) 98%.

III.                                 The amount of landing gear overhaul and Landing Gear LLP costs referred to in clause (x) of Paragraph B(5)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the landing gear overhaul and Landing Gear LLP cost rate set forth in Appendix 3, multiplied by (2) the weighted average number of Covered Aircraft during such month.

IV.                                 The amount of Engine power-by-the-hour costs referred to in clause (xiii) of Paragraph B(5)(a) included in the Base Compensation for any particular month will be equal to the aggregate sum of the following products: (1) the Engine power-by-the-hour costs rate set forth in Appendix 3, multiplied by (2) the number of scheduled block hours set forth in the Final Monthly Schedule, multiplied by (3) 98%.

6.                                       Insurance Costs

a.                                       If Contractor elects not to participate in a combined placement for a particular Aviation Insurance policy, Contractor shall not be reimbursed or otherwise compensated (through adjustments to block hour rates, reconciliation amounts or otherwise) for any Excess Insurance Costs with respect to such policy or for any costs of such policy that are in excess of the Average Peer Group Rate.

b.                                      If Contractor does not participate in a combined placement for a particular Aviation Insurance policy for any reason other than its election not to participate, Continental shall pay to Contractor an amount equal to the Excess Insurance Costs with respect to such policy, but only up to an aggregate policy cost equal to the Average Peer Group Rates.  Contractor shall not be reimbursed or otherwise compensated (through adjustments to

SCHEDULE 3 - 8

block hour rates or otherwise) to the extent that its insurance costs exceed the Average Peer Group Rates.

c.                                       Subject to Paragraph B(6)(d) and Paragraph B(6)(e) below, Contractor will pay to Continental its proportionate share of all combined-placement Aviation Insurance premiums not later than the date that Continental is required under the terms of the applicable policy to pay the policy premiums.  The cost allocation for such combined placements shall be as follows:

I.                                         Hull Coverage Rate. To be determined each year; a dollar amount equal to the combined placement program’s composite whole rate as set forth in the current group policy, multiplied by Contractor’s average fleet value for the policy period, as determined by recognized standard industry methods of valuation consistent with prior practice.

II.                                     Liability Rates. To be determined each year; an amount equal to the combined placement program’s composite liability rate as set forth in the current group policy, multiplied by revenue passenger miles, as determined by recognized standard industry methods consistent with prior practice.

III.                                 War Risk Rate. To be determined each year; an amount equal to the combined placement program’s composite liability war risk rate as set forth in the current group policy, multiplied by revenue passenger miles and onboard passengers, as determined by recognized standard industry methods consistent with prior practice and an amount equal to the combined placement program’s composite hull war risk rate as set forth in the current group policy, multiplied by Contractor’s average fleet value for the policy period, as determined by recognized standard industry methods of valuation consistent with prior practice.

d.                                      In the fiscal quarter subsequent to the next combined policy Aviation Insurance renewal following a Major Loss caused by Continental (or, if such a Major Loss occurs so close to the combined policy insurance renewal date that the effects are not reflected in the next combined policy Aviation Insurance renewal premium amount, then in the fiscal quarter subsequent to the renewal in which the effects are first included), Continental and Contractor agree to determine and allocate the amount of increase in the combined policy Aviation Insurance premiums, if any, to be attributed to such Major Loss (as opposed to a general increase in the premiums) as follows:

I.                                         The parties will compare the combined policy premium increase to premium increases experienced by the five Major Carriers closest to Continental in aggregate revenue passenger miles at the time of such determination, excluding any Major Carrier that experienced a Major Loss within the previous three years.

SCHEDULE 3 - 9

II.                                     The average annual increase in insurance costs for such Major Carriers shall be calculated by (i) subtracting the expiring rates of each such Major Carrier from its new rates, (ii) adding the total of such differences and (iii) dividing the total by the number of Major Carriers whose rates were included in the calculation.

III.                                 The amount that the increase in the combined premiums for Continental and Contractor exceeds the average annual increase in insurance costs calculated pursuant to clause (II) above shall be deemed to be the portion of the increase for such year due to such Major Loss (the “Continental Premium Surcharge Amount”).

IV.                                 The portion of the Continental Premium Surcharge Amount payable by Continental shall be 100% of the Continental Premium Surcharge Amount for the first year following the beginning of such fiscal quarter, 50% of the Continental Premium Surcharge Amount for the second year following the beginning of such fiscal quarter, 25% of the Continental Premium Surcharge Amount for the third year following the beginning of such fiscal quarter, and $0 thereafter.

V.                                     The portion of the Continental Premium Surcharge Amount payable pursuant to clause (IV) above shall be borne solely by Continental and that amount shall be deducted from the aggregate premium amounts included in all cost-sharing calculations between Continental and Contractor.

e.                                       In the fiscal quarter subsequent to the next combined policy Aviation Insurance renewal following a Major Loss caused by Contractor (or, if such a Major Loss occurs so close to the combined policy insurance renewal date that the effects are not reflected in the next combined policy Aviation Insurance renewal premium amount, then in the fiscal quarter subsequent to the renewal in which the effects are first included), Continental and Contractor agree to determine and allocate the amount of increase in the combined policy Aviation Insurance premiums, if any, to be attributed to such Major Loss (as opposed to a general increase in the premiums) as follows:

I.                                         The parties will compare the combined policy premium increase to premium increases experienced by the five Major Carriers closest to those of Continental in aggregate revenue passenger miles at the time of such determination, excluding any Major Carrier that experienced a Major Loss within the previous three years.

II.                                     The average annual increase in insurance costs for such regional airlines shall be calculated by (i) subtracting the expiring rates of each such regional airline from its new rates, (ii) adding the total of such differences and (iii) dividing the total by the number of such regional airlines whose rates were included in the calculation.

SCHEDULE 3 - 10

III.                                 The parties will also calculate the maximum permitted increase in annual premiums which would be permitted if the policy coverage was limited to the insurance limits required to be maintained by Contractor (the “Contractor Premium Surcharge Limit”).

IV.                                 The amount that the Contractor Premium Surcharge Limit exceeds the average annual increase in insurance costs calculated pursuant to clause (II) above shall be deemed to be the portion of the increase for such year due to such Major Loss (the “Contractor Premium Surcharge Amount”).

V.                                     The amount that the increase in the combined premiums for Continental and Contractor exceeds the sum of (x) the average annual increase in insurance costs calculated pursuant to clause (II) above and (y) the Contractor Premium Surcharge Amount shall be deemed to be the portion of the increase for such year due to such Major Loss (the “Contractor Premium Surcharge Overflow Amount”).

VI.                                 The portion of the Contractor Premium Surcharge Amount payable by Contractor shall be 100% of the Contractor Premium Surcharge Amount for the first year following the beginning of such fiscal quarter, 50% of the Contractor Premium Surcharge Amount for the second year following the beginning of such fiscal quarter, 25% of the Contractor Premium Surcharge Amount for the third year following the beginning of such fiscal quarter, and $0 thereafter.

VII.                             The portion of the Contractor Premium Surcharge Overflow Amount payable by Contractor shall be 100% of the Contractor Premium Surcharge Overflow Amount for the first year following the beginning of such fiscal quarter, 50% of the Contractor Premium Surcharge Overflow Amount for the second year following the beginning of such fiscal quarter, 25% of the Contractor Premium Surcharge Overflow Amount for the third year following the beginning of such fiscal quarter, and $0 thereafter.

VIII.                         The portion of the Contractor Premium Surcharge Amount payable pursuant to clause (VI) above shall be borne solely by Contractor and that amount shall be deducted from the aggregate premium amounts included in all cost-sharing calculations between Continental and Contractor.

IX.                                The portion of the Contractor Premium Surcharge Overflow Amount payable pursuant to clause (VII) shall be borne solely by Continental and that amount shall be deducted from the aggregate premium amounts included in all cost-sharing calculations between Continental and Contractor.

f.                                         Contractor shall be reimbursed in full for the aggregate dollar amount of all Aviation Insurance deductibles paid with respect to Regional Airline Services

SCHEDULE 3 - 11

in any calendar year in respect of Aviation Insurance policies placed pursuant to Section 6.04, up to, for any Aviation Insurance policy, the historical annual average of the aggregate dollar amount of such deductibles paid by Contractor for claims made under such policy during the last five full calendar years for which such calculations are available as of such date of determination.

7.                                       Spare Engine LLPs

a.                                       Subject to Paragraph 7(b), Continental shall not be liable for replacement costs attributable to Spare Engine LLPs in an amount in excess of the product of (i) the amount set forth in the applicable invoice for the replacement of such Spare Engine LLP and (ii) a fraction, the numerator of which shall be the product of (x) the number of Covered Aircraft at such time and (y) ***, and the denominator of which shall be the number of Spare Engines at such time.

b.                                      At Continental’s request, Contractor shall cooperate with Continental to allow the replacement costs attributable to Spare Engine LLPs associated with a portion of the Spare Engines to be included in a power-by-the-hour arrangement; provided, that such power-by-the-hour arrangement include Spare Engine LLPs installed on a number of Spare Engines equal to or greater than the product of (x) the number of Covered Aircraft at such time and (y) *** (a “Spare Engine Power-by-the-Hour Arrangement”).  During the effectiveness of any Spare Engine Power-by-the-Hour Arrangement, Continental shall not be liable for any replacement costs attributable to Spare Engine LLPs other than pursuant to such Spare Engine Power-by-the-Hour Arrangement.  The Spare Engines to be included in any Spare Engine Power-by-the-Hour Arrangement shall consist of equal portions of the Spare Engines with the highest Average Remaining Cycle Life and lowest Average Remaining Cycle Life (or, in the event of an odd number of Spare Engines, as equal as possible with one more Spare Engine with the lowest Average Remaining Cycle Life).  The “Average Remaining Cycle Life” for a Spare Engine shall be the sum of the remaining cycle life for each Spare Engine LLP installed on such Spare Engine divided by the total number of Spare Engine LLPs installed on such Spare Engine.

c.                                       Promptly following the effectiveness of any Spare Engine Power-by-the Hour Arrangement, Contractor shall pay to Continental in respect of each Spare Engine that is not included in such arrangement an amount equal to the product of (i) the aggregate amount of Reconciliation Expenses described in clause (xii) of Paragraph B(5)(a) incurred prior to the Spare Engine LLP Reconciliation Date attributable to such Spare Engine LLP and (ii), a fraction, the numerator of which is difference, as of the Reconciliation Date, between the cycle limit on such Spare Engine LLP and the actual number of cycles incurred on such Spare Engine LLP since such part was last replaced, and the denominator of which is the cycle limit on such Spare Engine LLP.

d.                                      With respect to each Spare Engine (other than any Spare Engine for which Contractor has made a payment in accordance with clause (c) above), on the date

SCHEDULE 3 - 12

such Spare Engine ceases to be a Spare Engine, Contractor shall pay to Continental in respect of such Spare Engine an amount equal to the product of (i) the aggregate amount of Reconciliation Expenses described in clause (xii) of Paragraph B(5)(a) attributable to such Spare Engine LLP (other than any Reconciliation Expenses paid pursuant to a Spare Engine Power-by-the-Hour Arrangement) incurred prior to such date attributable to such Spare Engine LLP and (ii), a fraction, the numerator of which is difference, as of such date, between the cycle limit on such Spare Engine LLP and the actual number of cycles incurred on such Spare Engine LLP since such part was last replaced, and the denominator of which is the cycle limit on such Spare Engine LLP.

8.                                       No Reconciliation for Fines, Etc.  Notwithstanding anything to the contrary contained in this Paragraph B, Continental shall not be required to incur any cost or make any reconciliation payment pursuant to this Paragraph B to the extent that such cost or reconciliation payment is attributable to any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Contractor as a result of any violation by Contractor of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.  Continental shall be liable for any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Contractor as a result of any violation by Continental or its agents of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.

SCHEDULE 3 - 13

Schedule 3 Appendices

Appendix 1	Base Compensation Rates
Appendix 2	Controllable Completion Factor Incentives and Rebates
Appendix 3	Reconciliation of Expenses
Appendix 4	Incentive Bonuses/Rebates
Appendix 5	Insurance Rates
Appendix 6	Low Block Hour Utilization Rates

SCHEDULE 3 - 14

Appendix 1 to Schedule 3

Base Compensation Rates

$***	For each block hour
$***	For each Covered Aircraft for each month in the Term

These Base Compensation Rates shall be adjusted to the extent provided pursuant to the terms of Section 3.02 of this Agreement.

Appendix 2 to Schedule 3

Controllable Completion Factor Incentives and Rebates

“Controllable Completion Factor Incentive Rate” shall be $***, as adjusted pursuant to Section 3.02 of this Agreement.

Appendix 3 to Schedule 3

Reconciled	Schedule 3	Statistical
Expense	Reference	Driver	Rate

Terminal Facility Rent at Contractor Airports	Sched3.B.5(a)(i)	***	$	***
Property Taxes	Sched3.B.5(a)(ii)	***	$	***
Aviation Insurance	Sched3.B.5(a)(iii)	***	$	***
Landing Fees	Sched3.B.5(a)(iv)	***	$	***
Glycol and De-icing at Contractor Airports	Sched3.B.5(a)(v)	***	$	***
Canadian and Mexican Air Navigation	Sched3.B.5(a)(vi)	***	$	***
TSA Fees or Charges and any Other Passenger Security Fees or Charges for Security at all Contractor Airports	Sched 3.B.5(a)(vii)	***	$	***
Incentive Programs	Sched 3.B.5(a)(viii)	***	$	***
ARINC System Costs	Sched 3.B.5(a)(ix)	***	$	***
Landing Gear Overhaul and Landing Gear LLP Costs	Sched 3.B.5(a)(x)	***	$	***
Engine LLP Costs	Sched 3.B.5(a)(xi)	***	$	***
Spare Engine LLP Costs	Sched. 3.B.5(a)(xii)	***	$	***
Engine Power-by-the-Hour Costs	Sched 3.B.5(a)(xiii)	***	$	***

*	To be based upon the terms of any Incentive Program entered into pursuant to Section 4.16 of this Agreement.
The rates in this Appendix 3 shall be adjusted from time to time with the mutual agreement of the parties to reflect the actual rates charged to Contractor.

Appendix 4 to Schedule 3

Incentive Bonuses/Rebates

1.             On Time Bonus/Rebate:  For purposes of Paragraph A(2), the bonus or rebate, as the case may be, for on-time performance shall be determined as follows:

a.                                      Contractor’s on-time Scheduled Flight departures to or from each of EWR, CLE and IAH shall be measured monthly. For the purposes of this Appendix 4, a Scheduled Flight departure is an “on time” departure only if such Scheduled Flight actually departed the gate not later than the scheduled departure time. “Excused Departures” are cancelled flights and those Scheduled Flight departures that were prevented from departing on time solely because of weather, ATC, late arriving equipment delays, or departures delayed upon Continental’s request or any combination thereof as determined by Continental in accordance with its systems operations control center delay coding protocol.  As of January 2010, numerical delay codes for weather, ATC, late arriving equipment or Continental’s request are 82, 86, 80, 10, 11, and 13, respectively.

b.                                      If Contractor’s actual percentage of Scheduled Flight on-time departures for any such calendar month to or from any of EWR, CLE or IAH (expressed as a percentage of all of Contractor’s Scheduled Flight departures for any such calendar month to or from such airport, that are not Excused Departures) is above the Monthly Historical Percentage set forth below for such airport, then the reconciliation payment for such month shall include a payment by Continental to Contractor equal to $*** multiplied by the number of Contractor’s actual Scheduled Flight departures (excluding Excused Departures) for such month at such airport, multiplied by the excess of Contractor’s actual percentage of Scheduled Flight on-time departures above such Monthly Historical Percentage. If Contractor’s actual percentage of Scheduled Flight on-time departures for any such calendar month to or from any of EWR, CLE or IAH (expressed as a percentage of all of Contractor’s Scheduled Flight departures for any such calendar month to or from any of EWR, CLE or IAH, respectively, that are not Excused Departures) is below the Monthly Historical Percentage set forth below for such airport, then the reconciliation payment for such month shall include a payment by Contractor to Continental equal to $*** multiplied by the number of Contractor’s actual Scheduled Flight departures (excluding Excused Departures) for such month at such airport, multiplied by the excess of such Monthly Historical Percentage above Contractor’s actual percentage of Scheduled Flight on-time departures.

For purposes of this Appendix 4, the “Monthly Historical Percentage” for any of EWR, CLE or IAH for any month shall equal the average of the actual number of Scheduled Flight on-time departures during the respective calendar month during each of the last five full calendar years prior to the month in question (expressed as percentages of Contractor’s Scheduled Flight departures for any such calendar month to or from any of EWR, CLE or IAH, respectively, that are not Excused Departures); provided, that for the purposes of calculating the Monthly Historical Percentage, for any month of any prior year during which Contractor did not have operations hereunder at such airport, the performance data for such month shall include data for all regional aircraft flights that month that were operated to or from such airport as Continental Connection or Continental Express, to the extent that such historical performance data is available and that Continental in good faith deems reliable and accurate is available (it being acknowledged, for the avoidance of doubt, that if Contractor had operations hereunder to or from such airport during any month, then only Contractor’s performance data to or from such airport that month shall be taken into account for purposes of calculating the Monthly Historical Percentage). Should the processes currently utilized by the air traffic control system in the United States to manage commercial aircraft change in any material way, Contractor and Continental agree, if requested in writing by either party, to meet and confer within the next thirty (30) days, in good faith to adjust the targets.  Additionally, should Continental’s hub flight schedule or ground handling performance materially change from historical performance levels, if requested in writing by either party, Contractor and Continental agree to meet and confer in good faith to adjust the targets.  In either case, should the parties be unable, despite their good faith efforts, to reach an agreement on adjustments to the prospective targets to take into account the effect of such material change, all the on-time incentive provisions (both bonus and rebate) set forth in this Appendix 4 will cease to be of any force or effect from and after the end of such thirty (30) day-period.  Notwithstanding the foregoing definition of Monthly Historical Percentages, the Monthly Historical Percentages for EWR, CLE or IAH for each of the months during the calendar year 2010 is hereby stipulated by the parties as being as follows (it being acknowledged that the Monthly Historical Percentages for months during subsequent calendar years shall be determined as above provided):

	CLE	EWR	IAH
January	***	***	***
February	***	***	***
March	***	***	***
April	***	***	***
May	***	***	***
June	***	***	***
July	***	***	***
August	***	***	***
September	***	***	***
October	***	***	***
November	***	***	***
December	***	***	***

References to “Scheduled Flights” in this Appendix 4 shall not include Maintenance Flights, ferry flights or other non-revenue flights.

2.             Fuel Efficiency Bonus:  At Continental’s expense, Contractor agrees to implement a Fuel efficiency program modeled on Continental’s Fuel program as set forth in Exhibit L following the mutual agreement of Contractor and Continental with respect to the matters set forth in the last sentence of this paragraph.  Contractor acknowledges that such program is the property of

Continental, shall be deemed confidential by Contractor and, for Contractor but not for Continental, shall be subject to the provisions of Section 10.07 of the Agreement. If Contractor achieves the applicable target Fuel efficiency under such program, then Continental shall pay Contractor a Fuel efficiency bonus equal to (a) 10% of the annual Fuel savings attributable to the Fuel efficiency program, less (b) any expenses incurred or reimbursable by Continental under the terms of the program for its development, implementation or management by Contractor.  The program shall specify a measurement period and a Fuel savings measurement mechanism, including target adjustments for stage length, load factor and flight hour to block hour ratio.

Appendix 5 to Schedule 3

Insurance Rates

Insurance Type	Rate		Driver Units

Hull Insurance	$	***	per $100 value

Liability Insurance	$	***	per 1000 RPMs

War Risk Insurance	$	***	per 1000 RPMs and
	$	***	per Passenger

Appendix 6 to Schedule 3

***

SCHEDULE 4

Return Aircraft Sublease — Supplemental Terms

Terms Relating to United 8 Aircraft

The terms of the applicable Return Aircraft Sublease for the United Aircraft listed in Section A.1 of Schedule 2, identified as “United 8 Aircraft,” are modified and supplemented as follows:

Basic Rent

The basic rent payable under each Return Aircraft Sublease for United 8 Aircraft will be the following. The Basic Rent will be $*** per United 8 Aircraft per month, through the period ending at the end of the month in which the total number of aircraft months for the Return Aircraft Subleases for the United 8 Aircraft (measured in the aggregate for all United 8 Aircraft) equals two hundred forty (240) (the “Baseline Date”).  (For purposes of calculating the Baseline Date, if any partial month in which the applicable Return Aircraft Sublease commences on or before the 15th of the month, then such month shall count as a full aircraft month, and, if any partial month in which the applicable Return Aircraft Sublease commences after the 15th of the month, then such month shall not count as any portion of an aircraft month.)  During the month in which the Baseline Date is reached, the basic rent will be $*** per United 8 Aircraft per month for each aircraft month in excess of two hundred forty (240) accrued during such month.  For eighteen months after the Baseline Date, the basic rent will be $*** per United 8 Aircraft per month.  For the nineteenth month after the Baseline Date and for so long thereafter as such Return Aircraft Sublease is in effect, the basic rent will be $*** per United 8 Aircraft per month.  Contractor shall provide reasonable documentation and access to Contractor’s maintenance records so that Continental may substantiate all charges, maintenance events, operational statistics and expenses reimbursable hereunder.  The basic rent for partial months will be pro-rated based on the number of calendar days in such month.  Notwithstanding the payment terms for basic rent set forth in the applicable aircraft sublease, payment of basic rent for the United 8 Aircraft for each month will be made on the first Business Day of such month, or the first Business Day of the term of each applicable Return Aircraft Sublease, if such Return Aircraft Sublease term commences after the first Business Day of any month.

Landing Gear Charge

In addition to the basic rent and engine LLP charges set forth below, Contractor shall also pay to Continental a charge of $*** for every aircraft cycle flown after the sublease term commencement by the United 8 Aircraft for so long as each United 8 Aircraft remains a United 8 Aircraft as compensation for the consumption of landing gear useful life between overhauls, including the consumption of the useful life of landing gear LLP. These charges are non-refundable and are not in any way predicated or contingent upon the performance of any landing gear maintenance, overhaul or parts replacement.  Such payment shall be made on the 15th day of the month following the month of operation (or if such day is not a Business Day, the next Business Day).  If Contractor incurs out-of-pocket expenses for the scheduled overhaul of landing gear, including landing gear LLP replacement expenses (excluding removal and installation

SCHEDULE 4 - 1

expenses and otherwise consistent with Paragraph B(5)(a)(x) of Schedule 3) for landing gear removed from such United 8 Aircraft, then Continental shall reimburse Contractor for such expenses, within 30 days of Contractor’s presentation to Continental of an invoice along with evidence that Contractor has paid all applicable third parties for such material and services.  Contractor shall, in a manner consistent with industry best practices, prolong the life of landing gear assemblies as long as possible before removing for scheduled maintenance.

Engine LLP Charge

In addition to the basic rent and landing gear charges set forth above, Contractor shall also pay to Continental a charge of $*** for every aircraft cycle flown after the Return Aircraft Sublease term commencement by the United 8 Aircraft for so long as each United 8 Aircraft remains a United 8 Aircraft as compensation for the consumption of the useful life of engine LLP.  It being acknowledged that, as of December 22, 2009, Contractor provided the Spare Engines and Contractor and Continental agreed to reduce the above rate of $*** to $*** for the term and any extension thereof of the Return Aircraft Subleases for so long as Contractor continues to provide at least 42 Spare Engines.  To the extent that the number of Spare Engines becomes less than 42 (whether or not periodically unserviceable in the ordinary course of business), the rate of $*** will be increased by $*** for each such Spare Engine up to a maximum rate of $***. These charges are non-refundable and are not in any way predicated or contingent upon the replacement of any engine LLP.  Such payment shall be made on the 15th day of the month following the month of operation (or if such day is not a Business Day, the next Business Day).

Engine LLP Program

If the Engine Maintenance Agreement is amended to provide coverage for life-limited parts for engines (as defined in Contractor’s maintenance program) replacement in exchange for a charge per cycle (or a similar arrangement) (an “LLP Program”) and the engines associated with the United 8 Aircraft pursuant to the applicable Return Aircraft Sublease are included within the scope of such LLP Program, then, upon the commencement of such LLP Program and thereafter, for so long as such engines remain within the scope of an LLP Program, Contractor shall be relieved of its obligation to pay the engine LLP charge described above, conditioned upon Contractor making payment to the maintenance provider of the LLP Program services, for all charges payable under such LLP Program relating to the cycles (or other operable parameter that may be the basis for payment under such LLP Program).  Without limiting Contractor’s right to decide whether or not the engines associated with the United 8 Aircraft are included within the scope of an LLP Program, Contractor shall keep the engines associated with the United Aircraft within the scope of the Engine Maintenance Agreement (excluding any provisions related to such LLP Program), unless otherwise agreed by Continental, and, if so directed by Continental, Contractor shall include the engines associated with the United 8 Aircraft within the scope of the LLP Program, provided, that if the charges to include such engines in the LLP Program exceeds the per cycle fee set forth in the preceding paragraph, then Continental will reimburse Contractor for such excess costs.

SCHEDULE 4 - 2

Engine LLP Replacement Expenses

If Contractor incurs out-of-pocket expenses for replacement of life-limited parts for engines (as defined in Contractor’s maintenance program) for the cycle limit driven replacement of such parts for engines associated under the applicable Return Aircraft Sublease with the United 8 Aircraft (consistent with Paragraph B(5)(a)(xi) of Schedule 3), then Continental shall reimburse Contractor for such expenses, within 30 days of Contractor’s presentation to Continental of an invoice along with evidence that Contractor has paid all applicable third parties for such material and services.  Contractor shall, in a manner consistent with industry best practices, prolong the life of such engine life-limited parts as long as possible before replacement.

Return Aircraft Sublease Term Commencement

The term of each Return Aircraft Sublease for the United 8 Aircraft will commence on the later of the (i) date that such aircraft is released from its status as a Covered Aircraft and no longer providing Regional Airline Services, or (ii) date set forth in the following schedule:  (a) December 29, 2009 for the first two United 8 Aircraft, (b) January 5, 2010 for the third, fourth, fifth and sixth United 8 Aircraft and (c) April 6, 2010 for the seventh and eighth United 8 Aircraft.  Upon transition of such aircraft from Covered Aircraft to United 8 Aircraft, such aircraft shall be fully fueled at Continental’s expense and Contractor shall deliver to Continental a delivery receipt, including a description of operational and maintenance history, in a form reasonably acceptable to Continental.

Return Sublease Term Duration

The average term of all of the Return Aircraft Subleases for the United 8 Aircraft will be thirty (30) months from May 1, 2010; provided, that the minimum term for any such Return Aircraft Sublease is twenty-four (24) months from May 1, 2010; and provided further, that if the thirty (30) month average term described above for such Return Aircraft Subleases is less than the average term of all the United Other Aircraft operated by Contractor pursuant to the United Agreement, then, upon Continental’s election, the term of one or more of such Return Aircraft Subleases for the United 8 Aircraft will be extended such that the average term (measured from May 1, 2010) of all the Return Aircraft Subleases for United 8 Aircraft equals the average term for all of the United Other Aircraft operated by Contractor pursuant to the United Agreement.  If United elects to extend the term of the United Agreement, then Contractor shall immediately notify Continental of such election in writing.

Each time that United extends the term of the United Agreement Continental may extend the term of one or more of the Return Aircraft Subleases for United 8  Aircraft for the term of such extension (but not beyond April 30, 2015), but not more than the number of Return Aircraft Subleases for United 8 Aircraft that would cause the total number of Return Aircraft Sublease for United 8 Aircraft terms extended (including any extension options exercised by Contractor as provided below) to exceed one Return Aircraft Sublease for United 8 Aircraft for every two United Other Aircraft covered by such extension of the United Agreement.  Within twenty (20) days of notice by Contractor to Continental that United has elected to extend the United Agreement, Continental shall

SCHEDULE 4 - 3

provide notice to Contractor identifying the particular Return Aircraft Subleases for United 8 Aircraft that Continental elects to extend, if any, as described above.

Each time that United extends the term of the United Agreement; provided, that Continental is given notice of such election no less than six (6) months prior to the effective date of such extension, Contractor may extend the term of one or more of the Return Aircraft Subleases for United 8 Aircraft for the term of such extension (but not beyond April 30, 2015), but not more than the number of Return Aircraft Subleases for United 8 Aircraft that would cause the total number of Return Aircraft Sublease for United 8 Aircraft terms extended (including any extension options exercised by Continental as provided above) to exceed one Return Aircraft Sublease for United 8 Aircraft for every two United Other Aircraft covered by such extension of the United Agreement.  Within twenty (20) days of notice by Contractor to Continental that United has elected to extend the United Agreement, Contractor shall provide notice to Continental of the number of Return Aircraft Subleases of United 8 Aircraft that Contractor wishes to extend.  Continental shall select the particular United 8 Aircraft for which the Return Aircraft Sublease(s) will be extended.

For the avoidance of doubt, in all events, at such time as the United Agreement terminates as to a United Aircraft, the term of the Return Aircraft Sublease for such aircraft shall terminate and the aircraft shall be returned to Continental in accordance with Section 2.06.

Contractor Representations Regarding the United Agreement

Contractor warrants and represents that (a) of the thirty-two (32) aircraft to be operated by Contractor pursuant to the United Agreement (i) the term for which the United Agreement is applicable to eleven (11) of such aircraft is not less than twenty-four (24) months, (ii) the term for which the United Agreement is applicable to the other eleven (11) aircraft is not less than thirty-six (36) months, and (iii) the term for which the United Agreement is applicable for ten (10) of such aircraft expires no sooner than December 15, 2010, (b) Contractor will immediately notify Continental of any notice provided by United related to any extension of the term of the United Agreement, (c) Contractor will promptly provide notice of any change to the notice provisions of the United Agreement relating to the term thereof, and (d) Contractor will provide a true and correct representation with respect to the term of the United Agreement and any extension options.

Terms Relating to United Other Aircraft and the United Short-Term Aircraft

The terms of the applicable Return Aircraft Sublease for the United Aircraft listed in Section A.2 of Schedule 2, identified as “United Other Aircraft,” and 10 of the aircraft identified in Section B of Schedule 2 as being operated for United (“United Short-Term Aircraft”) are modified and supplemented as follows:

SCHEDULE 4 - 4

Basic Rent

The basic rent payable under each Return Aircraft Sublease for the United Other Aircraft and the United Short-Term Aircraft is set forth in the following table:

***

SCHEDULE 4 - 5

EXHIBIT A
Definitions

13D Person — is defined in clause (iii) of “Change of Control” in this Exhibit A.

Additional Aircraft — is defined in Section 2.04.

Adjustment Date — is defined in Section 3.02.

Administrative Support and Information Services Provisioning Agreement — means that certain Amended and Restated Administrative Support and Information Services Provisioning Agreement, dated as of the Effective Date, among Continental and Contractor and certain of its Affiliates, in the form attached hereto as Exhibit N (or as otherwise agreed or amended).

Affiliate — means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  With respect to any natural person, the term “Affiliate” shall additionally mean (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

Affiliate CPA — means a capacity purchase agreement and accompanying ancillary agreements entered into pursuant to Section 2.07, in each case between Continental and an Affiliate of Contractor that is in the business of providing passenger air service, with terms and conditions identical to the terms of this Agreement and the Ancillary Agreements; provided, that the identity of the parties, the aircraft and the engines shall be revised appropriately; provided further, that the Capacity Purchase Arrangement shall contain (i) representations and warranties by such Affiliate regarding conflicts and defaults coextensive with the representations in Sections 4(g) and 4(h) of the Guarantee, but without any qualification as to knowledge, (ii) provisions in the Guarantee reflecting the then-existing partial ownership (if applicable) of such Affiliate by Guarantor (but otherwise containing the restrictive provisions set forth in Section 5 of the Guarantee as to Guarantor’s then-existing partial ownership) and (iii) cross default provisions similar to Sections 8.02(d) and 8.02(e) but relating to this Agreement, and, unless otherwise agreed by the parties, shall exclude provisions similar to Sections 2.04, 2.06, 2.11, 6.04, 6.05 and 10.01 of this Agreement and, in any provision substantially similar to Section 6.01(a), all references to $*** million shall be $*** million with respect to any aircraft with more than 50  passenger seats.

Affiliate Marks — is defined in Section 4.12.

Agreement — means this Second Amended and Restated Capacity Purchase Agreement, dated as of the Effective Date, among Continental and Contractor, as amended from time to time pursuant to Section 10.04 hereof.

Ancillary Agreements — means each of the agreements entered into by Continental and Contractor substantially in the form of Exhibits B, C, E, F, M, N and P hereto, together with all amendments, exhibits, schedules and annexes thereto (including any ground handling agreements entered into pursuant to Exhibit C), and any other aircraft lease between Continental and Contractor.

Annual Commodity CPI Change — means, for any Adjustment Date, the fraction (expressed as a number rounded to four decimal places) as determined on the 15th day of the immediately preceding month (or the first Business Day thereafter on which relevant Commodity CPI figures are publicly available) equal to the quotient obtained by dividing the simple average of the sum of the Commodity CPI for each of the last twelve months ending with the penultimate month preceding such Adjustment Date by the simple average of the sum of the Commodity CPI for each of the last twelve months ending with such penultimate month of the preceding year.  (As an example, and for illustrative purposes only, the Annual Commodity CPI Change for April 1, 2007 would be equal to 206.827 (the simple average of the sum of the Commodity CPI for the last twelve months ending February 2007) divided by 201.583 (the simple average of the sum of the Commodity CPI for the last twelve months ending February 2006), or 1.0260.)

Annual CPI Change — means, for any Adjustment Date, the fraction (expressed as a number rounded to four decimal places) as determined on the 15th day of the immediately preceding month (or the first Business Day thereafter on which relevant CPI figures are publicly available) equal to the quotient obtained by dividing the simple average of the sum of the CPI for each of the last twelve months ending with the penultimate month preceding such Adjustment Date by the simple average of the sum of the CPI for each of the last twelve months ending with such penultimate month of the preceding year.  (As an example, and for illustrative purposes only, the Annual CPI Change for April 1, 2007 would be equal to 202.335 (the simple average of the sum of the CPI for the last twelve months ending February 2007) divided by 196.500 (the simple average of the sum of the CPI for the last twelve months ending February 2006), or 1.0297.)

Audit Period — is defined in Section 3.05.

Available Labor Strike Withdrawn Aircraft — is defined in Section 2.07(e)

Average Peer Group Rates — means, with respect to any insurance coverage and as of any date of determination, (x) the insurance rates set forth on Appendix 5 to Schedule 3, multiplied by (y) the average percentage increase or decrease, as appropriate, from January 1, 2010 to such date of determination, in the cost of such insurance coverage for the five regional airlines with annual revenue passenger miles closest to those of

Contractor, as determined by available information obtained from public sources or reputable insurance brokers, excluding (i) any such regional airline that experienced a major loss within the previous three years, and (ii) any regional airline whose insurance rates are included with its major airline partner(s).

Average Remaining Cycle Life — is defined in Paragraph B(7)(b) of Schedule 3.

Aviation Insurance — means any airline hull, war risk, or passenger liability insurance.

Base Compensation — is defined in Paragraph A(1) of Schedule 3.

Baseline Date — is defined in Schedule 4.

Basic Rent — is defined, with respect to any Covered Aircraft, in the Covered Aircraft Sublease for such Covered Aircraft.

Benchmark Controllable Cancellation Number — is defined in Paragraph B(3)(a) of Schedule 3.

Business Day — means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Houston, Texas are authorized by law to close.

Capacity Purchase Arrangement — means any capacity purchase agreement or other arrangement whereby one party operates aircraft on behalf of a second party that (i) exercises control over the scheduling of flights for such aircraft and (ii) bears a majority of the financial risk with respect to passenger load on flights for such aircraft.  For the avoidance of doubt, a pro-rate arrangement shall not constitute a “Capacity Purchase Arrangement” for the purposes of this Agreement.

Category 2 Conditions — has the meaning contained in Contractor’s flight operations manual as of the Effective Date.

Cause — means the following, each of which shall constitute a breach of this Agreement: (i) the suspension or revocation of Contractor’s authority to operate as a scheduled airline, (ii) the ceasing of Contractor’s operations as a scheduled airline, other than (A) as a result of a Labor Strike or a non-carrier specific grounding of any of the Contractor Fleets by regulatory or court order or other governmental action or (B) any other temporary cessation for not more than 14 consecutive days, (iii) the occurrence of a Labor Strike that shall have continued for 15 days or (iv) a willful or intentional material breach of this Agreement by Contractor or any Guarantor that substantially deprives Continental of the benefits of this Agreement, which breach shall have continued for 45 days after written notice thereof is delivered by Continental to Contractor.

Change of Control — means:

(i)                                     Parent consolidates with, or merges with or into, a Prohibited Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to a

Prohibited Person, or a Prohibited Person consolidates with, or merges with or into, Parent in any such event pursuant to a transaction in which the voting securities of Parent are converted into or exchanged for cash or securities of a Prohibited Person, except where the holders of voting securities of Parent immediately prior to such transaction own not less than a majority of the voting securities of the surviving or transferee corporation immediately after such transaction, in each case other than any such transaction between Parent on the one hand, and Continental and/or any of its Subsidiaries on the other;

(ii)                                  the direct or indirect acquisition by a Prohibited Person or any Person directly or indirectly controlling a Prohibited Person of beneficial ownership of 15% or more of the capital stock or voting power of Parent;

(iii)                               the direct or indirect acquisition by any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) not described in clause (ii) above, of beneficial ownership of more than 25% of the capital stock or voting power of Parent, other than (A) Continental or its Subsidiaries or (B) any “person” or “group” that is a Person who has a Schedule 13D on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to its holdings of Parent’s voting securities (a “13D Person”), so long as (1) such 13D Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such 13D Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over Parent’s voting securities, (2) such 13D Person was a Person who had a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act with respect to its holdings of Parent’s voting securities, and became a 13D Person pursuant to Rule 13d-1(f)(1), and (3) such 13D Person acquires and continues to have beneficial ownership of Parent’s voting securities pursuant to trading activities undertaken in the ordinary course of such 13D Person’s business and not with the purpose nor the effect, either alone or in concert with any 13D Person, of exercising the power to direct or cause the direction of the management and policies of Parent or of otherwise changing or influencing the control of Parent, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; provided, that a “Change of Control” shall not occur pursuant to this clause (iii) if such “person” or “group” reduces its ownership of the capital stock or voting power of Parent, as the case may be, to less than 25% within 30 days of the acquisition of ownership of at least 25% of such capital stock or voting power;

(iv)                              the liquidation or dissolution of Parent in connection with which Contractor ceases operations as an air carrier;

(v)                                 the sale, transfer or other disposition of all or substantially all of the airline assets of Parent or Contractor on a consolidated basis directly or indirectly to a

Prohibited Person or its Affiliate, whether in a single transaction or a series of related transactions; or

(vi)                              the execution by Parent or Contractor of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses.

Charter Aircraft — is defined in Section 2.06(a).

Commodity Aircraft Deficit — is defined in Section 2.08(h).

Commodity CPI — means (i) the Consumer Price Index for All Urban Consumers — U.S. City Average, All Items less food and energy, Not Seasonally Adjusted Base Period: 1982-84 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor, or (at any time when the Bureau of Labor Statistics is no longer publishing such Index) as published by any other agency or instrumentality of the United States of America, or (ii) at any time after the index described in clause (i) shall have been discontinued, any reasonably comparable replacement index or other computation published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America.  If any such index shall be revised in any material respect (such as to change the base year used for computation purposes), then all relevant determinations under this Agreement shall be made in accordance with the relevant conversion factor or other formula published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America, or (if no such conversion factor or other formula shall have been so published) in accordance with the relevant conversion factor or other formula published for that purpose by any nationally recognized publisher of such statistical information.

Commodity Price — means, for any Business Day, the spot price per barrel of West Texas Intermediate light sweet crude oil for delivery in Cushing, Oklahoma, stated in U.S. Dollars, as published under the heading “Spot Crude Price Assessments: U.S.:WTI” in the issue of Platt’s Oilgram that reports prices effective on such date; provided that if no such price is published on a particular Business Day, then the price for such date shall be the price most recently published prior to such date, and if the above publication ceases to be published during the term hereof, its successor publication shall be used or, if there is no successor, then a comparable published index shall be substituted in replacement thereof.

Commodity Replacement Event — means a First Commodity Replacement Event or a Second Commodity Replacement Event.

Commodity Replacement Period — is defined in Section 2.08(f).

Commodity Withdrawal Event — means a First Commodity Withdrawal Event or a Second Commodity Withdrawal Event.

Commodity Withdrawal Period — is defined in Section 2.08(a).

Continental — means Continental Airlines, Inc., a Delaware corporation, and its successors and permitted assigns.

Continental Airport — means any airport at which Continental provides or arranges for the provision of ground handling services pursuant to the Continental Ground Handling Agreement.

Continental Currencies — means inflight currency coupons issued by Continental that may only be purchased at any Continental eService Center and may only be redeemed for alcoholic beverages or headsets on any Continental or Contractor flight.

Continental Expenses — is defined in Section 3.04(a).

Continental Ground Handling Agreement — means that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version) and Annex B thereto substantially in the form of Exhibit C to the Master Facility and Ground Handling Agreement (or as otherwise agreed or amended) providing for the provision by or on behalf of Continental to Contractor of ground handling services at the airports specified therein.

Continental Hub Airport — means (i) George Bush Intercontinental Airport in Houston, Texas (IAH), Hopkins International Airport in Cleveland, Ohio (CLE) and Liberty International Airport in Newark, New Jersey (EWR), and (ii) as of any date of determination, any other airport at which Contractor operates an average of more than 50 Scheduled Flights per day during the 90 days prior to such date of determination.

Continental Marks — is defined in Exhibit G.

Continental Premium Surcharge Amount — is defined in Paragraph B(6)(d)(III) of Schedule 3.

Contractor — means ExpressJet and its successors and permitted assigns.

Contractor Airport — means (i) any airport at which Contractor provides or arranges for the provision of ground handling services pursuant to the Contractor Ground Handling Agreement, and (ii) any other airport into or out of which Contractor operates any Scheduled Flight and which is not a Continental Airport.

Contractor’s Charter Service — is defined in Section 10.01(b).

Contractor Fleet — means all or any of the following fleets of Covered Aircraft: (i) ERJ Aircraft if such aircraft constitutes one or more Covered Aircraft, (ii) any other type of regional jet aircraft (whether manufactured by Embraer or another manufacturer) if such aircraft constitutes one or more Covered Aircraft, and (iii) any portion of such group of aircraft consisting of one or more models (for example, ERJ-135s and ERJ-145s, or ERJ-145LRs and ERJ-145XRs), or any subgroup of such aircraft as determined from time to time by regulatory or court order or other governmental action (for example, all such aircraft manufactured within specific time frames), in each case, if such aircraft constitutes one or more Covered Aircraft.

Contractor Ground Handling Agreement — means that certain IATA Standard Ground Handling Agreement (April 1993 version) between Continental and Contractor, together with Annex A thereto (Ground Handling Services, April 1993 version) and Annex B thereto substantially in the form of Exhibit D to the Master Facility and Ground Handling Agreement (or as otherwise agreed or amended) providing for the provision by or on behalf of Contractor to Continental of ground handling services at the airports specified therein.

Contractor Marks — is defined in Exhibit H.

Contractor Premium Surcharge Amount — is defined in Paragraph B(6)(e)(IV) of Schedule 3.

Contractor Premium Surcharge Limit — is defined in Paragraph B(6)(e)(III) of Schedule 3.

Contractor Premium Surcharge Overflow Amount — is defined in Paragraph B(6)(e)(V) of Schedule 3.

Contractor Services — is defined in the Master Facility and Ground Handling Agreement.

Controllable Completion Factor Incentive Rate — is defined in Appendix 2 to Schedule 3.

Controllable Cancellation — means a cancellation of a Scheduled Flight that is not an Uncontrollable Cancellation.

Controllable Cancellation Factor — means, for any period of determination, the percentage of Scheduled Flights completed during such period, excluding Uncontrollable Cancellations.

Controllable On-Time Departure — means a flight departing within 15 minutes of scheduled departure time, as determined solely by ACARS, excluding (i) cancelled flights, (ii) flights impacted by ATC or weather-related delays, (iii) flights impacted by Labor Strike, (iv) unscheduled, extra section or diversion departures, or (v) departures delayed upon Continental’s request and not otherwise impacted by weather or ATC.

Controllable On-Time Departure Rate — means, for any period of determination, the percentage of Scheduled Flights that are Controllable On-Time Departures.

Covered Aircraft — means all of the aircraft listed on Schedule 1 (as amended from time to time pursuant to the provisions of this Agreement) and presented for service by Contractor, as adjusted from time to time for additions and withdrawals pursuant to Article II, Section 4.18, Article VIII and Section 10.01(b) (it being understood by the parties hereto that Schedule 1 shall be revised from time to time to reflect any such additions and withdrawals).

Covered Aircraft Sublease — means the Amended and Restated Covered Aircraft Sublease (or a lease) substantially in the form of the Exhibit B (or as otherwise agreed or amended) between Continental and Contractor, pursuant to which Contractor subleases (or leases) a Covered Aircraft from Continental.

CPA Aircraft — means any regional aircraft operated by (i) Contractor under a Capacity Purchase Arrangement (including this Agreement) with Continental and (ii) an Affiliate of Contractor under a Capacity Purchase Arrangement or Affiliate CPA entered into as a result of Contractor’s election pursuant to Section 2.04, 2.05, 2.07 or 2.08; but excluding (x) Make-Whole Aircraft and (y) following the United Merger, any aircraft subject to a Capacity Purchase Arrangement between either Contractor or, in the event of a merger of Contractor and Atlantic Southeast Airlines, Inc. (“ASA”), ASA and United, which Capacity Purchase Arrangement was in effect as of the earlier of (a) the Effective Date or (b) the effective time of the United Merger.  For the avoidance of doubt, regional aircraft operated by SkyWest Airlines, Inc. (“SA”) for United shall not be CPA Aircraft except to the extent such aircraft are operated by SA as a result of the provisions of Section 2.04, 2.05, 2.07 or 2.08 hereof.

CPA Records — is defined in Section 3.05.

CPA Target Income — is defined in Section 3.07.

CPI — means (i) the Consumer Price Index for All Urban Consumers — U.S. City Average, All Items, Not Seasonally Adjusted Base Period: 1982-84 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor, or (at any time when the Bureau of Labor Statistics is no longer publishing such Index) as published by any other agency or instrumentality of the United States of America, or (ii) at any time after the index described in clause (i) shall have been discontinued, any reasonably comparable replacement index or other computation published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America.  If any such index shall be revised in any material respect (such as to change the base year used for computation purposes), then all relevant determinations under this Agreement shall be made in accordance with the relevant conversion factor or other formula published by the Bureau of Labor Statistics or any other agency or instrumentality of the United States of America, or (if no such conversion factor or other formula shall have been so published) in accordance with the relevant conversion factor or other formula published for that purpose by any nationally recognized publisher of such statistical information.

Disposed Aircraft — means any aircraft withdrawn from the capacity purchase provisions of this Agreement pursuant to Section 2.08 which, subsequent to such withdrawal, either (a) has been returned (or is subject to a binding commitment to be returned in connection with such withdrawal) to the head lessor, security trustee or any financing party under an applicable head lease, mortgage or security agreement, whether in connection with the end of the term of such lease, or otherwise, (b) has been sold, assigned, leased or otherwise transferred (or is subject to a binding commitment for sale, assignment, lease or transfer in connection with such withdrawal) by Continental to a third party, or (c) is the subject of an impairment or restructuring charge by Continental.

DOT — means the United States Department of Transportation.

Effective Date — means November 12, 2010.

Embraer — means Empresa Brasileira de Aeronautica S.A., a Brazilian corporation with its principal place of business in Sao Paulo, Brazil.

Embraer Contract — means, collectively, Purchase Agreement No. GPJ-003/96 between Embraer and XJT Holdings, Inc., dated August 5, 1996, Letter of Agreement No. GPJ-004/96 between Embraer and XJT Holdings, Inc., dated August 5, 1996, Letter of Agreement No. PCJ-004A/96 among Embraer, Continental and XJT Holdings, Inc., dated August 31, 1996, Purchase Agreement No. DCT-054/98, between Embraer and XJT Holdings, Inc., dated December 23, 1998, Letter of Agreement No. DCT-059/2000 between Embraer and XJT Holdings, Inc., dated October 27, 2000, Letter of Agreement No. DCT-055/98 between Embraer and XJT Holdings, Inc., dated December 23, 1998, Letter of Agreement No. DCT-058/2000 between Embraer and XJT Holdings, Inc., dated October 27, 2000, and EMB-135 Financing Letter of Agreement among Continental, Embraer and XJT Holdings, Inc., dated March 23, 2000, in each case including such amendments and supplements as were incorporated by reference in XJT Holding Inc.’s registration statement on Form S-1 (Registration No. 333-64808) as Exhibits 10.12 — 10.19 thereto.

Engine — means any jet aircraft engine that constitutes an “Engine,” as such term is defined in a Covered Aircraft Sublease for a jet aircraft, under such Covered Aircraft Sublease.

Engine LLP — means Engine life-limited parts as defined in the Engine Maintenance Agreement, excluding any Spare Engine LLP.

Engine Maintenance Agreement — means the contract entered into between Contractor and Rolls Royce Corporation, dated as of September 28, 2004 for the maintenance of the Engines, as amended and supplemented or replaced from time to time.

ERJ Aircraft — means any Embraer ERJ-135 or ERJ-145 aircraft.

Excess Insurance Costs — means, in respect of any insurance policy obtained by Contractor, the cost of such insurance coverage, if any, in excess of the amount such insurance coverage would have cost if Contractor and Continental had participated in a combined placement pursuant to Section 6.04.

Exchange Act — is defined in clause (iii) of “Change of Control” in this Exhibit A.

Excused Departure — is defined in Appendix 4 to Schedule 3.

Existing CPA — is defined in the first whereas clause to this Agreement.

Expiration Aircraft — is defined in Section 2.04.

ExpressJet — means ExpressJet Airlines, Inc., a Delaware corporation.

FAA — means the United States Federal Aviation Administration.

FCR Factor — is defined in Paragraph B(3)(a) of Schedule 3.

Final Monthly Schedule — means the final schedule of Scheduled Flights for the next calendar month delivered by Continental to Contractor pursuant to Section 2.01(b).

First Commodity Replacement Event — means any date, from time to time, after Continental shall have exercised its right under Section 2.08(a) and on which, for the 90 days immediately preceding such date, the average Commodity Price shall have been $*** per barrel or lower; provided, that the measurement period for any First Commodity Replacement Event may not overlap with the measurement period for any Commodity Withdrawal Event for which a notice is delivered by Continental pursuant to Section 2.08(b) (and thus may not begin until the day after the date of any Commodity Withdrawal Event, if any, that may otherwise have occurred during such 90-day period).

First Commodity Withdrawal Event — means any date, from time to time, on which, for the 90 days immediately preceding such date, the average Commodity Price shall have been $*** per barrel or higher; provided, that the measurement period for any First Commodity Withdrawal Event may not overlap with the measurement period for any Commodity Replacement Event for which a notice is delivered pursuant by Contractor to Section 2.08(g) (and thus may not begin until the day after the date of any Commodity Replacement Event, if any, that may otherwise have occurred during such 90-day period).

Flight Cancellation Reconciliation — is defined in Paragraph B(3) of Schedule 3.

Flight Hour Agreements — means, collectively, (i) the Engine Maintenance Agreement, (ii) that certain agreement relating to Avionics between Contractor and Honeywell, (iii) that certain agreement relating to Starter Control System between Contractor and Honeywell, (iv) that certain agreement relating to Lighting between Contractor and Honeywell, (v) that certain agreement relating to PRSOV between Contractor and Honeywell, (vi) that certain agreement relating to AHRS between Contractor and Honeywell, (vii) that certain agreement relating to Sensors between Contractor and Goodrich, (viii) that certain agreement relating to Access between Contractor and Goodrich, (ix) that certain agreement relating to ECS between Contractor and Hamilton Sundstrand, (x) that certain agreement relating to Wheels and Brakes between Contractor and Goodrich, (xi) that certain agreement relating to Tires between Contractor and Goodyear, (xii) that certain agreement relating to APU between Contractor and Hamilton Sundstrand, in each case in effect as of the Effective Date, and (xiii) any replacement of any of the foregoing which has been approved by Continental pursuant to Section 10.18.

Flight Related Revenue — is defined in Section 2.02.

Forecasted Passengers — means, for any month, the forecasted Revenue Onboards derived from the Final Monthly Schedule for the previous month.

Fuel — means any fuel customarily used as aviation fuel.

Fuel Purchasing Agreement — means that certain Fuel Purchasing Agreement, dated as of the Effective Date, between Continental and Contractor, in the form attached hereto as Exhibit F (or as otherwise agreed or amended).

Growth Aircraft — is defined in Section 2.04(a).

Guarantor — means each of (i) Parent, (ii) ExpressJet Holdings, Inc., a Delaware corporation, (iii) XJT Holdings, Inc., a Delaware corporation, and (iv) Atlantic Southeast Airlines, Inc., a Georgia corporation.

Guaranty — means that certain Guaranty Agreement, dated as of the Effective Date, between Guarantor and Continental.

Identification — means the Continental Marks, the aircraft livery set forth on Exhibit G, the Continental flight code and other trade names, trademarks, service marks, graphics, logos, employee uniform designs, distinctive color schemes and other identification selected by Continental in its sole discretion for the Regional Airline Services to be provided by Contractor, whether or not such identification is copyrightable or otherwise protected or protectable under federal law.

Incentive Program Costs — means the out-of-pocket costs or expenses arising directly from the implementation of any incentive program implemented pursuant to Section 4.16, excluding overhead and general operating expenses, including, without limitation, salaries.

Indemnified Party — is defined in Section 7.03.

Indemnifying Party — is defined in Section 7.03.

Indemnity Notice — is defined in Section 7.03.

Invoiced Amount — is defined in Section 3.06(a).

Labor Strike — means a labor dispute, as such term is defined in 29 U.S.C. Section 113(c) involving Contractor and some or all of its employees, which dispute results in a union-authorized strike resulting in a work stoppage.

Landing Gear LLP — means life-limited parts for landing gear as defined in Contractor’s maintenance program.

LLP Program — is defined in Schedule 4.

Maintenance Flight — is defined in Section 2.01(c).

Major Carrier — means an air carrier (other than Continental and its successors and any Subsidiary thereof), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof).

Major Loss — means an aviation-related accident or incident that results in the combined policy insurance providers establishing a reserve in an amount greater than the aggregate combined base premium amount for the year in which such accident or incident occurs, net of contribution from or subrogation against any third parties.

Make-Whole Aircraft — is defined in Section 2.04(d).

Master Facility and Ground Handling Agreement — means that certain Master Facility and Ground Handling Agreement, dated as of the Effective Date, between Continental and Contractor, in the form attached hereto as Exhibit C (or as otherwise agreed or amended).

Minimum Percentage — is defined in Section 2.04(c).

Monthly Historical Percentage — is defined in Appendix 4 to Schedule 3.

Non-Revenue Pass Travel Privileges — means (i) business-related positive space travel privileges and (ii) standby business and personal use travel privileges.

Other Subleased Aircraft — means all aircraft (i) identified in Section D of Schedule 2 or (ii) listed on Schedule 1 or Schedule 2 (other than Covered Aircraft) that are subleased by Continental from time to time.

Parent — means SkyWest, Inc., a Utah corporation, and its successors and permitted assigns.

Parked Aircraft — means all aircraft identified in Section C of Schedule 2, as adjusted from time to time if and when any such aircraft become Covered Aircraft or Other Subleased Aircraft.

Person — means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

Prohibited Person — means (i) an air carrier (other than Continental and its successors and any Subsidiary thereof or Parent or any Guarantor), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination (or the U.S. dollar equivalent thereof), and (ii) any executive officer, as of the Effective Date or any date of determination, of an air carrier (other than Continental and its successors and any Subsidiary thereof), the consolidated annual revenues of which for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold as of the date of determination and any entity in which such current executive officer is an officer or 10% shareholder.

Prohibited Transfer — is defined in Section 5.03.

Proposed Schedule — is defined in Section 2.01(b).

Rate Reset Aircraft — is defined in Section 2.11(b).

Reasonable Operating Constraints and Conditions — means the operating constraints and conditions for Scheduled Flights set forth on Exhibit J.

Reconciled Expenses — is defined in Paragraph B(5)(a) of Schedule 3.

Regional Airline Services — means the provisioning by Contractor to Continental of Scheduled Flights and related ferrying using the Covered Aircraft in accordance with this Agreement.

Replacement Aircraft — is defined in Section 2.05(a).

Replacement Date — is defined in Section 2.05(b).

Reset Rate — is defined in Section 2.11(b).

Return Aircraft Sublease — means the sublease (or lease) in effect immediately prior to the Effective Date between Continental and Contractor, pursuant to which Contractor subleases (or leases) a United Aircraft or a Charter Aircraft from Continental.

Revenue Onboard — means one revenue-generating passenger on one flight segment, regardless of whether such flight segment is all or part of such passenger’s entire one-way flight itinerary.

Revenue Threshold — means five hundred million dollars ($500,000,000) as such amount may be increased based on the amount by which, for any date of determination, the most recently published CPI has increased to such date above the CPI for calendar year 2000.  For purposes hereof, the CPI for calendar year 2000 is the monthly average of the CPI for the twelve months ending on December 31, 2000.

Savings — is defined in Section 3.07.

Scheduled ASMs — means, for any period of calculation, the available seat miles for all Scheduled Flights during such period of calculation.

Scheduled Flight — is defined in Section 2.01(b).

Second Commodity Replacement Event — means any date, from time to time, after Continental shall have exercised its right under Section 2.08(a) and on which, for the 90 days immediately preceding such date, the average Commodity Price shall have been $*** per barrel or lower; provided, that the measurement period for any Second Commodity Replacement Event may not overlap with the measurement period for any Commodity Withdrawal Event for which a notice is delivered by Continental pursuant to

Section 2.08(b) (and thus may not begin until the day after the date of any Commodity Withdrawal Event, if any, that may otherwise have occurred during such 90-day period).

Second Commodity Withdrawal Event — means any date, from time to time, on which, for the 90 days immediately preceding such date, the average Commodity Price shall have been $*** per barrel or higher; provided, that the measurement period for any Second Commodity Withdrawal Event may not overlap with the measurement period for any Commodity Replacement Event for which a notice is delivered by Contractor pursuant to Section 2.08(g) (and thus may not begin until the day after the date of any Commodity Replacement Event, if any, that may otherwise have occurred during such 90-day period).

Similar Economic Term Transaction — is defined in Section 2.05(a).

SkyWest Merger — means the legal merger contemplated by the Agreement and Plan of Merger, dated as of August 3, 2010, by and among Parent, Express Delaware Merger Co., an indirect, wholly-owned subsidiary of Parent, and ExpressJet Holdings, Inc., the parent of Contractor.

Spare Aircraft — means any Covered Aircraft that is designated by Contractor as spare aircraft pursuant to Section 2.01(d), which may be used by Contractor to replace another aircraft in the operation of a Scheduled Flight that otherwise would be cancelled or as otherwise provided in Section 2.01(d).

Spare Engine — means all of the engines listed on Section E of Schedule 2; provided, that any engine that (i) ceases to be used from time to time in support of Covered Aircraft or (ii) becomes subject to an arrangement pursuant to which it is expected to be used in support of aircraft other than Covered Aircraft, Charter Aircraft or United Aircraft shall cease to be a Spare Engine (it being understood by the parties hereto that Section E of Schedule 2 shall be revised from time to time to remove engines that are no longer Spare Engines and to include engines that are in replacement as agreed by Continental and Contractor).

Spare Engine LLP — means engine life-limited parts as defined in the Engine Maintenance Agreement and installed on Spare Engines.

Spare Engine LLP Reconciliation Date — is defined in Paragraph B(7)(d) of Schedule 3.

Spare Engine Power-by-the-Hour Arrangement — is defined in Paragraph B(7)(b) of Schedule 3.

Storage Sublease — means the Storage Sublease (or a lease) substantially in the form of the Exhibit P(1) (or as otherwise agreed or amended) between Continental and Contractor, pursuant to which Contractor subleases (or leases) a Parked Aircraft, Other Subleased Aircraft or other aircraft from Continental pursuant to the terms of this Agreement.

(1)  Form of Storage Sublease to be agreed upon by Contractor and Continental prior to the Effective Date with both parties acting reasonably and in good faith

Storage Sublease shall also include any deemed Storage Sublease as provided in Section 2.09(c).

Subsidiary — means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture, limited liability company, joint stock company or any other form of business or professional entity, in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

System Flight Disruption — means the failure by Contractor to complete at least ***% of the aggregate Scheduled ASMs in any three consecutive calendar months, or at least ***% of the aggregate Scheduled ASMs in any consecutive 45-day period, in each case excluding the effect of Uncontrollable Cancellations; provided, that if the average number of block hours flown per Covered Aircraft during such period is more than the average number of block hours flown per Covered Aircraft during the three consecutive calendar months (or 45 days, as applicable) immediately preceding the period first measured, then the calculation for purposes of this definition shall disregard that number of Scheduled ASMs for such period as is necessary to reduce the average number of block hours flown per Covered Aircraft during such period to the average number of block hours flown per Covered Aircraft during prior three consecutive calendar month period (or 45 days, as applicable); provided further, that a System Flight Disruption shall be deemed to continue until the next occurrence of a single calendar month in which Contractor completes at least ***% of the aggregate Scheduled ASMs; and provided further, that completions and cancellations of Scheduled Flights on any day during which a Labor Strike is continuing shall not be taken into account in the foregoing calculations.

Target Savings — is defined in Section 3.07.

Term — has the meaning set forth in Section 8.01, as earlier terminated pursuant to Section 8.02, if applicable, and any Wind-Down Period.

Terminal Facilities — means “Terminal Facilities” as such term is defined in the Master Facility and Ground Handling Agreement.

Termination Date — means the date of early termination of this Agreement, as provided in a notice delivered from one party to the other pursuant to Section 8.02, or, if no such early termination shall have occurred, the date of the end of the Term.

TSA — means the United States Transportation Security Administration.

Uncontrollable Cancellation — means a cancellation of a Scheduled Flight that is (A) solely weather-related, air traffic control-related or an event described in Paragraph B(3)(c) of Schedule 3, in each case as coded on Contractor’s operations reports in accordance with Continental’s standard coding policies and pursuant to Paragraph B(3)(e) of Schedule 3, it being understood and agreed that if Continental’s operations are subject to the same circumstance giving rise to the cancellation and Continental does not cancel flights as a result (except where such circumstances apply differently to Contractor’s aircraft type and Continental’s aircraft type), such cancellation shall be a Controllable Cancellation, (B) flights cancelled due to aircraft damage caused by Continental or its agents, (C) the result of a non-carrier specific grounding of any Contractor Fleet by regulatory or court order or other governmental action, (D) cancellations on any day during which a Labor Strike is continuing or (E) cancellations due to extraordinary events beyond Contractor’s reasonable control, it being understood and agreed that if Continental’s operations are subject to the same circumstance giving rise to the cancellation and Continental does not cancel flights as a result, such cancellation shall be a Controllable Cancellation.

United — means United Airlines, Inc., a Delaware corporation, and its successors and assigns.

United 8 Aircraft — is defined in Section 2.06(a).

United Agreement — means that certain United Express Agreement, as amended, dated December 1, 2009, by and among Contractor and United.

United Aircraft — is defined in Section 2.06(a).

United Merger — means the legal merger contemplated by the Agreement and Plan of Merger, dated as of May 2, 2010, by and among UAL Corporation, Continental and JT Merger Sub Inc.

United Other Aircraft — is defined in Section 2.06(a).

United Short-Term Aircraft — is defined in Section 2.06(a).

Wind-Down Period — means the period after the Termination Date and until the time when the last Covered Aircraft has been withdrawn from the capacity purchase provisions of this Agreement.

Wind-Down Schedule — means the schedule, determined as provided in Article VIII of this Agreement, for Covered Aircraft to be withdrawn from the capacity purchase provisions of this Agreement.

Withdrawal/Rate Reset Notice — is defined in Section 2.11(b).